Filed Pursuant to Rule 424 (b)(2)
Registration No. 333-131237 and 333-131237-01
2,500,000 WITS
Wachovia Capital Trust III
5.80% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities
(liquidation amount $1,000 per security)
fully and unconditionally guaranteed, as described herein, by
Wachovia Corporation
       The 5.80% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities, or “Normal WITS,” are beneficial interests in Wachovia Capital Trust III, a Delaware statutory trust. The trust will pass through, as distributions on or redemption price of Normal WITS, amounts that it receives on its assets that are the “corresponding assets” for the Normal WITS, and your financial entitlements as a holder of Normal WITS generally will correspond to the trust’s financial entitlements as a holder of corresponding assets. The corresponding assets for each Normal WITS, with its $1,000 liquidation amount, initially will be $1,000 principal amount of our Remarketable Junior Subordinated Notes due 2042, or “Junior Subordinated Notes,” and a 1/100th, or $1,000, interest in a stock purchase contract between the trust and Wachovia Corporation under which the trust agrees to purchase, and we agree to sell, on the stock purchase date, one share of our Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, or “Preferred Stock,” for $100,000 and we agree to make contract payments to the trust. The trust will pledge the Junior Subordinated Notes and their proceeds to secure its obligation to pay the purchase price under the related stock purchase contracts. We expect the stock purchase date to be March 15, 2011, but in certain circumstances it may occur on an earlier date or as late as March 15, 2012. From and after the stock purchase date, the corresponding asset for each Normal WITS will be a 1/100th, or $1,000, interest in one share of Preferred Stock.
       Assuming that we do not elect to defer contract payments or interest payments on the Junior Subordinated Notes or to skip dividends on the Preferred Stock, holders of Normal WITS will receive distributions on the $1,000 liquidation amount per Normal WITS:

•	from February 1, 2006 through the later of March 15, 2011 and the stock purchase date, at a rate per annum of 5.80%, payable semi-annually on each March 15 and September 15 (and on the stock purchase date, if not a March 15 or September 15), and

•	thereafter at a rate per annum equal to the greater of (x) three-month LIBOR for the related distribution period plus 0.93% and (y) 5.56975%, payable quarterly on each March 15, June 15, September 15 and December 15 (or if any such date is not a business day, on the next business day).
Distributions will be cumulative through the stock purchase date and non-cumulative thereafter.
       The Normal WITS are perpetual and the trust will redeem them only to the extent we redeem the Preferred Stock. We may redeem the Preferred Stock at any time on or after the later of March 15, 2011 and the stock purchase date.
       Investors may exchange Normal WITS and treasury securities having a $1,000 principal amount per Normal WITS for like amounts of Stripped WITS and Capital WITS, which are also beneficial interests in the trust. Each Stripped WITS corresponds to a 1/100th interest in a stock purchase contract and $1,000 principal amount of treasury securities, and each Capital WITS corresponds to $1,000 principal amount of Junior Subordinated Notes.
       The trust will apply to list the Normal WITS on the New York Stock Exchange under the symbol “WBTP.” Trading of the Normal WITS on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Normal WITS.
       See “Risk Factors” beginning on page 25 of this prospectus to read about factors you should consider before buying WITS.

       These securities have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission or the Commissioner of Insurance of the state of North Carolina nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Normal	Discounts and	Total
	WITS	Commissions	(1)(2)

Initial public offering price	$1,000	(2)	$2,500,000,000
Proceeds, before expenses and commissions, to Wachovia Corporation	$1,000	(2)	$2,500,000,000

(1)	The initial public offering price does not include accrued distributions, if any, on the Normal WITS from February 1, 2006 to the date of delivery.

(2)	In view of the fact that the proceeds of the sale of the Normal WITS will be invested in the Junior Subordinated Notes, we have agreed to pay the underwriters, as compensation for arranging the investment therein of such proceeds, $25 per Normal WITS (or $62,500,000 in the aggregate). See “Underwriting.”

       The underwriters expect to deliver the Normal WITS in book-entry form only, through the facilities of The Depository Trust Company, against payment on February 1, 2006.
       Wachovia Capital Markets, LLC may use this prospectus in the initial sale of the Normal WITS and Wachovia Capital Markets, LLC or an affiliate may use this prospectus thereafter in market-making transactions in WITS. Unless Wachovia Capital Markets, LLC or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.
Wachovia Securities
Goldman, Sachs & Co.

Loop Capital Markets, LLC	Ramirez & Co., Inc.

Prospectus dated January 25, 2006.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WACHOVIA OR THE TRUST SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

ABOUT THIS PROSPECTUS
       This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC.” The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”
       When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference, and the final term sheet, which will contain solely a description of the Normal WITS and will be made available to you at the time of pricing. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.
       One or more of our subsidiaries, including Wachovia Capital Markets, LLC, may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale. Wachovia Capital Markets, LLC and Wachovia Securities, LLC, another of our subsidiaries, each conduct business under the name “Wachovia Securities.” Any reference in this prospectus to “Wachovia Securities” means Wachovia Capital Markets, LLC, unless otherwise mentioned or unless the context requires otherwise.
       Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Wachovia,” “we,” “us,” “our” or similar references mean Wachovia Corporation and its subsidiaries, and references to the “Trust” mean Wachovia Capital Trust III.
       An index of terms used in this prospectus with specific meanings appears on the inside back cover of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
       We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.
       The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future (except, in either case, for such information that is deemed “furnished” to the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or “Exchange Act,” until the offering of securities by means of this prospectus is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	Current Reports on Form 8-K, filed with the SEC on the following dates, excluding in each case any information deemed to be “furnished”: January 5, 2005, January 14, 2005, January 19, 2005, April 15, 2005, May 2, 2005, June 22, 2005, July 19, 2005, August 16, 2005, September 12, 2005, October 17, 2005, November 29, 2005, December 22, 2005, January 3, 2006 and January 19, 2006.
       You may obtain any of the documents incorporated by reference in this prospectus through our website, www.wachovia.com/investor. In addition, you may request a copy of these filings and copies of the documents referenced herein, at no cost, by writing or telephoning us at the following address:
Wachovia Corporation
Investor Relations
301 South College Street
Charlotte, North Carolina 28288-0206
(704) 374-6782
       Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.
FORWARD-LOOKING STATEMENTS
       This prospectus contains or incorporates statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to” or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

SUMMARY
       This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the WITS or any of their component securities. You should read this entire prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information.”
Wachovia Corporation
       Wachovia is a financial holding company organized under the laws of North Carolina and registered under the Bank Holding Company Act. Wachovia has approximately 3,100 full service financial centers, more than 700 retail brokerage offices and approximately 5,100 ATM locations. Wachovia offers a comprehensive line of consumer and commercial banking products and services, personal and commercial trust, investment advisory, insurance, securities brokerage, investment banking, mortgage, credit card, cash management, international banking and other financial services.
       At September 30, 2005, Wachovia had consolidated total assets of approximately $532 billion, consolidated total deposits of approximately $320 billion and consolidated stockholders’ equity of approximately $47 billion. Based on total assets at September 30, 2005, Wachovia was the fourth largest bank holding company in the United States.
       Wachovia’s principal executive office is: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288, telephone number: (704) 374-6782.
Wachovia Capital Trust III
       Wachovia Capital Trust III, or “Trust,” is a perpetual statutory trust created under Delaware law. The Trust exists for the exclusive purposes of:

•	issuing the WITS and the Trust Common Securities;

•	investing the gross proceeds of the WITS and the Trust Common Securities in Junior Subordinated Notes;

•	entering into the Stock Purchase Contract Agreement and holding the Stock Purchase Contracts;

•	holding Junior Subordinated Notes, certain U.S. treasury securities, and an interest-bearing deposit with Wachovia Bank, N.A., and pledging them to secure the Trust’s obligations under the Stock Purchase Contracts;

•	purchasing the Preferred Stock pursuant to the Stock Purchase Contracts on the Stock Purchase Date and holding it thereafter;

•	selling Junior Subordinated Notes in a Remarketing; and

•	engaging in only those activities necessary or incidental thereto.
       The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be U.S. Bank National Association, as the “Property Trustee,” U.S. Bank Trust National Association, as the “Delaware Trustee,” and two or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.
       The principal executive office of the Trust is c/o Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288, telephone number: (704) 374-6782.

The Offering
       This summary includes questions and answers that highlight selected information from this prospectus to help you understand the WITS, the Junior Subordinated Notes and the Preferred Stock.
What are the WITS?
       The WITS and the common securities issued concurrently by the Trust to us, or “Trust Common Securities,” represent beneficial interests in the Trust. The Trust’s assets consist solely of:

•	Remarketable Junior Subordinated Notes due 2042, or “Junior Subordinated Notes,” issued by us to the Trust;

•	contracts, or “Stock Purchase Contracts,” for the Trust to purchase shares of our Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 Liquidation Preference per share, or “Preferred Stock,” from us on a date, or “Stock Purchase Date,” that we expect to be March 15, 2011 but may in certain circumstances be an earlier date or be deferred for quarterly periods until as late as March 15, 2012;

•	in the event holders exchange Normal WITS and treasury securities for Stripped WITS and Capital WITS, as described under “What are Stripped WITS and Capital WITS, and how can I exchange Normal WITS for Stripped WITS and Capital WITS?”, treasury securities;

•	after a successful Remarketing of the Junior Subordinated Notes, an interest-bearing deposit with Wachovia Bank, N.A.; and

•	after the Stock Purchase Date, shares of Preferred Stock.
Each holder of WITS will have a beneficial interest in the Trust but will not own any specific Junior Subordinated Note, Stock Purchase Contract, substituted treasury security, deposit or share of Preferred Stock. However, the Trust Agreement under which the Trust operates defines the financial entitlements of each class of beneficial interests in the Trust in a manner that causes those financial entitlements to correspond to the financial entitlements of the Trust in the assets of the Trust that are the “corresponding assets” for such class.
       The Trust will issue the WITS in three classes that will correspond to different assets of the Trust. Each WITS will have a liquidation amount of $1,000. At completion of the offering, the only beneficial interests in the Trust that will be outstanding are the Normal WITS offered by this prospectus and the Trust Common Securities. The two other classes of beneficial interests that the Trust may issue, “Stripped WITS” and “Capital WITS,” may be issued only in connection with an exchange for Normal WITS as described under “What are Stripped WITS and Capital WITS, and how can I exchange Normal WITS for Stripped WITS and Capital WITS?”
       The WITS sold in the offering are called the 5.80% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities, or “Normal WITS,” and each represents a beneficial interest in the Trust initially corresponding to the following Trust assets:

•	a 1/100th interest in a Stock Purchase Contract under which the Trust agrees to purchase, and we agree to sell, for $100,000, a share of Preferred Stock on the Stock Purchase Date, and

•	a Junior Subordinated Note with a principal amount of $1,000, which the Trust will pledge to us to secure its obligations under the Stock Purchase Contract.
After the Stock Purchase Date, each Normal WITS will correspond to 1/100th of a share of Preferred Stock held by the Trust.

       The following diagram shows the transactions that will happen on the day that the Trust issues the Normal WITS in the offering:

(1)	Investors purchase Normal WITS, each with a $1,000 liquidation amount, from the Trust, which corresponds to $1,000 principal amount of Junior Subordinated Notes and a 1/100th interest in a Stock Purchase Contract having a stated amount of $100,000.

(2)	The Trust purchases Junior Subordinated Notes from Wachovia and enters into the Stock Purchase Contracts with Wachovia. The Trust pledges the Junior Subordinated Notes to Wachovia to secure its obligation to purchase Preferred Stock on the Stock Purchase Date.
       After the offering, you will have the right to exchange your Normal WITS and certain U.S. treasury securities for Stripped WITS and Capital WITS by substituting pledged treasury securities for the pledged Junior Subordinated Notes. You will be able to exercise this right on any business day until the Stock Purchase Date, other than on a day in March, June, September or December that is on or after the first day of the month through the 15th day of the month (or the next business day if the 15th day is not a business day) or from 3:00 P.M., New York City time, on the second business day before any Remarketing Date and until the business day after that Remarketing Date. You will also not be able to exercise this right at any time after a successful Remarketing. We refer to periods during which exchanges are permitted as “Exchange Periods” and we explain how Remarketing works and when it may occur under “What is a Remarketing?” A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York, Charlotte, North Carolina or Wilmington, Delaware are permitted or required by any applicable law to close.
       Each Stripped WITS will be a beneficial interest in the Trust corresponding to a 1/100th interest in a Stock Purchase Contract and the substituted treasury securities, and each Capital WITS will be a beneficial interest in the Trust corresponding to a Junior Subordinated Note with a principal amount of $1,000. We describe the exchange process and the Stripped WITS in more detail under “What are Stripped WITS and Capital WITS, and how can I exchange Normal WITS for Stripped WITS and Capital WITS?”
       Unless indicated otherwise, as used in this prospectus “WITS” will include Normal WITS, Stripped WITS and Capital WITS.
What are the Stock Purchase Contracts?
       Each Stock Purchase Contract consists of an obligation of the Trust to purchase, and us to sell, a share of our Preferred Stock on the Stock Purchase Date for $100,000, as well as our obligation to pay periodic contract payments, or “Contract Payments,” to the Trust as described below. To secure its obligation under each Stock Purchase Contract to purchase a share of Preferred Stock from us on the Stock Purchase Date, the Trust will pledge either Junior Subordinated Notes (which after the Remarketing Settlement Date will be replaced by a deposit with Wachovia Bank, N.A., payable on the Stock Purchase

Date and bearing interest at 4.90% per annum) or Qualifying Treasury Securities with an aggregate principal amount equal to the stated amount of $100,000 of the corresponding Stock Purchase Contract.
       We will make Contract Payments on each Regular Distribution Date through the Stock Purchase Date at the annual rate of 0.60% of the stated amount of $100,000 per Stock Purchase Contract. We explain what the Regular Distribution Dates are under “What distributions or payments will be made to holders of the Normal WITS, Stripped WITS and Capital WITS?” The Trust will distribute these Contract Payments when received to each holder of Normal WITS and Stripped WITS in an amount equal to 1/100th of each Contract Payment received on a Stock Purchase Contract for each Normal WITS or Stripped WITS. We may defer the Contract Payments until no later than the Stock Purchase Date. If we defer any of these payments, we will accrue interest on the deferred amounts at the initial rate per annum applicable to the Junior Subordinated Notes. We will pay the deferred amounts on the Stock Purchase Date to the Trust in the form of subordinated notes, as described under “When can the Trust defer or skip distributions on the WITS?” The Trust will in turn distribute each payment of interest on, or principal of, these subordinated notes to the holders of Normal WITS and Stripped WITS as received.
What are the basic terms of the Junior Subordinated Notes?
       Maturity and Redemption. The maturity date of the Junior Subordinated Notes is initially March 15, 2042. We may from time to time redeem Junior Subordinated Notes, in whole or in part, at any date on or after March 15, 2015, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption. In connection with a Remarketing, we may change the date after which we may redeem Notes to a later date or change the redemption price; provided that no redemption price may be less than the principal plus accrued and unpaid interest (including additional interest) on the Junior Subordinated Notes. In connection with a Remarketing, we may also move up the maturity date to any time on or after March 15, 2015.
       Subordination. Our obligations to pay interest and premium (if any) on, and principal of, the Junior Subordinated Notes are subordinate and junior in right of payment and upon liquidation to all our senior and subordinated indebtedness, whether now outstanding or subsequently incurred, including all of our indebtedness for money borrowed, including junior subordinated notes underlying our trust preferred securities currently outstanding and other subordinated indebtedness that is not by its terms expressly made pari passu with or junior to the Junior Subordinated Notes, indebtedness evidenced by bonds, debentures, notes or similar instruments, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, obligations associated with derivative products including but not limited to interest rate and foreign exchange contracts and foreign contracts relating to mortgages, commodity contracts, capital lease obligations and guarantees of any of the foregoing, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the Junior Subordinated Notes. We refer to our obligations to which the Junior Subordinated Notes are subordinate as our “senior debt.” All liabilities of our subsidiaries, including trade accounts payable and accrued liabilities arising in the ordinary course of business, are effectively senior to the Junior Subordinated Notes to the extent of the assets of such subsidiaries. As of September 30, 2005, our outstanding debt with respect to money borrowed (excluding all of the liabilities of our subsidiaries) that would rank senior to the Junior Subordinated Notes was approximately $29 billion and the liabilities of our subsidiaries that would effectively rank senior to the Junior Subordinated Notes were approximately $586 billion. Because of the subordination, if we become insolvent, holders of senior debt may receive more, ratably, and holders of the Junior Subordinated Notes having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the Indenture in connection with the Junior Subordinated Notes. The Indenture places no limitation on the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt. As described under “What is an Early Remarketing?”, after the first Remarketing attempt in an Early Remarketing we may remarket the Junior Subordinated Notes as senior debt.

       Interest Payments. We will pay interest on the Junior Subordinated Notes semi-annually on each March 15 and September 15, at a rate equal to 5.20% per annum. We will also pay interest on the Junior Subordinated Notes on the Stock Purchase Date, if not otherwise an interest payment date, if they have not been successfully remarketed prior thereto, as described under “What is a Remarketing?” We will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Notes at any time or from time to time as described under “When can the Trust defer or skip distributions on the WITS? — Interest on Junior Subordinated Notes.” In the case that any date on which interest is payable on the Junior Subordinated Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay.
       If on the Stock Purchase Date any interest accrued on the Junior Subordinated Notes has not been paid in cash and there is a Failed Remarketing, we will pay the Trust the deferred interest on the Stock Purchase Date in subordinated notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on March 15, 2014, bear interest at a rate per annum equal to the rate of interest then in effect on the Junior Subordinated Notes, are subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Junior Subordinated Notes and are redeemable by us at any time prior to their stated maturity. The Trust will in turn distribute each payment of interest on, or principal of, these subordinated notes to the holders of Normal WITS and Capital WITS as received.
       Alternative Payment Mechanism. We will covenant in the Indenture that, if we defer payment of interest on any interest payment date on or prior to the Stock Purchase Date:

•	we will pay that interest only out of the net proceeds of the sale of shares of our common stock or non-cumulative perpetual preferred stock received by us during the 180 days prior to the date of payment of such deferred interest;

•	we will notify the Federal Reserve if this covenant is applicable; and

•	subject to the approval of the Federal Reserve, we will use our Commercially Reasonable Efforts to sell shares of our common stock or non-cumulative perpetual preferred stock not later than the termination of the deferral period in an amount so that the net proceeds of such sale, when applied to such deferred payments of interest, will cause such unpaid deferred interest payments to be paid in full and (unless the Federal Reserve instructs otherwise) apply the proceeds of such sale to pay the deferred amounts (provided that we will not in any event be required to pay interest on the Junior Subordinated Notes at the time when the payment of such interest would violate the terms of any securities issued by us or one of our subsidiaries or the terms of a contract binding on us or one of our subsidiaries).
       We refer to these provisions as the “Alternative Payment Mechanism.”
       Our failure to raise sufficient eligible equity proceeds or our use of other sources to fund interest payments would be a breach of our obligations under the Junior Subordinated Notes, but would not be an event of default under the Indenture. However, an event of default under the Indenture will occur if we fail to pay all accrued and unpaid interest on the Junior Subordinated Notes at the end of the deferral period.
       Notwithstanding the foregoing, if we are required to conduct a sale of shares of our common stock and/or non-cumulative perpetual preferred stock in order to pay amounts due and payable under any instruments or other securities that rank pari passu as to interest or distributions with the Junior Subordinated Notes, then we will apply such proceeds to deferred interest payments on the Junior Subordinated Notes, on the one hand, and such other pari passu securities, on the other hand, on a ratable basis in proportion to the total amounts that are due on the Junior Subordinated Notes and such securities before we shall be relieved of our obligation to conduct the sale of shares of our common stock and/or non-cumulative perpetual preferred stock and apply the proceeds thereof to such securities.

       Events of Default. If an event of default under the Indenture occurs and continues, the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Notes may declare the entire principal and all accrued but unpaid interest of all Junior Subordinated Notes to be due and payable immediately. If the Indenture Trustee or the holders of Junior Subordinated Notes do not make such declaration and the Junior Subordinated Notes are beneficially owned by the Trust or a trustee of the Trust, the Property Trustee or the holders of at least 25% in aggregate liquidation amount of the Capital WITS and, if such default occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal WITS shall have such right. An “event of default” when used in the Indenture means any of the following:

•	non-payment of interest after deferral for 14 or more consecutive semi-annual interest periods or the equivalent thereof, in the event that interest periods are other than semi-annual;

•	termination of the Trust without redemption of the WITS, distribution of the Junior Subordinated Notes to holders of Capital WITS and, if such termination occurs prior to the Stock Purchase Date, or if earlier, the Remarketing Settlement Date, the holders of the Normal WITS, or assumption of Wachovia’s obligations under the Junior Subordinated Notes by its successor;

•	bankruptcy of Wachovia; or

•	receivership of its lead bank.
       Events of default do not include the breach of any other covenant in the Junior Subordinated Notes or the Indenture and, accordingly, the breach of any other covenant would not entitle the Indenture Trustee or holders of the Junior Subordinated Notes to declare the Junior Subordinated Notes due and payable.
       Pledge of Junior Subordinated Notes. The Trust will pledge Junior Subordinated Notes with an aggregate principal amount equal to the liquidation amount of the Normal WITS and Trust Common Securities to secure its obligations under the Stock Purchase Contracts. After the creation of Stripped WITS and Capital WITS, the Trust will also hold Junior Subordinated Notes that are not pledged with an aggregate principal amount equal to the liquidation amount of the Capital WITS. The pledged Junior Subordinated Notes and related Stock Purchase Contracts are corresponding assets for Normal WITS and Trust Common Securities and the Junior Subordinated Notes that are not pledged are corresponding assets for the Capital WITS. JPMorgan Chase Bank, National Association will hold the pledged Junior Subordinated Notes and Qualifying Treasury Securities as collateral agent, or “Collateral Agent,” for us and the other Junior Subordinated Notes as custodial agent, or “Custodial Agent,” for the Trust.
What are the basic terms of the Preferred Stock?
       Dividends. The holder of Preferred Stock after the Stock Purchase Date will be the Trust unless the Trust is dissolved. The Trust, as the sole holder of the Preferred Stock so long as the Normal WITS are outstanding, will make distributions on the Normal WITS out of the dividends received on the Preferred Stock. Non-cumulative cash dividends will be payable if, as and when declared by our board of directors, on the following dates, or “Dividend Payment Dates”: (1) if the Preferred Stock is issued prior to March 15, 2011, semi-annually in arrears on each March 15 and September 15 through March 15, 2011 and (2) from and including the later of March 15, 2011 and the date of issuance, quarterly in arrears on each March 15, June 15, September 15 and December 15 (or, in the case of this clause (2) if such day is not a business day, the next business day). We refer to the period from and including the date of issuance of the Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date as a “Dividend Period.” For any Dividend Period ending prior to March 15, 2011, dividends will accrue at a rate per annum equal to 5.80%, which is the same rate as the combined rate at which Contract Payments and interest on the Junior Subordinated Notes would have accrued, and for any Dividend Period ending after March 15, 2011, dividends will accrue at a rate per annum equal to the greater of (x) Three-Month LIBOR for the related Dividend Period plus 0.93% and (y) 5.56975%. “Three-Month LIBOR” will be the offered rate per annum for three-month deposits in U.S. dollars as that rate appears on Moneyline Telerate page 3750 as of 11:00 A.M., London time, on the second London business day immediately preceding the first day of the Dividend Period, except as otherwise determined by the calculation agent in the manner described under “Description of the Preferred Stock — Dividends.” In the case that any date on which dividends are payable on the Preferred Stock is not a business day, then payment of the dividend payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay.
       Ranking. With respect to the payment of dividends and amounts upon liquidation, the Preferred Stock will rank equally with any other class or series of our stock that ranks on a par with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of Wachovia, if any, which we refer to as “Parity Stock,” and will rank senior to our common stock and any other class or series of our stock over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of Wachovia, which we also refer to as “Junior Stock.” In particular, during a Dividend Period no dividend will be paid or declared and no distribution will be made on any Junior Stock, other than a dividend payable solely in Junior Stock, no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, unless full dividends for such Dividend Period on all outstanding shares of Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set aside.
       No Maturity. The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock. Accordingly, once issued pursuant to the Stock Purchase Contracts, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.
       Redemption. Subject to a covenant in favor of certain debtholders limiting our right to repurchase WITS or to redeem or repurchase shares of Preferred Stock described under “What is the maturity of the WITS, and may the Trust redeem the WITS?”, so long as full dividends on all outstanding shares of Preferred Stock for the then-current Dividend Period have been paid or declared and a sum sufficient for the payment thereof set aside, we may redeem the Preferred Stock in whole or in part at any time on or after the later of March 15, 2011 and the Stock Purchase Date. Any such redemption shall be at the redemption price of $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then-current Dividend Period to the redemption date. The redemption price will not include any undeclared dividends for prior Dividend Periods. The holders of Preferred Stock will not have any right to require the redemption or repurchase of the Preferred Stock. If the Trust is the holder of the Preferred Stock at such redemption, it will also redeem the Normal WITS as described in “What is the maturity of the WITS, and may the Trust redeem the WITS?”
       Voting. Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders, although holders will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Preferred Stock.
       Liquidation. In the event of Wachovia’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Preferred Stock at the time outstanding will be entitled to receive a liquidating distribution in the amount of the liquidation preference of $100,000 per share, or “Liquidation Preference,” plus any authorized, declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, out of our assets legally available for distribution to our stockholders, before any distribution is made to holders of our common stock or any other Junior Stock and subject to the rights of the holders of any Parity Stock or any class or series of securities ranking senior to the Preferred Stock upon liquidation and the rights of our depositors and other creditors. After the full amount of the Liquidation Preference is paid, the holders of Preferred Stock will not be entitled to any further participation in any distribution of our assets.
What are Stripped WITS and Capital WITS, and how can I exchange Normal WITS for Stripped WITS and Capital WITS?
       After the offering, you may consider it beneficial either to hold Capital WITS, which correspond only to Junior Subordinated Notes but not to Stock Purchase Contracts, or to realize income from their sale. These investment choices are facilitated by exchanging Normal WITS and certain U.S. treasury securities for Stripped WITS and Capital WITS. At your option, at any time during an Exchange Period, you may elect to exchange Normal WITS for Stripped WITS and Capital WITS by substituting certain U.S. treasury securities, which we refer to as “Qualifying Treasury Securities,” for the pledged Junior Subordinated Notes. See “Description of the WITS — Exchanging Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS.” The Trust will pledge the substituted Qualifying Treasury Securities to secure its obligations under the Stock Purchase Contracts corresponding to the Stripped WITS and the Collateral Agent will release the pledged Junior Subordinated Notes from the pledge, but they will continue to be property of the Trust corresponding to the Capital WITS.
       Each Stripped WITS will have a liquidation amount of $1,000 and will initially be a beneficial interest in the Trust corresponding to:

•	a 1/100th interest in a Stock Purchase Contract; and

•	a Qualifying Treasury Security having a principal amount of $1,000 and maturing at least one business day prior to the next succeeding March 15, June 15, September 15 or December 15.
       On the Stock Purchase Date, the Trust will use the proceeds of the Qualifying Treasury Securities to satisfy its obligations under the Stock Purchase Contracts corresponding to the Stripped WITS, as a result of which each Stripped WITS, like each Normal WITS, will represent a 1/100th interest in a share of Preferred Stock held by the Trust. On the next business day, each Stripped WITS will automatically, without any action by holders being necessary, be and become a Normal WITS with the same liquidation amount. If, however, there has been a Failed Remarketing, as described under “What happens if the Remarketing Agent cannot remarket the Junior Subordinated Notes for settlement on or before February 15, 2012?”, and we have paid deferred interest on the Junior Subordinated Notes on the Stock Purchase Date in additional notes, as described under “When can the Trust defer or skip distributions on the WITS?”, the Stripped WITS will not become Normal WITS until we have paid all amounts due on these additional notes.
       Each Capital WITS will have a liquidation amount of $1,000 and will represent a beneficial interest in the Trust corresponding to a Junior Subordinated Note with a principal amount of $1,000. The Trust will not pledge the Junior Subordinated Notes that are the corresponding assets for the Capital WITS to secure its obligations under Stock Purchase Contracts.
       After you have exchanged Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS, you may exchange them back into Normal WITS during any Exchange Period. In that event, Junior Subordinated Notes having a principal amount equal to the liquidation amount of the Capital WITS will be substituted under the pledge for the same principal amount of Qualifying Treasury Securities, which will be released from the pledge and delivered to you. If you elect to exchange Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS, or vice versa, you will be responsible for any related fees or expenses incurred by the Trust, the Collateral Agent, the Custodial Agent or the Transfer Agent.

       The following diagrams illustrate the exchange of Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS and vice versa:

Owned by Investor :
$1,000 Normal WITS
$1,000 Qualifying Treasury Securities
$1,000 Stripped WITS
$1,000 Capital WITS
Corresponds to Assets of the Trust :
$1,000 Junior Subordinated Notes
1/100th of a $100,000 Stock Purchase Contract
$1,000 Qualifying Treasury Securities
1/100th of a $100,000 Stock Purchase Contract
$1,000 Junior Subordinated Notes

- Investor delivers $1,000 liquidation amount of Normal WITS and $1,000 principal amount of Qualifying Treasury Securities
- Investor receives $1,000 liquidation amount of Stripped WITS and $1,000 liquidation amount of Capital WITS

Owned by Investor :
$1,000 Stripped WITS
$1,000 Capital WITS
$1,000 Normal WITS
$1,000 Qualifying Treasury Securities
Corresponds to Assets of the Trust :
$1,000 Qualifying Treasury Securities
1/100th of a $100,000 Stock Purchase Contract
$1,000 Junior Subordinated Notes
$1,000 Junior Subordinated Notes
1/100th of a $100,000 Stock Purchase Contract

- Investor delivers $1,000 liquidation amount of Stripped WITS and $1,000 liquidation amount of Capital WITS
- Investor receives $1,000 liquidation amount of Normal WITS and $1,000 principal amount of Qualifying Treasury Securities

What distributions or payments will be made to holders of the Normal WITS, Stripped WITS and Capital WITS?
       General. The Normal WITS, Stripped WITS and Capital WITS are beneficial interests in the Trust, with the financial entitlements of each such class corresponding to the financial entitlements of the Trust in the corresponding assets for such class. Accordingly, the Trust will make distributions on Normal WITS, Stripped WITS and Capital WITS only when and to the extent it has funds on hand available to make such distributions from receipt of payments on the corresponding assets for each respective class. Similarly, if we exercise our right to defer payment of interest on Junior Subordinated Notes or Contract Payments, or to skip dividends on the Preferred Stock once issued, the Trust will defer or skip corresponding distributions on the Normal WITS, Stripped WITS and Capital WITS, as applicable.
       The distribution dates for Normal WITS and Stripped WITS, which we call “Regular Distribution Dates,” are:

•	each March 15 and September 15 occurring prior to and including the later of March 15, 2011 and the Stock Purchase Date, commencing March 15, 2006 (or, in the case of Stripped WITS, the first such date on which Stripped WITS are outstanding);

•	after the later of March 15, 2011 and the Stock Purchase Date, each March 15, June 15, September 15 and December 15, or if any such date is not a business day, the next business day; and

•	the Stock Purchase Date if not otherwise a Regular Distribution Date;
provided that the last Regular Distribution Date for the Stripped WITS shall be the Stock Purchase Date.
       The distribution dates for Capital WITS, which we call “Capital WITS Distribution Dates,” are:

•	each March 15 and September 15, commencing with the first such date on which Capital WITS are outstanding and continuing through and including the last such date to occur prior to the Remarketing Date for a successful Remarketing; and

•	thereafter for so long as Capital WITS remain outstanding each day that is an interest payment date for the Junior Subordinated Notes.
       Also, prior to the Stock Purchase Date, the Trust will make additional distributions on the Stripped WITS relating to the Qualifying Treasury Securities quarterly on each March 15, June 15, September 15 and December 15, or if any such date is not a business day, the next business day, or “Additional Distribution Date,” or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable, commencing with the first such day after Stripped WITS are outstanding.
       We use the term “Distribution Date” to mean a Regular Distribution Date, a Capital WITS Distribution Date or an Additional Distribution Date. A “Distribution Period” is (i) with respect to Normal WITS, Stripped WITS and Trust Common Securities, each period of time beginning on a Regular Distribution Date (or the date of original issuance in the case of the Distribution Period ending in March 2006) and continuing to but not including the next succeeding Regular Distribution Date for such class; and (ii) with respect to Capital WITS, each period of time beginning on a Capital WITS Distribution Date (or the date of original issuance of the WITS in the case of the Distribution Period ending in March 2006) and continuing to but not including the next succeeding Capital WITS Distribution Date. When a Distribution Date is not a business day, the Trust will make the distribution on the next business day without interest.
       Distributions made for periods prior to the later of March 15, 2011 and the Stock Purchase Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and distributions for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed.

       Normal WITS. Distributions on Normal WITS will be payable on each Regular Distribution Date:

•	from February 1, 2006 through the later of March 15, 2011 and the Stock Purchase Date, accruing at a rate equal to 5.80% per annum for each Distribution Period ending prior to such date, and thereafter accruing at an annual rate equal to the greater of (i) Three-Month LIBOR for such Distribution Period plus 0.93% and (ii) 5.56975%; and

•	on a cumulative basis for each Regular Distribution Date to and including the Stock Purchase Date and on a non-cumulative basis thereafter.
       The distributions paid on any Regular Distribution Date will include any additional amounts or deferred interest amounts received by the Trust on the Junior Subordinated Notes or deferred Contract Payments received by the Trust on Stock Purchase Contracts, in each case that are corresponding assets for the Normal WITS, as well as payments of interest on and principal of any subordinated notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Junior Subordinated Notes or deferred Contract Payments. See “When can the Trust defer or skip distributions on the WITS?”
       Stripped WITS. Distributions on Stripped WITS will be payable on each Regular Distribution Date on or prior to the Stock Purchase Date:

•	at the annual rate of 0.60%, accruing for each Stripped WITS from the Regular Distribution Date immediately preceding its issuance; and

•	on a cumulative basis.
       The distributions paid on any Regular Distribution Date will include any deferred Contract Payments received by the Trust on Stock Purchase Contracts that are corresponding assets for the Stripped WITS. The Trust will also distribute to holders of Stripped WITS a pro rata portion of each payment received in respect of interest on or principal of any subordinated notes we issue to the Trust on the Stock Purchase Date in respect of deferred Contract Payments.
       Additionally, on each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), each holder of Stripped WITS will also receive a pro rata distribution from the Trust of the amount by which the proceeds of the Qualifying Treasury Securities pledged by the Trust in respect of Stock Purchase Contracts maturing at least one business day prior to such date exceed the amount required to purchase replacement Qualifying Treasury Securities. We refer to these distributions as “Excess Proceeds Distributions.”
       Capital WITS. Distributions on Capital WITS will be payable on each Capital WITS Distribution Date prior to the Stock Purchase Date at the annual rate of 5.20%, accruing for each Capital WITS from the Capital WITS Distribution Date immediately preceding its issuance.
       On and after the Remarketing Settlement Date or, in the event of a Failed Remarketing, the Stock Purchase Date, holders of Capital WITS will be entitled to receive distributions on the dates and in the amounts that we pay interest on the Junior Subordinated Notes, as described above under “What are the basic terms of the Junior Subordinated Notes?” The distributions paid on any distribution date for the Capital WITS will include any additional amounts or deferred interest amounts received by the Trust on the Junior Subordinated Notes that are corresponding assets for the Capital WITS, as well as payments of interest on and principal of any subordinated notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Junior Subordinated Notes in the event of a Failed Remarketing.
       If we successfully remarket the Junior Subordinated Notes as described below under “What is a Remarketing?” and you do not elect to dispose of your Capital WITS in connection with the Remarketing, any changes we make to the interest rate and interest payment dates for the Junior Subordinated Notes will be reflected in the distribution rate and distribution payment dates applicable to the Capital WITS. As mentioned above under “What are the basic terms of the Junior Subordinated Notes?”, the Trust will redeem the Capital WITS in exchange for Junior Subordinated Notes promptly after the Remarketing Settlement Date.

When can the Trust defer or skip distributions on the WITS?
       The Trust will make distributions on each class of WITS only to the extent it has received payments on the corresponding assets of such class — that is, interest payments on the Junior Subordinated Notes, Contract Payments on the Stock Purchase Contracts and dividends on the Preferred Stock. Accordingly, the Trust will defer or skip distributions on any class of WITS whenever we are deferring payments on the assets that correspond to that class. Thus, if we are deferring Contract Payments at any time prior to the Stock Purchase Date, the Trust will defer that portion of the distributions on the Normal WITS and Stripped WITS that corresponds to the Contract Payments. Similarly, if we are deferring interest payments on the Junior Subordinated Notes, the Trust will defer that portion of the distributions on the Normal WITS (prior to the Remarketing Settlement Date) that corresponds to the interest payments, and will defer the distributions on the Capital WITS. If we skip any dividend on the Preferred Stock, the Trust will skip the corresponding distribution on Normal WITS after the Stock Purchase Date. The Trust will not be entitled to defer Excess Proceeds Distributions on the Stripped WITS. Since the Preferred Stock is non-cumulative, the Trust will not make a distribution on the Normal WITS on any Distribution Date to the extent we do not declare and pay a dividend on the Preferred Stock, and you will have no entitlement to receive these distributions at a later date.
       Stock Purchase Contracts. We may, at our option, and will if so directed by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Richmond, or any successor Federal bank regulatory agency having primary jurisdiction over us, collectively referred to as “Federal Reserve,” defer Contract Payments. We may elect, and will elect if so directed by the Federal Reserve, to defer payments on more than one occasion, but in no event may we defer payments beyond the Stock Purchase Date. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date, at the rate per annum originally applicable to the Junior Subordinated Notes. If we elect to defer Contract Payments on the Stock Purchase Contracts until the Stock Purchase Date, then we will pay the Trust the deferred Contract Payments on the Stock Purchase Date in subordinated notes that have a principal amount equal to the aggregate amount of deferred Contract Payments as of the Stock Purchase Date, mature on March 15, 2014, bear interest at a rate per annum equal to the rate of interest originally applicable to the Junior Subordinated Notes, are subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Contract Payments and are redeemable by us at any time prior to their stated maturity.
       Interest on Junior Subordinated Notes. We may, at our option, and will if so directed by the Federal Reserve, defer the interest payments due on the Junior Subordinated Notes at any time and from time to time. We may elect to defer interest payments on more than one occasion. Deferred interest will accrue additional interest, compounded on each Regular Distribution Date, from the relevant interest payment date during any deferral period, at the rate borne by the Junior Subordinated Notes at such time, to the extent permitted by applicable law. We may not defer interest payments that we are otherwise obligated to pay in cash for any period of time that exceeds seven years with respect to any deferral period or that extends beyond the maturity date of the Junior Subordinated Notes. If on the Stock Purchase Date any interest accrued on the Junior Subordinated Notes has not been paid in cash and there is a Failed Remarketing then we will pay the Trust the deferred interest on the Stock Purchase Date in subordinated notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on March 15, 2014, bear interest at a rate per annum equal to the rate of interest then in effect on the Junior Subordinated Notes, are subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Junior Subordinated Notes and are redeemable by us at any time prior to their stated maturity. Subject to certain exceptions, we covenant in the Indenture that if we defer interest on any interest payment date on or prior to the Stock Purchase Date, we will pay that deferred interest only out of proceeds of shares of our common stock or our non-cumulative perpetual preferred stock we receive during the 180 days prior to the date we pay such deferred interest, but our use of other sources to fund interest payments would not be an event of default under the Indenture notwithstanding that it would be a breach of this covenant. See “What are the basic terms of the Junior Subordinated Notes? — Alternative Payment Mechanism.”

       Restrictions Resulting from a Deferral. Subject to certain exceptions as described under “Description of the Junior Subordinated Notes — Restrictions on Certain Payments, Including on Deferral of Interest,” during any period in which we defer interest payments on the Junior Subordinated Notes or Contract Payments on the Stock Purchase Contracts, including any period prior to the payment in full of any subordinated notes that we may issue on the Stock Purchase Date in respect of deferred interest or deferred Contract Payments, in general we cannot:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any interest, principal or premium payment on, or repay, repurchase or redeem, any of our debt securities that rank equally with or junior to the Junior Subordinated Notes; or

•	make any payment on any guarantee that ranks equal or junior to the Guarantee related to the WITS.
       If we exercise our right to defer payments of stated interest on the Junior Subordinated Notes, we intend to treat the Junior Subordinated Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive. See “Certain U.S. Federal Income Tax Consequences.”
       Dividends on Preferred Stock. We may pay a partial dividend or skip a dividend on the Preferred Stock at any time. Whenever we pay a partial dividend or skip a dividend on the Preferred Stock for any Dividend Period, during that Dividend Period we may not pay or declare a dividend, or make a distribution, on any Junior Stock, other than a dividend payable solely in Junior Stock, or repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any Junior Stock (other than as a result of reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor will we pay to or make available any monies for a sinking fund for the redemption of any such securities, and we will not purchase, redeem or otherwise acquire for consideration shares of other stock ranking equally as to dividends with the Preferred Stock and having the same restrictions on the declaration and payment of dividends as the Preferred Stock other than pursuant to offers to purchase all, or a pro rata portion, of the Preferred Stock and such other stock except by conversion into or exchange for Junior Stock.
What is the maturity of the WITS, and may the Trust redeem the WITS?
       The WITS have no stated maturity. The Trust must redeem the Normal WITS upon redemption of the Preferred Stock and it must redeem the Capital WITS in kind in exchange for Junior Subordinated Notes or for cash (if you have so elected) in connection with a successful Remarketing. The consequences of an unsuccessful Remarketing are described under “Are there limitations on our or the Trust’s right to redeem or repurchase the WITS?” The redemption price of each WITS will equal the liquidation amount of such WITS plus accumulated and unpaid distributions to but excluding the redemption date. The Property Trustee will give not less than 30 days’ (or not less than 20 days’ in the case of a redemption in kind after a successful Remarketing) nor more than 60 days’ notice of redemption by mail to holders of the WITS.
       The Junior Subordinated Notes will mature on March 15, 2042 or on such earlier date on or after March 15, 2015 as we may elect in connection with the Remarketing. We may from time to time redeem Junior Subordinated Notes, in whole or in part, at any date on or after March 15, 2015, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption. In connection with a Remarketing, we may change the date after which we may redeem Junior Subordinated Notes to a later date or change the redemption price. If we are deferring interest on the Junior Subordinated Notes at the time of the Remarketing, however, we may not elect a maturity date or redemption date that is earlier than seven years after commencement of the deferral period. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the Junior Subordinated Notes. We may not redeem the Junior Subordinated Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Junior Subordinated Notes for all interest periods terminating on or before the redemption date.
       Because the Trust will not purchase Preferred Stock until the Stock Purchase Date, the Normal WITS may not be redeemed prior to the later of March 15, 2011 and the Stock Purchase Date and, because the Junior Subordinated Notes by their terms may be redeemed no earlier than March 15, 2015, which will be after the Stock Purchase Date, the Junior Subordinated Notes may not be redeemed at a time when they are corresponding assets for Normal WITS.
What is a Remarketing?
       For each Normal WITS, the Trust will pledge $1,000 principal amount of Junior Subordinated Notes to secure its obligation to pay the purchase price for 1/100th of a share of Preferred Stock on the Stock Purchase Date. To provide the Trust with the funds necessary to pay the purchase price of the Preferred Stock under the Stock Purchase Contracts, the Trust will attempt to sell the Junior Subordinated Notes in a process we call a “Remarketing.” Unless an Early Settlement Event shall have occurred as described under “What is an Early Remarketing?,” the first Remarketing will occur on the third business day immediately preceding February 15, 2011. If the Remarketing is successful, the Remarketing Settlement Date will occur three business days later. We call any date on which a Remarketing occurs a “Remarketing Date” and the date on which a successful Remarketing settles, which will always be the third business day after that Remarketing Date, the “Remarketing Settlement Date.”
       As a holder of Normal WITS, you are not required to take any action in connection with a Remarketing but you may elect to exchange your Normal WITS for Stripped WITS and Capital WITS if the Remarketing is successful. If you do so, Junior Subordinated Notes having a principal amount equal to the liquidation amount of your Normal WITS will be excluded from the Remarketing. To make this election, you will also be required to deliver Qualifying Treasury Securities in the same principal amount to the Collateral Agent prior to the Remarketing. Upon a successful Remarketing, the Trust will receive the net proceeds of the pledged Junior Subordinated Notes sold in the Remarketing and place them in an interest-bearing deposit with Wachovia Bank, N.A. This deposit will be substituted for the pledged Junior Subordinated Notes and will provide the Trust with sufficient cash on the Stock Purchase Date to purchase the Preferred Stock and to make a payment to holders of Normal WITS (other than those making the election described above) in the amount they would have received in respect of interest accrued on the Junior Subordinated Notes through the Stock Purchase Date had they not been successfully remarketed and the interest rate not been reset as described below. If we are deferring interest on the Junior Subordinated Notes at the time of a successful Remarketing, the deposit will also enable the Trust to make a cash payment to holders of the Normal WITS on the Stock Purchase Date in the amount of the accrued and unpaid interest on the Junior Subordinated Notes.
       If you hold Capital WITS and elect to dispose of them in the event of a successful Remarketing as described below, your Capital WITS will be redeemed for cash out of the proceeds of the Remarketing. If you do not make this election, your Capital WITS will be redeemed in exchange for Junior Subordinated Notes promptly after the Remarketing Settlement Date.
       We will enter into a remarketing agreement, or “Remarketing Agreement,” with Wachovia Securities, as remarketing agent, or “Remarketing Agent,” which will agree to use its commercially reasonable efforts as Remarketing Agent to sell the Junior Subordinated Notes included in the Remarketing at a price that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value. The “Remarketing Value” of each Junior Subordinated Note will be equal to the present value on the Remarketing Settlement Date of an amount equal to the principal amount of, plus the interest payable on, such Junior Subordinated Note on the next Regular Distribution Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Junior Subordinated Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Junior Subordinated Notes is paid in cash on such date, determined using a discount rate equal to the interest rate on the deposit with Wachovia Bank, N.A. To obtain that value, the Remarketing Agent may reset the interest rate on the Junior Subordinated Notes to a new fixed rate, or “Reset Rate,” or to a new floating rate equal to an index plus a spread, or “Reset Spread,” that will apply to all outstanding Junior Subordinated Notes, whether or not included in the Remarketing, and will become effective on the Remarketing Settlement Date. If we elect a floating rate, we also have the option to change the interest payment dates and manner of calculation of interest on the Junior Subordinated Notes to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index. The Junior Subordinated Notes will bear interest at the new rate from and after the Remarketing Settlement Date.
       As noted above, if you hold Normal WITS and prefer to retain your economic interest in the Junior Subordinated Notes represented by your Normal WITS if a Remarketing is successful, you may elect to exchange them for Stripped WITS and Capital WITS. To make this election, you must, by 3:00 P.M., New York City time, on the second business day before any Remarketing Date, deliver your Normal WITS to the Transfer Agent and, for each Normal WITS, deliver $1,000 principal amount of Qualifying Treasury Securities to the Collateral Agent, all as described in “Description of the WITS — Remarketing of the Junior Subordinated Notes — Normal WITS.” If the Remarketing is successful, on the Remarketing Settlement Date, the Qualifying Treasury Securities you delivered will be substituted under the pledge for the Junior Subordinated Notes, you will be deemed to have exchanged your Normal WITS for Stripped WITS and Capital WITS, your Normal WITS will be cancelled and the Stripped WITS and Capital WITS will be delivered to you. If the Remarketing is unsuccessful, your Normal WITS and Qualifying Treasury Securities will be returned to you.
       If you hold Capital WITS, you may elect to dispose of them in connection with the Remarketing, as a result of which you will receive an amount in cash equal to the Remarketing Value of the corresponding Junior Subordinated Notes on the Remarketing Settlement Date if the Remarketing is successful. To make this election, you must deliver your Capital WITS to the Transfer Agent by 3:00 P.M., New York City time, on the second business day before any Remarketing Date, as described in “Description of the WITS — Remarketing of the Junior Subordinated Notes — Capital WITS.” If the Remarketing is not successful, your Capital WITS will be returned to you. Since distributions on the Capital WITS correspond to interest on the Junior Subordinated Notes, the new rate established in a successful Remarketing will also apply to any Capital WITS that are not disposed of in connection with the Remarketing.
       The Reset Rate or Reset Spread will be determined in the Remarketing such that the proceeds from the Remarketing, net of any remarketing fee, will be at least 100% of the Remarketing Value; provided that the Reset Rate or Reset Spread may not exceed the applicable Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, in connection with (i) any Remarketing with a settlement date on or prior to November 15, 2011 (or if such day is not a business day, on or prior to the next business day), if no Early Settlement Event shall have occurred, and (ii) the first four related Remarketing attempts, if an Early Settlement Event shall have occurred. The “Fixed Rate Reset Cap” will be the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Junior Subordinated Notes may be redeemed at our option in the event of a successful Remarketing, plus 350 basis points, or 3.50%, per annum, and the “Floating Rate Reset Cap” will be 301 basis points, or 3.01%, per annum.

       In connection with a Remarketing, we may elect:

•	to change the date after which the Junior Subordinated Notes will be redeemable at our option to any date after March 15, 2015 and to change the redemption price; provided that no redemption price may be less than the principal plus accrued and unpaid interest (including additional interest) on the Junior Subordinated Notes, or

•	to move the maturity date of the Junior Subordinated Notes up to any date on or after March 15, 2015;
provided that if we are deferring interest on the Junior Subordinated Notes at the time of the Remarketing, we may not elect a maturity date or optional redemption date that is earlier than seven years after commencement of the deferral period.
       The following diagram shows the principal features of a Remarketing:

(1)	The Junior Subordinated Notes owned by the Trust and pledged to Wachovia are remarketed to new investors.

(2)	Net proceeds from Remarketing are placed in an interest-bearing deposit with Wachovia Bank, N.A. that will be used to purchase the Preferred Stock under the Stock Purchase Contracts and, combined with the final semi-annual Contract Payment on the Stock Purchase Contracts, make the final semi-annual payment due to holders of the Normal WITS on the Stock Purchase Date at the rate of 5.80% per annum of their liquidation amount.

What happens if the first Remarketing is not successful?
       If the Remarketing Agent cannot remarket the Junior Subordinated Notes on the first Remarketing Date at a price that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value, then:

•	the interest rate on the Junior Subordinated Notes will not be reset;

•	the Junior Subordinated Notes will continue to bear interest at the interest rate originally applicable;

•	the Remarketing Agent will attempt to establish a Reset Rate or Reset Spread meeting the requirements described under “What is a Remarketing?” and remarket the Junior Subordinated Notes on subsequent Remarketing Dates; and

•	the subsequent Remarketing Dates shall be the third business day immediately preceding each of May 15, 2011, August 15, 2011, November 15, 2011 and February 15, 2012 and the Remarketing Settlement Date will be the third business day after any successful Remarketing.

       Any Remarketing after the first one will be subject to the same conditions and procedures described under “What is a Remarketing?”, except that if a successful Remarketing has not previously occurred and, as a result, the Remarketing Agent attempts a Remarketing on the third business day immediately preceding February 15, 2012, the Reset Rate or Reset Spread for that Remarketing will not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable.

What is an Early Remarketing?
       If an Early Settlement Event occurs, as described under “What is an Early Settlement Event?”, the Remarketing process will be moved up such that the first attempted Remarketing will take place on the third business day prior to the February 15, May 15, August 15 or November 15 that is at least 30 days after the occurrence of such Early Settlement Event. We will conduct an “Early Remarketing” in which:

•	the first Remarketing attempt will be on the basis that the Junior Subordinated Notes will be remarketed as deeply subordinated securities (i.e., we will not have the option to elect to remarket them as senior notes) and be subject to the Floating Rate Reset Cap or Fixed Rate Reset Cap, as applicable;

•	the second, third and fourth Remarketing attempts will be on the basis that the Junior Subordinated Notes will be subject to the Floating Rate Reset Cap or Fixed Rate Reset Cap, as applicable, but may, at our election, be remarketed as senior debt; and

•	the fifth and last Remarketing attempt will be on the basis that the Junior Subordinated Notes will not be subject to the Floating Rate Reset Cap or Fixed Rate Reset Cap, as applicable, and may, at our election, be remarketed as senior debt.
       If the first Remarketing attempt in an Early Remarketing is not successful, up to four additional attempts will be made on the third business day prior to February 15, May 15, August 15 or November 15, as applicable, immediately following the first Remarketing Date, with the Remarketing Settlement Date on the third business day after a successful Remarketing and the Stock Purchase Date on the March 15, June 15, September 15 or December 15 immediately following the Remarketing Settlement Date or the final unsuccessful attempt, or on the next business day if not a business day. In the case of an Early Settlement Event resulting from the entry of an order for dissolution of the Trust by a court of competent jurisdiction, however, there shall be only one Remarketing Date and the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable. If the Remarketing conducted on that date is not successful, it shall be deemed a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 15, June 15, September 15 or December 15, or if such day is not a business day, the next business day.

What is an Early Settlement Event?
       An “Early Settlement Event” shall be deemed to occur if:

•	our “total risk-based capital ratio” is less than 10%;

•	our “tier 1 risk-based capital ratio” is less than 6%;

•	our “leverage capital ratio” is less than 4%;

•	the Federal Reserve, in its discretion, anticipates that we may fail one or more of the capital tests referred to above in the near term and delivers a notice to us so stating; or

•	the Trust is dissolved pursuant to the entry of an order for dissolution by a court of competent jurisdiction.
       The related Early Settlement Event in the case of the tests described in the first three bullets will be deemed to occur on the date we file a Form FR Y-9C showing in Schedule HC-R (or successor forms) that the related capital measure has been failed.

If I hold Capital WITS, may I dispose of them in a Remarketing?
       If you hold Capital WITS, you may elect to dispose of them in the Remarketing. If the Remarketing is successful, you would then receive an amount equal to the Remarketing Value of the corresponding Junior Subordinated Notes on the Remarketing Settlement Date. You may wish to make this election if you think that you would not want to hold Capital WITS after the Remarketing because of the changes in the distribution rate and other terms that may occur as a result of the Remarketing. To make this election, you must deliver your Capital WITS to the Transfer Agent for the WITS by 3:00 P.M., New York City time, on the second business day before any Remarketing Date, as described in “Description of the WITS — Remarketing of the Junior Subordinated Notes — Capital WITS.”

What happens if the Remarketing Agent cannot remarket the Junior Subordinated Notes for settlement on or before February 15, 2012?
       If the Remarketing Agent fails to remarket the Junior Subordinated Notes successfully on or before the fifth Remarketing Date, which except in an Early Remarketing would be the third business day prior to February 15, 2012, the interest rate on the Junior Subordinated Notes will not be reset and they will continue to accrue interest at the rate that would otherwise apply. We refer to this situation as a “Failed Remarketing.” In the event of a Failed Remarketing, we may move up the maturity date of the Junior Subordinated Notes to any date on or after March 15, 2015; provided that if we are deferring interest on the Junior Subordinated Notes at the time of the Remarketing, we may not elect a maturity date that is earlier than seven years after commencement of the deferral period.
       Following a Failed Remarketing, on the Stock Purchase Date we will exercise our rights as a secured party and, subject to applicable law, retain the Junior Subordinated Notes pledged to secure the Trust’s obligations under the Stock Purchase Contracts or their proceeds under the Collateral Agreement or sell them in one or more public or private sales. In either case, together with the application of the proceeds at maturity of any Qualifying Treasury Securities held by the Collateral Agent, this would satisfy the Trust’s obligations under the Stock Purchase Contracts in full and we would deliver the Preferred Stock to the Trust. We will pay any accrued and unpaid interest not otherwise paid in cash on the Junior Subordinated Notes to the Trust in unsecured notes that have a principal amount equal to the aggregate amount of accrued and unpaid interest as of the Stock Purchase Date, mature on March 15, 2014, bear interest at the same rate as the initial interest rate on the Junior Subordinated Notes, are subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Contract Payments and are redeemable by us at any time prior to their stated maturity. Holders of Normal WITS and Capital WITS will receive distributions corresponding to payments of principal of and interest on these notes received by the Trust.

      The following diagrams show what will happen on and after the Stock Purchase Date following a Failed Remarketing:

(1)	If five Remarketing attempts fail, Wachovia will exercise its rights under the Collateral Agreement either to retain the Junior Subordinated Notes or dispose of them and apply the proceeds in settlement of the Stock Purchase Contracts.

–	In either case, the Trust’s obligations under the Stock Purchase Contracts will be satisfied in full and Wachovia will deliver the Preferred Stock to the Trust and make a final semi-annual Contract Payment on the Stock Purchase Contracts.

(2)	The Trust uses the final semi-annual Contract Payment and the interest payment due on the Stock Purchase Date on the Junior Subordinated Notes to make a distribution to holders of the Normal WITS at the rate of 5.80% per annum of their liquidation amount, which is the initial combined distribution rate on the Normal WITS.

•	After settlement of the Stock Purchase Contracts on the Stock Purchase Date, for each $1,000 liquidation amount of Normal WITS and Stripped WITS the Trust will own 1/100th of a share of Preferred Stock.
What happens on the Stock Purchase Date?
       If there has been a successful Remarketing, on the Stock Purchase Date, Wachovia Bank, N.A. will repay the interest-bearing deposit and a portion of the proceeds, together with the cash proceeds of the Qualifying Treasury Securities, automatically will be applied towards satisfying the Trust’s obligation to purchase Preferred Stock under the Stock Purchase Contracts, and we will issue the Preferred Stock to the Trust. The Trust will apply the remainder of the proceeds of the interest-bearing deposit and the Contract Payments received from Wachovia to make the distributions due on the Regular Distribution Date to holders of Normal WITS and Stripped WITS. Whether or not there has been a successful Remarketing, you will not be required to deliver any additional cash or securities to the Trust.
       Each Stripped WITS will automatically, without any action by holders being necessary, be and become a Normal WITS on the business day immediately following the Stock Purchase Date, unless there has been a Failed Remarketing and we have issued subordinated notes to the Trust in respect of deferred interest on the Junior Subordinated Notes, in which case the Stripped WITS will only be and become Normal WITS on the business day after these subordinated notes have been paid in full. The Normal WITS, and the Stripped WITS if then outstanding, will represent a beneficial interest in the Trust corresponding to 1/100th of a share of Preferred Stock. If we have issued subordinated notes to the Trust in respect of deferred interest on the Junior Subordinated Notes, the Normal WITS, but not the Stripped WITS, will also correspond to these additional notes. On the Stock Purchase Date, holders of the Normal WITS and the Stripped WITS will also receive the distributions described under “What distributions or payments will be made to holders of the Normal WITS, Stripped WITS and Capital WITS?”
       The following diagrams show what happens on the Stock Purchase Date if there has been a successful Remarketing on the initially scheduled Remarketing Date in February 2011, as well as what assets of the Trust the Normal WITS will correspond to after the Stock Purchase Date:

(1)	Wachovia Bank, N.A. repays the interest bearing deposit.

(2)	The Trust purchases the Preferred Stock from Wachovia for $100,000 per share under the Stock Purchase Contracts using the proceeds at maturity of the Qualifying Treasury Securities and a portion of the proceeds of the deposit. Wachovia makes the final semi-annual Contract Payment to the Trust.

(3)	The Trust uses the final semi-annual Contract Payment and the remainder of the proceeds of the Wachovia Bank, N.A. deposit to make a distribution to holders of the Normal WITS at the rate of 5.80% per annum of their liquidation amount, which is the initial combined distribution rate on the Normal WITS.

•	After settlement of the Stock Purchase Contracts on the Stock Purchase Date, for each $1,000 liquidation amount of Normal WITS and Stripped WITS the Trust will own 1/100th of a share of Preferred Stock.
What happens to the Stock Purchase Contracts in the event of a bankruptcy or merger of Wachovia?
       The Stock Purchase Contracts, our and the Trust’s related rights and obligations under the Stock Purchase Contracts, including the right and obligation to purchase Preferred Stock and the right to receive accrued Contract Payments, automatically will terminate upon our bankruptcy, insolvency or reorganization. If Wachovia Bank, N.A. is placed in receivership while it is holding the interest-bearing deposit, and if the Stock Purchase Contracts have not been terminated, the deposit will be assigned to us on the Stock Purchase Date as payment for the Preferred Stock corresponding to the Normal WITS; however, if the Stock Purchase Contracts have been terminated, the deposit will remain property of the Trust until the Trust’s assets are distributed to the holders of the Trust securities.
       We will agree not to merge or consolidate with any other person unless the surviving corporation assumes our obligations under the Stock Purchase Contracts and reserves sufficient authorized and unissued shares of preferred stock having substantially the same terms and conditions as the Preferred Stock, such that the Trust will receive, on the Stock Purchase Date, preferred stock having substantially the same rights as the Preferred Stock that it would have received had such merger or consolidation not occurred.
What is the ranking of the Trust’s claims against Wachovia either for the Contract Payments under the Stock Purchase Contracts or for interest or principal on the Junior Subordinated Notes, if Wachovia were to become insolvent?
       The Trust’s claims against us for Contract Payments or for payments of principal and interest on Junior Subordinated Notes are subordinated to our indebtedness for money borrowed, including any junior subordinated notes underlying trust preferred securities of Wachovia that are currently outstanding and other subordinated debt that is not by its terms expressly made pari passu with or junior to the Junior Subordinated Notes, all as described under “Description of the Junior Subordinated Notes — Subordination.” As mentioned above, your right to receive accrued and unpaid Contract Payments automatically will terminate upon the occurrence of particular events of Wachovia’s bankruptcy, insolvency or reorganization.
       In connection with an Early Remarketing, other than the first attempt at Remarketing, we may elect that our obligations under the Junior Subordinated Notes shall be senior obligations instead of subordinated obligations, effective on or after the Remarketing Settlement Date.

Are there limitations on our or the Trust’s right to redeem or repurchase the WITS?
       At or prior to the initial issuance of the Normal WITS, we will enter into a Declaration of Covenant, or “Declaration,” relating to the Normal WITS and the shares of Preferred Stock the Trust will purchase under the Stock Purchase Contracts. Our covenants in the Declaration run only to the benefit of holders of Covered Debt, as defined in the Declaration, and are not enforceable by holders of the WITS or the Preferred Stock. However, those covenants could preclude us from repurchasing the WITS or redeeming or repurchasing shares of Preferred Stock at a time we might otherwise wish to repurchase the WITS or redeem or repurchase shares of Preferred Stock.
       In the Declaration, we covenant to repurchase the WITS or redeem or repurchase shares of Preferred Stock only if and to the extent that the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of (i) 133.33% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to such date from the issuance and sale of common stock of Wachovia plus (ii) 100% of the aggregate net cash we or our subsidiaries have received during the 180 days prior to such date from the issuance of other securities or combinations of securities that, among other things, are:

•	with limited exceptions (including for certain hybrid securities that are in form debt), pari passu with or junior to the Preferred Stock upon our liquidation, dissolution or winding-up;

•	perpetual, or have a mandatory redemption or maturity date that is not less than 40 years after the date of initial issuance of such securities; and

•	provide for dividends or other distributions that are either non-cumulative or, if cumulative, are subject to certain optional or mandatory deferral provisions and explicit replacement provisions.
       The Trust will redeem the Capital WITS in exchange for Junior Subordinated Notes promptly after the Remarketing Settlement Date. After the Stock Purchase Date, if the Junior Subordinated Notes have not been successfully remarketed, or the earlier termination of the Stock Purchase Contracts, the Trust may redeem the Capital WITS, in whole but not in part, in exchange for Junior Subordinated Notes having a principal amount equal to the liquidation amount of the Capital WITS so redeemed, provided that there are no additional notes outstanding that were issued in respect of deferred interest on the Junior Subordinated Notes. The Trust is also required to redeem the Normal WITS upon redemption of the Preferred Stock and to redeem any outstanding Capital WITS upon the maturity or earlier redemption of the Junior Subordinated Notes, in each case out of the proceeds of the corresponding security. The Declaration does not restrict the redemption or repurchase of the Capital WITS on or after the Stock Purchase Date.
When can the Trust be dissolved?
       The Trust may only be dissolved upon a bankruptcy, dissolution or liquidation of Wachovia, the redemption of all the WITS in accordance with the provisions of the Trust Agreement or the entry of an order for dissolution of the Trust by a court of competent jurisdiction. The dissolution of the Trust pursuant to the entry of an order for dissolution will constitute an Early Settlement Event if it occurs prior to the Stock Purchase Date and the Stock Purchase Contracts have not otherwise been terminated.
       Upon the dissolution, after satisfaction of liabilities of creditors of the Trust, holders of each class of WITS will generally receive corresponding assets of the Trust in respect of their WITS, which may in the case of Normal WITS consist of depositary receipts in respect of their interests therein, and the WITS will no longer be deemed to be outstanding.

What is the extent of our Guarantee?
       Pursuant to a guarantee, or “Guarantee,” that we will execute and deliver for the benefit of holders of WITS, we will irrevocably guarantee, on a junior subordinated basis, the payment in full of the following:

•	any accumulated and unpaid distributions required to be paid on the WITS, to the extent the Trust has funds available to make the payment;

•	the redemption price for any WITS called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to the holders of the WITS, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the WITS to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the WITS upon liquidation of the Trust.
       Our obligations under the Guarantee are unsecured, are subordinated to and junior in right of payment to all of our secured and senior debt, and rank on a parity with all other similar guarantees issued by us.
       The WITS, the Guarantee and the Junior Subordinated Notes do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to or equally with the Junior Subordinated Notes and the Guarantee.
       The Guarantee, when taken together with our obligations under the Junior Subordinated Notes and the Indenture, the Stock Purchase Contracts and the Trust Agreement, including the obligations to pay costs, expenses, debts and liabilities of the Trust, other than liabilities with respect to the Trust securities, has the effect of providing a full and unconditional guarantee of amounts due on the WITS.
What are the U.S. federal income tax consequences related to the WITS?
       If you purchase Normal WITS in the offering, we will treat you for U.S. federal income tax purposes as having acquired an interest in the Junior Subordinated Notes and Stock Purchase Contracts held by the Trust. You must allocate the purchase price of the Normal WITS between those Junior Subordinated Notes and Stock Purchase Contracts in proportion to their respective fair market values, which will establish your initial tax basis in the Junior Subordinated Notes and the Stock Purchase Contracts. We expect to treat the fair market value of each interest in the Junior Subordinated Notes as $1,000 and the fair market value of each Stock Purchase Contract as $0. This position generally will be binding on the beneficial owner of each Normal WITS but not on the Internal Revenue Service.
       Assuming full compliance with the terms of the Trust Agreement, the Trust will not be classified as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and the Trust intends to treat itself as one or more grantor trusts and/or agency arrangements for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, we will treat each U.S. holder (as defined under “Certain U.S. Federal Income Tax Consequences”) of Normal WITS as purchasing and owning a beneficial interest in the Junior Subordinated Notes and as required to take into account its pro rata share of all items of income, gain, loss or deduction of the Trust.
       The Junior Subordinated Notes will be treated as our indebtedness for U.S. federal income tax purposes. We intend to treat stated interest on the Junior Subordinated Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting, and by purchasing a Normal WITS you agree to report income on this basis. However, because there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Junior Subordinated Notes, other treatments of the Junior Subordinated Notes are possible. See “Certain U.S. Federal Income Tax Consequences.”
       If we exercise our right to defer payments of stated interest on the Junior Subordinated Notes, we intend to treat the Junior Subordinated Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive. See “Certain U.S. Federal Income Tax Consequences.” We intend to report Contract Payments on the Stock Purchase Contracts as income to you, but you may want to consult your tax advisor concerning the U.S. federal income tax treatment of the Contract Payments. See “Certain U.S. Federal Income Tax Consequences.”
What are the U.S. federal income tax consequences related to the Preferred Stock?
       Any distribution with respect to Preferred Stock that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received by the Trust and distributed to you as holder of a Normal WITS after the Stock Purchase Date. Any such dividend will be eligible for the dividends received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2009 are generally taxable at preferential rates if the holder holds its interest in the Preferred Stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets certain other requirements.
What are your expected uses of proceeds from the offering of the WITS?
       We expect to receive net proceeds from this offering of approximately $2,436,500,000, after expenses and underwriting commissions.
       The Trust will invest all of the proceeds from the sale of the Normal WITS and the Trust Common Securities in the Junior Subordinated Notes.
       We intend to use the net proceeds from this offering for general corporate purposes. We expect to treat the Junior Subordinated Notes and the Stock Purchase Contracts as “tier 1 capital” for federal bank holding company regulatory purposes.

RISK FACTORS
       In considering whether to purchase the WITS, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the following risk factors. In addition, because each WITS sold in the offering will represent a beneficial interest in the Trust, which will own our Junior Subordinated Notes and enter into Stock Purchase Contracts with us to acquire our Preferred Stock, you are also making an investment decision with regard to the Junior Subordinated Notes and the Preferred Stock, as well as our Guarantee of the Trust’s obligations. You should carefully review all the information in this prospectus about all of these securities.
Risks Relating to the WITS
We may defer Contract Payments and interest payments on the Junior Subordinated Notes and this may have an adverse effect on the value of the WITS.
       We may at our option, and will if directed to do so by the Federal Reserve, defer the payment of all or part of the Contract Payments on the Stock Purchase Contracts through the Stock Purchase Date, in which case the Trust would defer distributions of corresponding amounts on the Normal WITS and the Stripped WITS. We also may at our option, and will if directed to do so by the Federal Reserve, defer interest payments on the Junior Subordinated Notes, in which case the Trust would defer distributions on the Normal WITS, if the deferral occurs prior to the Stock Purchase Date, and on the Capital WITS.
       If the Junior Subordinated Notes are successfully remarketed, the proceeds will reflect the value of accrued and unpaid interest and, to the extent not placed in an interest-bearing deposit with Wachovia Bank, N.A. to fund the purchase of the Preferred Stock and the final payment under the Normal WITS, will be paid to the holders of the Normal WITS and Trust Common Securities and holders of Capital WITS who elected to dispose of them in connection with the Remarketing. If the Junior Subordinated Notes are not successfully remarketed, on the Stock Purchase Date, the Trust will receive subordinated notes in respect of the deferred amounts, which it will hold as additional assets corresponding to the Normal WITS and Capital WITS. If we defer any Contract Payments until the Stock Purchase Date, the Trust will receive subordinated notes, in lieu of a cash payment, which it will hold as additional assets corresponding to the Normal WITS, the Stripped WITS and Trust Common Securities. The subordinated notes that we issue to the Trust in satisfaction of deferred interest or Contract Payments will be deeply subordinated and bear interest at the rate originally applicable to the Junior Subordinated Notes, which could be less than our then current market rate of interest. In addition, if we exercise our option to defer interest on the Junior Subordinated Notes, we intend to treat the Junior Subordinated Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount. As a result, you will be required to continue to accrue income for U.S. federal income tax purposes even though you would not receive current cash payments in respect of the Junior Subordinated Notes. See “Certain U.S. Federal Income Tax Consequences.” Furthermore, if the Stock Purchase Contracts are terminated due to our bankruptcy, insolvency or reorganization, the right to receive Contract Payments and deferred Contract Payments, if any, will also terminate.
       The terms of our outstanding junior subordinated debentures prohibit us from making any payment of principal of or interest on the Junior Subordinated Notes or the Guarantee relating to the WITS and from repaying, redeeming or repurchasing any Junior Subordinated Notes if we are aware of any event that would be an event of default under the indenture governing those debentures or at any time when we have deferred interest thereunder.
We must obtain Federal Reserve approval before using the Alternative Payment Mechanism.
       The Indenture for the Junior Subordinated Notes provides that we must notify the Federal Reserve if the Alternative Payment Mechanism is applicable and that we may not sell our common stock or perpetual non-cumulative preferred stock or apply any eligible equity proceeds to pay interest pursuant to the Alternative Payment Mechanism if such actions have not been approved by the Federal Reserve.

Accordingly, if we elect to defer interest on the Junior Subordinated Notes or we issue additional subordinated notes in respect of deferred interest and do not obtain the prior approval of the Federal Reserve to issue common stock or perpetual non-cumulative preferred stock and apply the proceeds to pay deferred interest, we will be unable to pay the deferred interest or pay interest on or principal of the additional notes.
Our failure to raise eligible equity proceeds to pay deferred interest is not, by itself, an event of default under the Indenture for the Junior Subordinated Notes.
       Although we are required under the terms of the Indenture for the Junior Subordinated Notes, absent a Market Disruption Event, to use Commercially Reasonable Efforts to sell common stock or non-cumulative perpetual preferred stock to pay deferred interest by the end of the deferral period, our failure to raise sufficient eligible equity proceeds or our use of other funds to pay interest will not, by itself, constitute an event of default under the Indenture.
If the Trust must settle the Stock Purchase Contracts early, you may earn a smaller return on your investment.
       The Remarketing process may begin before February 2011 if certain adverse events described under “Description of the Junior Subordinated Notes — Early Settlement Events” occur. Although dividends will accrue on the Preferred Stock at the same rate as the combined rate at which Contract Payments and interest on the Junior Subordinated Notes would have accrued through March 15, 2011, Preferred Stock dividends are non-cumulative and thus the distributions on the Normal WITS may become non-cumulative at an earlier date than expected. The Preferred Stock acquired by the Trust will also rank lower on liquidation of Wachovia than the Junior Subordinated Notes. Accordingly, if an Early Settlement Event occurs, the Trust may skip distributions that otherwise would have been cumulative and if Wachovia becomes insolvent prior to the date on which the Stock Purchase Date would otherwise have occurred, the Trust’s claim against Wachovia in the insolvency will rank lower than it would have ranked.
The Preferred Stock that the Trust purchases on the Stock Purchase Date may be worth less than the amount it pays for it.
       The Trust must buy our Preferred Stock pursuant to the Stock Purchase Contracts on the Stock Purchase Date at a fixed price of $100,000 per share, or $1,000 for each 1/100th interest in a Stock Purchase Contract corresponding to Normal WITS or Stripped WITS. Although dividends will accrue on the Preferred Stock at a floating rate commencing on the later of March 15, 2011 and the Stock Purchase Date, the spread was established at the time of the offering. Accordingly, adverse changes in our credit quality may cause the market value of the Preferred Stock that the Trust will purchase on the Stock Purchase Date to be lower than the price per share that the Stock Purchase Contracts require it to pay. Holders of Normal WITS and Stripped WITS are assuming the entire risk that the market value of Preferred Stock purchased by the Trust will be lower than the purchase price of the Preferred Stock and that the market value of 1/100th of a share of Preferred Stock corresponding to a Normal WITS may be less than the price they paid for it, and that difference could be substantial.
The return of Pledged Securities on termination of the Stock Purchase Contracts could be delayed if we become subject to a bankruptcy proceeding.
       Notwithstanding the automatic termination of the Stock Purchase Contracts, if we become the subject of a case under the U.S. Bankruptcy Code, imposition of an automatic stay under Section 362 of the Bankruptcy Code, if applicable, or any court-ordered stay may delay the return to the Trust of the securities or interest-bearing deposit with Wachovia Bank, N.A. being held as collateral for the Stock Purchase Contracts, and the delay may continue until the stay has been lifted. The stay will not be lifted until the bankruptcy judge agrees to lift it and return the collateral to the Trust, and the Trust will not be able to distribute the Junior Subordinated Notes or proceeds of the Wachovia Bank, N.A. interest-bearing deposit held as collateral to the holders of the Normal WITS or to distribute the Qualifying Treasury Securities held as collateral to the holders of the Stripped WITS until they are returned to it.
The Contract Payments and interest on the Junior Subordinated Notes beneficially owned by the Trust will be contractually subordinated and will be effectively subordinated to the obligations of our subsidiaries.
       Our obligations with respect to Contract Payments and interest on Junior Subordinated Notes will be subordinate and junior in right of payment and upon liquidation to our obligations under all of our indebtedness for money borrowed, including the junior subordinated debt securities underlying trust preferred securities of Wachovia currently outstanding and other debt that is not by its terms expressly made pari passu with or junior to the Junior Subordinated Notes, but pari passu with trade creditors. At September 30, 2005, our indebtedness that would be senior to our obligations with respect to Contract Payments and payments on Junior Subordinated Notes, excluding the liabilities of our subsidiaries, totaled approximately $29 billion.
       We receive substantially all of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the contracts or otherwise to make any funds available to us. Accordingly, the Contract Payments and payments on our Junior Subordinated Notes, and therefore the WITS, effectively will be subordinated to all existing and future liabilities of our subsidiaries. At September 30, 2005, our subsidiaries had liabilities of approximately $586 billion.
A dissolution of the Trust may affect the value of your investment.
       A dissolution of the Trust may affect the market price of the WITS. The Trust will be dissolved prior to the redemption of all the WITS upon a bankruptcy, dissolution or liquidation of Wachovia or the entry of an order for dissolution of the Trust by a court. If the Trust dissolves, holders of Normal WITS will receive 1/100th of a share of Preferred Stock, or a depositary receipt representing 1/100th of a share of Preferred Stock, for each Normal WITS and holders of Capital WITS will receive $1,000 principal amount of Junior Subordinated Notes for each Capital WITS. Neither the Preferred Stock or depositary receipts nor the Junior Subordinated Notes will be listed on a national securities exchange or quoted on any automated interdealer quotation system unless we determine to list them and they meet the applicable criteria and are accepted for listing and quotation. We do not believe that the Preferred Stock or depositary receipts representing the Preferred Stock would qualify for listing on the New York Stock Exchange under its rules as currently in effect. For these reasons, these securities, and in particular any fractional shares of Preferred Stock you may receive, may be less liquid than the WITS and you may not be able to sell them for as much as you would have been able to sell the Normal WITS or the Capital WITS.
We guarantee distributions on the WITS only if the Trust has cash available.
       If you hold any of the WITS, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accumulated and unpaid distributions required to be paid on the WITS, to the extent the Trust has funds available to make the payment;

•	the redemption price for any WITS called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to holders of WITS, the lesser of:

•	the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the WITS to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the WITS upon liquidation of the Trust.
       If we do not make a required Contract Payment on the Stock Purchase Contracts or interest payment on the Junior Subordinated Notes, the Trust will not have sufficient funds to make the related payment on the WITS. The Guarantee does not cover payments on the WITS when the Trust does not have sufficient funds to make them. If we do not pay any amounts on the Stock Purchase Contracts or the Junior Subordinated Notes when due, holders of the WITS will have to rely on the enforcement by the Property Trustee of the trustee’s rights as owner of the Stock Purchase Contracts or the Junior Subordinated Notes, or proceed directly against us for payment of any amounts due on the Stock Purchase Contracts or the Junior Subordinated Notes.
       Our obligations under the Guarantee are unsecured and are subordinated to and junior in right of payment to all of our secured and senior indebtedness, and rank on a parity with all other similar guarantees issued by us.
Holders of the WITS have limited rights under the Junior Subordinated Notes and Stock Purchase Contracts.
       Except as described below, you, as a holder of the WITS, will not be able to exercise directly any other rights with respect to the Junior Subordinated Notes or Stock Purchase Contracts.
       If an event of default under the Trust Agreement were to occur and be continuing, holders of the WITS would rely on the enforcement by the Property Trustee of its rights as registered holder of the Junior Subordinated Notes and the Stock Purchase Contracts against us. In addition, the holders of a majority in liquidation amount of the relevant class or classes of WITS would have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the Junior Subordinated Notes and Stock Purchase Contracts.
       The Indenture for the Junior Subordinated Notes provides that the Indenture Trustee must give holders notice of all defaults or events of default within 30 days after it becomes known to the Indenture Trustee. However, except in the cases of a default or an event of default in payment on the Junior Subordinated Notes, the Indenture Trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.
       If the Property Trustee were to fail to enforce its rights under the Junior Subordinated Notes in respect of an Indenture event of default after a record holder of the Normal WITS (if prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) or the Capital WITS had made a written request, that record holder of the Normal WITS or the Capital WITS may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the Property Trustee’s rights under the Junior Subordinated Notes. In addition, if we were to fail to pay interest or principal on the Junior Subordinated Notes on the date that interest or principal is otherwise payable, except for deferrals permitted by the Trust Agreement and the Indenture, and this failure to pay were continuing, holders of the Normal WITS, if such failure occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, and holders of the Capital WITS may directly institute a proceeding for enforcement of payment of the principal of or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of their Normal WITS or Capital WITS (a “direct action”) after the respective due dates specified in the Junior Subordinated Notes. In connection with a direct action, we would have the right under the Indenture and the Trust Agreement to set off any payment made to that holder by us. The Stock Purchase Contract Agreement contains similar provisions with respect to a direct action by holders of Normal WITS or Stripped WITS in the event of our default under the Stock Purchase Contracts.
The Property Trustee, as holder of the Junior Subordinated Notes on behalf of the Trust, has only limited rights of acceleration.
       The Property Trustee, as holder of the Junior Subordinated Notes on behalf of the Trust, may accelerate payment of the principal and accrued and unpaid interest on the Junior Subordinated Notes only upon the occurrence and continuation of an Indenture event of default. An Indenture event of default is generally limited to payment defaults after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us or the receivership of our lead bank. There is no right to acceleration upon breaches by us of other covenants under the Indenture or default on our payment obligations under the Guarantee.
The secondary market for the WITS may be illiquid.
       We are unable to predict how the WITS will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the WITS. Although we will apply to list the Normal WITS on the New York Stock Exchange under the symbol “WBTP,” we can give you no assurance as to the liquidity of any market that may develop for the Normal WITS. In addition, in the event that sufficient numbers of Normal WITS are exchanged for Stripped WITS and Capital WITS, the liquidity of Normal WITS could decrease. If Stripped WITS or Capital WITS are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may list the Stripped WITS or Capital WITS on the same exchange as the Normal WITS are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so. Accordingly, if you exchange Normal WITS for Stripped WITS and Capital WITS, your ability to sell them may be limited and we can give you no assurance whether a trading market, if it develops, will continue. As Normal WITS may only be held or transferred in amounts having an aggregate liquidation amount of at least $1,000, the trading market for Normal WITS may be less active than markets for securities that may be held or transferred in smaller denominations and may be less liquid.
The tax accounting for the Junior Subordinated Notes is unclear.
       The Junior Subordinated Notes will be treated as our indebtedness for U.S. federal income tax purposes. We intend to treat stated interest on the Junior Subordinated Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting, and by purchasing a Normal WITS you agree to report income on this basis. However, because there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Junior Subordinated Notes, other treatments of the Junior Subordinated Notes are possible. See “Certain U.S. Federal Income Tax Consequences.”
The general level of interest rates and our credit quality will directly affect the value of the WITS.
       The trading prices of the WITS will be directly affected by, among other things, interest rates generally and our credit quality. It is impossible to predict whether interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect the value of the WITS.

General market conditions and unpredictable factors could adversely affect market prices for the WITS.
       There can be no assurance about the market prices for the WITS. Several factors, many of which are beyond our control, will influence the market value of the WITS. Factors that might influence the market value of the WITS include:

•	whether we are deferring interest or are likely to defer interest on the Junior Subordinated Notes and whether we are deferring or are likely to defer Contract Payments on the Stock Purchase Contracts;

•	whether we skip or are likely to skip dividends on the Preferred Stock from time to time;

•	our creditworthiness;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.
       Accordingly, the Normal WITS that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their cost, and the Stripped WITS and Capital WITS that an investor may acquire in exchange for Normal WITS and Qualifying Treasury Securities may trade at a discount to the cost of those Normal WITS and Qualifying Treasury Securities.
Additional Risks Related to the Normal WITS after the Stock Purchase Date
In purchasing the WITS in the offering, you are making an investment decision with regard to the Preferred Stock.
       As described in this prospectus, on the Stock Purchase Date we will issue Preferred Stock to the Trust. If you hold Normal WITS or Stripped WITS on the Stock Purchase Date, your securities will thereafter represent beneficial interests in the Trust corresponding to 1/100th of a share of Preferred Stock for each $1,000 liquidation amount of WITS. After the Stock Purchase Date, the Trust will rely solely on the payments it receives on the Preferred Stock to fund all payments on the Normal WITS, other than payments corresponding to payments on subordinated notes that we may issue in respect of any deferred interest on the Junior Subordinated Notes after a Failed Remarketing or in respect of deferred contract payments. Accordingly, you should carefully review the information in this prospectus regarding the Preferred Stock.
The Preferred Stock is equity and is subordinate to our existing and future indebtedness.
       The shares of Preferred Stock are equity interests in Wachovia and do not constitute indebtedness. As such, the shares of Preferred Stock will rank junior to all indebtedness and other non-equity claims on Wachovia with respect to assets available to satisfy claims on Wachovia, including in a liquidation of Wachovia. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Preferred Stock (1) dividends are payable only if declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds. Also, as a bank holding company, Wachovia’s ability to declare and pay dividends is dependent on certain federal regulatory considerations. Wachovia has issued and outstanding debt securities under which we may defer interest payments from time to time, but in that case we would not be permitted to pay dividends on any of our capital stock, including the Preferred Stock, during the deferral period.

Investors should not expect Wachovia to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.
       The Preferred Stock is a perpetual equity security. The Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after the later of March 15, 2011 and the Stock Purchase Date. However, our right to redeem the Preferred Stock once issued is subject to two important limitations.
       First, under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. We anticipate that the factors that the Federal Reserve may consider in evaluating a proposed redemption include our capital position after giving effect to the redemption and whether the Preferred Stock will be replaced by or redeemed with the proceeds of a like amount of a capital instrument that is of equal or higher quality with respect to its terms and permanence.
       Second, at or prior to initial issuance of the WITS, we are entering into the Declaration, which will limit our right to redeem or repurchase the Preferred Stock.
       In the Declaration, we covenant to repurchase the WITS or redeem or repurchase shares of Preferred Stock only if and to the extent that the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of (i) 133.33% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to such date from the issuance and sale of common stock of Wachovia plus (ii) 100% of the aggregate net cash we or our subsidiaries have received during the 180 days prior to such date from the issuance of other securities or combinations of securities that, among other things, are

•	with limited exceptions (including for certain hybrid securities that are in form debt), pari passu with or junior to the Preferred Stock upon our liquidation, dissolution or winding-up;

•	perpetual, or have a mandatory redemption or maturity date that is not less than 40 years after the date of initial issuance of such securities; and

•	provide for dividends or other distributions that are either non-cumulative or, if cumulative, are subject to certain optional or mandatory deferral provisions and explicit replacement provisions.
       Our ability to raise proceeds from qualifying securities during the six months prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the Preferred Stock and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from qualifying securities sufficient for that purpose.
Dividends on the Preferred Stock are non-cumulative.
       Dividends on the Preferred Stock are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any Dividend Period, holders of the Preferred Stock would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a Dividend Period after the Dividend Payment Date for such period if our board of directors has not declared such dividend before the related Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Preferred Stock or any other preferred stock we may issue.

If we are deferring payments on our outstanding junior subordinated debt securities or the Junior Subordinated Notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.
       The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to our Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder. The Indenture governing the Junior Subordinated Notes will contain similar provisions.
Holders of Preferred Stock will have limited voting rights.
       Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. However, holders of the Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Preferred Stock, as described under “Description of the Preferred Stock — Voting.”
Holders of Preferred Stock may be unable to use the dividends received deduction.
       Distributions paid to corporate U.S. holders out of dividends on the Preferred Stock may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock to qualify as dividends for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences — Acquisition and Taxation of the Preferred Stock — Dividends on the Preferred Stock.” If any distributions on the Preferred Stock with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the Preferred Stock may decline.
Risks Related to Our Business
       An investment in Wachovia’s securities may involve risks due to the nature of the businesses we engage in and activities related to those businesses. The following are the most significant risks associated with those businesses or activities:
       Business risk. Wachovia’s business model is based on a diversified mix of businesses that provide a broad range of financial products and services, delivered through multiple distribution channels. Wachovia’s diversified businesses are subject to a wide range of competition, ranging from smaller community banking institutions, financial advisors and investment advisors to large, diversified, multi-national financial services providers. Risks associated with our business model include:

•	the timely development of competitive new products and services by Wachovia and the acceptance of these products and services by new and existing customers;

•	the willingness of customers to accept third-party products marketed by Wachovia;

•	the willingness of customers to substitute competitors’ products and services for Wachovia’s products and services and vice versa;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	technological changes; and

•	changes in consumer spending and saving habits.

       Credit risk. Wachovia is one of the nation’s largest lenders, and the credit quality of our portfolio can have a significant impact on our earnings. Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms. Risks associated with our credit quality include:

•	the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; and

•	adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact repayment of such borrowers’ outstanding loans.
       Market risk. Wachovia’s businesses are subject to market risk. The components of market risk are interest rate risk inherent in our balance sheet, price risk in our principal investing portfolio and market value risk in our trading portfolios. Risks associated with managing market risk include:

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	inflation, interest rate, market and monetary fluctuations; and

•	adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, Wachovia’s mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities.
       Operational risk. Operational risk is the risk of loss from inadequate or failed internal processes, people and systems or from external events. Risks associated with operational risk include:

•	unanticipated regulatory or judicial proceedings or rulings;

•	the impact of changes in accounting principles;

•	the impact on Wachovia’s businesses of various domestic or international military or terrorist activities or conflicts; and

•	Wachovia’s success at managing all of the risks discussed herein.
       Acquisitions and divestitures. When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur. In the event Wachovia engages in acquisitions or divestitures, there are risks involved. Risks associated with acquisitions and divestitures include:

•	the risk that the businesses proposed to be acquired or divested will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	the risk that expected revenue synergies and cost savings from the businesses proposed to be acquired may not be fully realized or realized within the expected time frames;

•	the risk that revenues following the proposed acquisition may be lower than expected; and

•	the risk that deposit attrition, operating costs, customer loss and business disruption following the proposed acquisition, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected.

WACHOVIA CORPORATION
       Wachovia was incorporated under the laws of North Carolina in 1967. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and are supervised and regulated by the Federal Reserve. Our banking and securities subsidiaries are supervised and regulated by various federal and state banking and securities regulatory authorities. On September 1, 2001, the former Wachovia Corporation merged with and into First Union Corporation, and First Union Corporation changed its name to “Wachovia Corporation.”
       In addition to North Carolina, Wachovia’s full-service banking subsidiaries operate in Alabama, Connecticut, Delaware, Florida, Georgia, Maryland, Mississippi, New Jersey, New York, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington, D.C. These full-service banking subsidiaries provide a wide range of commercial and retail banking and trust services. Wachovia also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services through other subsidiaries.
       In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, Wachovia has concentrated its efforts on building a large regional banking organization in what it perceives to be some of the better banking markets in the eastern United States. Since November 1985, Wachovia has completed over 100 banking-related acquisitions.
       Wachovia continually evaluates its business operations and organizational structures to ensure they are aligned closely with its goal of maximizing performance in its core business lines, Capital Management, Wealth Management, the General Bank and Corporate and Investment Banking. When consistent with our overall business strategy, we may consider the disposition of certain of our assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities, particularly in areas that would complement our core business lines, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected.
       Wachovia is a separate and distinct legal entity from its banking and other subsidiaries. Dividends received from our subsidiaries are a source of funds to pay dividends on our common and preferred stock and debt service on our debt. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.
Recent Developments
Fourth Quarter 2005 Results
       On January 19, 2006, Wachovia announced its results of operations for the quarter ended December 31, 2005. Wachovia’s earnings were $1.71 billion in the fourth quarter of 2005 compared with earnings of $1.45 billion in the fourth quarter of 2004. On a per share basis, earnings were $1.09 compared with $0.95 a year ago.
       For the full year of 2005, earnings were $6.64 billion, or $4.19 per share, compared with $5.21 billion, or $3.81 per share, for the full year of 2004.
       These results included a discontinued operations gain of $214 million after-tax, or $0.14 per share, related to the fourth quarter 2005 sale of Wachovia’s corporate and institutional trust businesses.

       Tax-equivalent net interest income was $3.58 billion in the fourth quarter of 2005 compared with $3.36 billion in the fourth quarter of 2004. Fee and other income was $2.99 billion in the fourth quarter of 2005 compared with $2.80 billion in the fourth quarter of 2004.
       Nonperforming assets were $720 million, or 0.28% of net loans and foreclosed properties, at December 31, 2005, compared with $1.10 billion, or 0.49%, at December 31, 2004. Annualized net charge-offs as a percentage of average net loans were 0.09% in the fourth quarter of 2005 compared with 0.23% in the fourth quarter of 2004. The provision for credit losses was $81 million in the fourth quarter of 2005 compared with $109 million a year ago.
       Net loans at December 31, 2005 were $259.0 billion compared with $223.8 billion a year ago. Total deposits were $324.9 billion at December 31, 2005, compared with $295.1 billion a year ago. Stockholders’ equity was $47.6 billion at December 31, 2005, compared with $47.3 billion a year ago. At December 31, 2005, Wachovia had assets of $520.8 billion.

THE TRUST
       The following is a summary of some of the terms of the Trust. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trust but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”
       Wachovia Capital Trust III, or “Trust,” is a statutory trust created under Delaware law pursuant to a Trust Agreement, signed by us, as sponsor of the Trust, and the Delaware Trustee, and the filing of a certificate of trust with the Delaware Secretary of State. The Trust Agreement of the Trust will be amended and restated in its entirety by us, the Delaware Trustee, the Property Trustee and the administrative trustees before the issuance of the WITS. We refer to the Trust Agreement, as so amended and restated, as the “Trust Agreement.” The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, or “Trust Indenture Act.”
       The Trust exists for the exclusive purposes of:

•	issuing the WITS and the common securities issued concurrently to us by the Trust, or “Trust Common Securities,” and together with the WITS, the “Trust securities,” representing beneficial interests in the Trust;

•	investing the gross proceeds of the Trust securities in Junior Subordinated Notes;

•	entering into the Stock Purchase Contract Agreement and holding the Stock Purchase Contracts;

•	holding Junior Subordinated Notes, Qualifying Treasury Securities and an interest-bearing deposit with Wachovia Bank, N.A., and pledging them to secure the Trust’s obligations under the Stock Purchase Contracts;

•	selling Junior Subordinated Notes in a Remarketing;

•	purchasing the Preferred Stock pursuant to the Stock Purchase Contracts on the Stock Purchase Date and holding it thereafter; and

•	engaging in only those activities necessary or incidental thereto.
       We will own all of the Trust Common Securities, either directly or indirectly. The Trust Common Securities rank equally with the WITS and the Trust will make payment on its Trust securities pro rata, except that upon certain events of default under the Trust Agreement relating to payment defaults on the Junior Subordinated Notes or non-payment of Contract Payments, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the WITS. We will acquire Trust Common Securities in an aggregate liquidation amount equal to $1,000,000.
       The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be U.S. Bank National Association, as the property trustee, or “Property Trustee,” U.S. Bank Trust National Association, as the Delaware trustee, or “Delaware Trustee,” and two or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us. The Property Trustee will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act and will also act as trustee under the Guarantee and the Indenture. See “Description of the Guarantee.”
       Unless an event of default under the Indenture has occurred and is continuing at a time that the Trust owns any Junior Subordinated Notes, the holders of the Trust Common Securities will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee.
       The Property Trustee and/or the Delaware Trustee may be removed or replaced for cause by the holders of a majority in liquidation amount of the WITS. In addition, holders of a majority in liquidation amount of the Capital WITS and, if prior to the Stock Purchase Date or, if earlier, the Remarketing

Settlement Date, Normal WITS will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee if an event of default under the Indenture has occurred and is continuing and, at any time after the Stock Purchase Date, the holders of a majority in liquidation amount of the Normal WITS will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee if we have failed to declare and pay dividends on the Preferred Stock held by the Trust for six or more consecutive quarters.
       The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the Trust Common Securities, and in no event will the holders of WITS have such right.
       The Trust is a “finance subsidiary” of us within the meaning of Rule 3-10 of Regulation S-X under the Securities Act of 1933, or “Securities Act.” As a result, no separate financial statements of the Trust are included in this prospectus, and we do not expect that the Trust will file reports with the SEC under the Exchange Act.
       The Trust is perpetual, but may be dissolved earlier as provided in the Trust Agreement.
       We will pay all fees and expenses related to the Trust and the offering of the WITS.

USE OF PROCEEDS
       We expect to receive net proceeds from this offering of approximately $2,436,500,000, after expenses and underwriting commissions. The Trust will invest substantially all of the proceeds from the sale of the Normal WITS and all of the proceeds from the sale of the Trust Common Securities in the Junior Subordinated Notes issued by us.
       We intend to use the net proceeds from this offering for general corporate purposes.

SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA
       The following is selected unaudited consolidated condensed financial information for Wachovia for the nine months ended September 30, 2005, and the year ended December 31, 2004. The summary below should be read in conjunction with our consolidated financial statements, and the related notes thereto, and the other detailed information contained in our 2005 Third Quarter Report on Form 10-Q and our 2004 Annual Report on Form 10-K.

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
(In millions, except per share data)	2005	2004

CONSOLIDATED CONDENSED SUMMARIES OF INCOME
Interest income	$17,215	17,288
Interest expense	7,041	5,327

Net interest income	10,174	11,961
Provision for credit losses	168	257

Net interest income after provision for credit losses	10,006	11,704
Securities gains (losses)	163	(10)
Fee and other income	9,051	10,789
Merger-related and restructuring expenses	234	444
Other noninterest expense	11,430	14,222
Minority interest in income of consolidated subsidiaries	239	184

Income before income taxes	7,317	7,633
Income taxes	2,381	2,419

Net income	$4,936	5,214

PER COMMON SHARE DATA
Basic earnings	$3.16	3.87
Diluted earnings	3.10	3.81
Cash dividends	$1.43	1.66
Average common shares — Basic	1,561	1,346
Average common shares — Diluted	1,590	1,370

CONSOLIDATED CONDENSED PERIOD-END BALANCE SHEETS
Cash and cash equivalents	$42,551	38,591
Trading account assets	49,646	45,932
Securities	117,195	110,597
Loans, net of unearned income	239,733	223,840
Allowance for loan losses	(2,719)	(2,757)

Loans, net	237,014	221,083

Loans held for sale	18,038	12,988
Goodwill	21,857	21,526
Other intangible assets	1,285	1,581
Other assets	44,795	41,026

Total assets	$532,381	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	320,439	295,053
Short-term borrowings	78,184	63,406
Trading account liabilities	19,815	21,709
Other liabilities	17,436	16,262
Long-term debt	45,846	46,759

Total liabilities	481,720	443,189
Minority interest in net assets of consolidated subsidiaries	3,904	2,818
Stockholders’ equity	46,757	47,317

Total liabilities and stockholders’ equity	$532,381	493,324

CAPITALIZATION
       Our consolidated actual unaudited capitalization as of September 30, 2005 and our capitalization as adjusted to give effect to the sale of the securities offered hereby are presented below. See “Use of Proceeds.”

	September 30, 2005

(In millions, except per share data)	Actual	Adjusted

Long-term Debt:
Total long-term debt	$45,846	48,347

Stockholders’ Equity:
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—
Common stock, $3.33 1/3 par value, 3 billion shares authorized, 1.553 billion shares outstanding	5,178	5,178
Paid-in capital	30,821	30,754
Retained earnings	11,086	11,086

Accumulated other comprehensive income, net	(328)	(328)

Total stockholders’ equity	46,757	46,690

Total long-term debt and stockholders’ equity	$92,603	95,037

REGULATORY CONSIDERATIONS
       As a financial holding company and a bank holding company under the Bank Holding Company Act, the Federal Reserve regulates, supervises and examines Wachovia. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Wachovia, please refer to Wachovia’s annual report on Form 10-K for the fiscal year ended December 31, 2004, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Wachovia’s earnings are affected by actions of the Federal Reserve and the Office of Comptroller of the Currency, which regulate our banking subsidiaries, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.
       Wachovia’s earnings are also affected by general economic conditions, our management policies and legislative action.
       In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Wachovia’s business.
       Depositary institutions, like Wachovia’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. Wachovia also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Wachovia’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

ACCOUNTING TREATMENT; REGULATORY CAPITAL
General
       The proceeds from the sale of the WITS will be allocated between the Stock Purchase Contracts and the Junior Subordinated Notes in proportion to the fair market value of each at the date of the offering.
       We will recognize the present value of the Contract Payments under the Stock Purchase Contracts as a liability with an offsetting reduction in stockholders’ equity. This liability increases over five years by interest charges to the statement of earnings based on a constant rate calculation. Contract Payments paid on the Stock Purchase Contracts will reduce this liability.
       The Stock Purchase Contracts are forward transactions in our Preferred Stock. Upon settlement of a Stock Purchase Contract, we will receive $100,000 on that Stock Purchase Contract and will issue a share of Preferred Stock. The $100,000 we receive will be credited to stockholders’ equity.
       Fees and expenses incurred in connection with this offering will be allocated between the Junior Subordinated Notes and the Stock Purchase Contracts. The amount allocated to the Junior Subordinated Notes will be amortized and recognized as interest expense over the term of the Junior Subordinated Notes. The amount allocated to the Stock Purchase Contracts will be charged to stockholders’ equity.
Other Matters
       Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the WITS and the Stock Purchase Contracts. It is possible that our accounting for the WITS and the Stock Purchase Contracts could be affected by any new accounting rules that might be issued by these groups.
Regulatory Capital Treatment
       We expect that the Federal Reserve will treat the Normal WITS and Stripped WITS as tier 1 capital in an amount equal to the amount of this offering for purposes of its capital guidelines applicable to bank holding companies such as Wachovia. We also expect that, although the Normal WITS and Stripped WITS will be “restricted core capital elements” for purposes of the guidelines prior to issuance of the Preferred Stock on the Stock Purchase Date, the Normal WITS and Stripped WITS will be “qualifying mandatory convertible securities” for purposes of those guidelines, with the consequence that the Normal WITS and Stripped WITS, taken together with the other enumerated restricted core capital elements that in the aggregate are limited to 15% of tier 1 capital, will be subject to the separate sub-limit of 25% of tier 1 capital for internationally active banking organizations like Wachovia once the guidelines become fully effective on March 31, 2009.

DESCRIPTION OF THE WITS
       The following is a summary of some of the terms of the WITS and of the Trust Agreement under which they are issued. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the WITS and the Trust Agreement but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”
General
       The WITS will be issued pursuant to the Trust Agreement. The Property Trustee, U.S. Bank National Association, will act as indenture trustee for the WITS under the Trust Agreement for purposes of compliance with the provisions of the Trust Indenture Act. The WITS, each with a liquidation amount of $1,000, may be either Normal WITS, Stripped WITS or Capital WITS, and unless indicated otherwise, as used in this prospectus the term “WITS” will include all three of these classes of WITS. The WITS issued in the offering will consist of 2,500,000 Normal WITS, which are exchangeable for the other classes of WITS as described herein. The terms of each class of WITS will include those stated in the Trust Agreement, including any amendments thereto and those made part of the Trust Agreement by the Trust Indenture Act and the Delaware Statutory Trust Act.
       The Trust will initially own all of our Remarketable Junior Subordinated Notes due 2042, or “Junior Subordinated Notes,” and will enter into a stock purchase contract agreement, or “Stock Purchase Contract Agreement,” with us, pursuant to which it will own 25,010 stock purchase contracts, each a “Stock Purchase Contract” having a stated amount of $100,000.
       In addition to the WITS, the Trust Agreement authorizes the administrative trustees of the Trust to issue the Trust Common Securities on behalf of the Trust. We will own directly or indirectly all of the Trust Common Securities. The Trust Common Securities rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis with the WITS except as set forth below under “— Ranking of Trust Common Securities.” The Trust Agreement does not permit the Trust to issue any securities other than the Trust Common Securities and the WITS or to incur any indebtedness.
       Under the Trust Agreement, the Property Trustee on behalf of the Trust:

•	will own the Junior Subordinated Notes purchased by the Trust for the benefit of the holders of the Normal WITS, Capital WITS and Trust Common Securities;

•	will enter into the Stock Purchase Contracts and own the Preferred Stock purchased by the Trust pursuant thereto for the benefit of the holders of the Normal WITS, Stripped WITS and Trust Common Securities;

•	will own the Qualifying Treasury Securities delivered upon exchange of Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS or purchased by the Collateral Agent with the proceeds of maturing Qualifying Treasury Securities for the benefit of the holders of Stripped WITS;

•	will place in a deposit with Wachovia Bank, N.A., payable on the Stock Purchase Date and bearing interest at 4.90% per annum, the cash proceeds from the Remarketing of the Junior Subordinated Notes on the Remarketing Settlement Date for the benefit of the holders of Normal WITS; and

•	may own the subordinated notes, if any, we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Junior Subordinated Notes and/or deferred Contract Payments on the Stock Purchase Contracts, as the case may be.
       The payment of distributions out of money held by the Trust, and payments upon redemption of the WITS or liquidation of the Trust, are guaranteed by us to the extent described under “Description of the

Guarantee.” The Guarantee, when taken together with our obligations under the Stock Purchase Contracts, the Junior Subordinated Notes and the Indenture and our obligations under the Trust Agreement, including our obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust Common Securities and the WITS, has the effect of providing a full and unconditional guarantee of amounts due on the WITS. U.S. Bank National Association, as the Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the WITS. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of the WITS is to vote to direct the Property Trustee to enforce the Property Trustee’s rights under the Junior Subordinated Notes or the Stock Purchase Contracts, as the case may be.
       When we use the term “holder” in this prospectus with respect to a registered WITS, we mean the person in whose name such WITS is registered in the security register. The WITS will be held in book-entry form only, as described under “Book-Entry System,” except in the circumstances described in that section, and will be held in the name of DTC or its nominee.
       We will apply to list the Normal WITS on the New York Stock Exchange under the symbol “WBTP.” Unless and until Normal WITS are exchanged for Stripped WITS and Capital WITS, the Stripped WITS and the Capital WITS will not trade separately. If Stripped WITS or Capital WITS (or after the Remarketing Settlement Date, Junior Subordinated Notes) are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may list the Stripped WITS or Capital WITS (or after the Remarketing Settlement Date, Junior Subordinated Notes) on the same exchange as the Normal WITS are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so.
Normal WITS
       The WITS sold in the offering are called the 5.80% Fixed-to-Floating Rate Normal WITS, or “Normal WITS,” and each represents a beneficial interest in the Trust initially corresponding to the following Trust assets:

•	$1,000 principal amount of Junior Subordinated Notes; and

•	a 1/100th interest in a Stock Purchase Contract under which:

•	the Trust will agree to purchase from us, and we will agree to sell to the Trust, on the Stock Purchase Date, for $100,000 in cash, a share of our Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 Liquidation Preference per share, or “Preferred Stock”; and

•	we will pay Contract Payments to the Trust at the rate of 0.60% per annum on the liquidation amount of $100,000, subject to our right to defer these payments.
We describe the Stock Purchase Contracts, the Trust’s obligation to purchase our Preferred Stock and the Contract Payments in more detail under “Description of the Stock Purchase Contracts” and we describe the Junior Subordinated Notes and how and when they will be remarketed in more detail under “Description of the Junior Subordinated Notes.”
       The stock purchase date under the Stock Purchase Contracts, or “Stock Purchase Date,” is expected to be March 15, 2011 (or, if such day is not a business day, the next business day), but could (i) occur on an earlier date in the circumstances described below under “Description of the Junior Subordinated Notes — Early Settlement” or (ii) be deferred for quarterly periods until as late as March 15, 2012 (or, if such day is not a business day, the next business day) if the first four attempts to remarket the Junior Subordinated Notes are not successful. Through the later of March 15, 2011 and the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, unless we otherwise defer such payments, we will make interest payments on the Junior Subordinated Notes at the annual rate of 5.20% per annum, semi-annually in arrears on each March 15 and September 15, calculated on the basis of a 360-day year consisting of twelve

30-day months, and the Trust will pass through such interest payments when received as distributions on the Normal WITS. We will also make an interim interest payment on the Stock Purchase Date if the Junior Subordinated Notes have not been successfully remarketed and such date is not otherwise an interest payment date. After the later of March 15, 2011 and the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the Trust will not pass through interest on the Junior Subordinated Notes to holders of Normal WITS.
       The purchase price of each Normal WITS will be allocated between the interests in the corresponding Stock Purchase Contract and the corresponding Junior Subordinated Notes in proportion to their respective fair market values at the time of issuance. We expect that, at the time of issuance, the fair market value of each Junior Subordinated Note will be $1,000 and the fair market value of each Stock Purchase Contract will be $0. This position generally will be binding on each beneficial owner of each Normal WITS but not on the Internal Revenue Service.
       Any Junior Subordinated Notes beneficially owned by the Trust corresponding to the Normal WITS and their proceeds will be pledged to us under a collateral agreement, or “Collateral Agreement,” between us and JPMorgan Chase Bank, National Association, or “JPMorgan Chase,” acting as collateral agent, or “Collateral Agent,” to secure the Trust’s obligation to purchase Preferred Stock under the corresponding Stock Purchase Contract. JPMorgan Chase will also act as registrar and transfer agent, or “Transfer Agent,” for the WITS and as custodial agent, or “Custodial Agent,” for other property of the Trust. If JPMorgan Chase should resign or be removed in any of these capacities, we or the Trust will designate a successor and the terms “Collateral Agent,” “Transfer Agent” and “Custodial Agent” as used in this prospectus will refer to that successor.
       A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York, Charlotte, North Carolina or Wilmington, Delaware are permitted or required by any applicable law to close.
Exchanging Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS
       You will have the right prior to the Stock Purchase Date or, if earlier, the successful Remarketing of the Junior Subordinated Notes, to exchange Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS by depositing with the Collateral Agent $1,000 principal amount of Qualifying Treasury Securities for each $1,000 liquidation amount of Normal WITS to be exchanged, transferring your Normal WITS to the Transfer Agent and delivering the required notice, as described below under “— Exchange Procedures.” Upon any such exchange, you will receive $1,000 liquidation amount of Stripped WITS and $1,000 liquidation amount of Capital WITS, and you will be able to trade them separately, although they will not be listed on any stock exchange unless we decide to list them. You will be able to exercise this right on any business day until the Stock Purchase Date, other than on a day in March, June, September or December that is on or after the first day of the month through the 15th day of the month (or the next business day if the 15th is not a business day) or from 3:00 P.M., New York City time, on the second business day before any Remarketing Date and until the business day after that Remarketing Date. You will also not be able to exercise this right at any time after a successful Remarketing. We refer to periods during which exchanges are permitted as “Exchange Periods.”
       Each “Stripped WITS” will be a beneficial interest in the Trust corresponding to:

•	a 1/100th interest in a Stock Purchase Contract; and

•	$1,000 principal amount of treasury securities that were Qualifying Treasury Securities on the date they were acquired by the Trust.
On each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), each holder of Stripped WITS will also be entitled to receive Excess Proceeds Distributions consisting of the excess of the principal amount at maturity of the Qualifying Treasury Securities over the cost of replacing them with new Qualifying Treasury Securities.

       Each “Capital WITS” will be a beneficial interest in the Trust corresponding to $1,000 principal amount of Junior Subordinated Notes held by the Custodial Agent on behalf of the Trust. The Trust will redeem the Capital WITS promptly after the Remarketing Settlement Date in exchange for Junior Subordinated Notes having an aggregate principal amount equal to the aggregate liquidation amount of Capital WITS so redeemed.
       Qualifying Treasury Securities. In order to determine what U.S. Treasury security is the Qualifying Treasury Security during any Exchange Period, any administrative trustee shall, for each March 15, June 15, September 15 and December 15, commencing on March 15, 2006 and ending on the Stock Purchase Date or the earlier termination of the Stock Purchase Contracts, or if any such day is not a business day, the immediately succeeding business day, or “Additional Distribution Date,” identify:

•	the 13-week treasury bill that matures at least one but not more than six business days prior to that Additional Distribution Date, or

•	if no 13-week treasury bill that matures at least one but not more than six business days prior to that Additional Distribution Date is or is scheduled to be outstanding on the immediately preceding Additional Distribution Date, the 26-week treasury bill that matures at least one but not more than six business days prior to that Additional Distribution Date, or

•	if neither of such treasury bills is or is scheduled to be outstanding on the immediately preceding Additional Distribution Date, any other treasury security (which may be a zero coupon treasury security) that is outstanding on the immediately preceding Additional Distribution Date, is highly liquid and matures at least one business day prior to such Additional Distribution Date; provided that any treasury security identified pursuant to this clause shall be selected in a manner intended to minimize the cash value of the security selected.
The administrative trustees shall use commercially reasonable efforts to identify the security meeting the foregoing criteria for each Additional Distribution Date promptly after the Department of the Treasury makes the schedule for upcoming auctions of Treasury securities publicly available and shall, to the extent that a security previously identified with respect to any Additional Distribution Date is no longer expected to be outstanding on the immediately preceding Additional Distribution Date, identify another security meeting the foregoing criteria for such Additional Distribution Date. The security most recently identified by the administrative trustees with respect to any Additional Distribution Date shall be the “Qualifying Treasury Security” with respect to the period from and including its date of issuance (or if later, the date of maturity of the Qualifying Treasury Security with respect to the immediately preceding Additional Distribution Date) to but excluding its date of maturity, and the administrative trustees’ identification of a security as a Qualifying Treasury Security for such period shall be final and binding for all purposes absent manifest error. You will be able to obtain the issue date, the maturity date and, when available, the CUSIP number of the treasury bills or other treasury securities that are Qualifying Treasury Securities for the current and next Exchange Period from the Collateral Agent by calling 1-800-275-2048. Since this information is subject to change from time to time, holders should confirm this information prior to purchasing or delivering treasury securities in connection with any exchange of Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS.
       Each Qualifying Treasury Security delivered to the Collateral Agent in connection with any exchange of Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS and each Qualifying Treasury Security purchased by the Collateral Agent with the proceeds of any maturing Qualifying Treasury Security will be pledged to us through the Collateral Agent to secure the Trust’s obligation to purchase Preferred Stock under the corresponding Stock Purchase Contracts. In purchasing Qualifying Treasury Securities, the Collateral Agent will solicit offers from at least three U.S. government securities dealers, one of which may be JPMorgan Chase or an affiliate of JPMorgan Chase, and will accept the lowest offer so long as at least two offers are available. The Collateral Agent shall have no liability to the Trust, any trustee or any holder of the WITS in connection with the purchase of Qualifying Treasury Securities in the absence of gross negligence or willful misconduct.

       Exchange Procedures. To exchange Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS, for each Normal WITS you must:

•	deposit with the Collateral Agent treasury securities that are Qualifying Treasury Securities on the date of deposit, in a principal amount of $1,000, which you must purchase on the open market at your expense unless you already own them;

•	transfer the Normal WITS to the Transfer Agent; and

•	deliver a notice to the Collateral Agent and the Transfer Agent, in connection with the actions specified above, stating that you are depositing the appropriate Qualifying Treasury Securities with the Collateral Agent, transferring the Normal WITS to the Transfer Agent in connection with the exchange of the Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS and requesting the delivery to you of Stripped WITS and Capital WITS.
       Upon the deposit, transfer and receipt of notice, the Collateral Agent will release the Junior Subordinated Notes corresponding to the exchanged Normal WITS from the pledge under the Collateral Agreement, free and clear of our security interest, and continue to hold them as Custodial Agent for the Trust in connection with the Capital WITS to be delivered to you. The Transfer Agent will cancel the exchanged Normal WITS and then deliver the Stripped WITS and Capital WITS to you.
Exchanging Stripped WITS and Capital WITS for Normal WITS and Qualifying Treasury Securities
       If you hold Stripped WITS and Capital WITS you will have the right, at any time during an Exchange Period, to exchange them for Normal WITS and Qualifying Treasury Securities by transferring your Stripped WITS and Capital WITS to the Transfer Agent and delivering the notice specified below. The Collateral Agent will substitute a principal amount of Junior Subordinated Notes equal to the liquidation amount of the Stripped WITS so exchanged for the same principal amount of Qualifying Treasury Securities pledged to secure the Trust’s obligations under the Stock Purchase Contracts and deliver these Qualifying Treasury Securities to you, unencumbered by the security interest created under the Collateral Agreement, after which you will own the Qualifying Treasury Securities separately from the Normal WITS.
       To exchange Stripped WITS and Capital WITS for Normal WITS and Qualifying Treasury Securities, you must transfer to the Transfer Agent Stripped WITS and Capital WITS having the same liquidation amount, accompanied by a notice to the Transfer Agent, which you must also deliver to the Collateral Agent, stating that you are transferring the Stripped WITS and Capital WITS in connection with the exchange of Stripped WITS and Capital WITS for Normal WITS and Qualifying Treasury Securities, requesting the release to you of pledged Qualifying Treasury Securities having a principal amount equal to the liquidation amount of Stripped WITS and Capital WITS so exchanged and requesting the delivery to you of Normal WITS. You must purchase the Stripped WITS or the Capital WITS at your expense unless you otherwise own them.
       Upon the transfer of Stripped WITS and Capital WITS together with the notice and request, the Collateral Agent will release the corresponding Qualifying Treasury Securities from the pledge under the Collateral Agreement, free and clear of our security interest, and deliver them to you. The Transfer Agent will then cancel the exchanged Stripped WITS and Capital WITS and deliver the Normal WITS to you.
       The Junior Subordinated Notes corresponding to the Capital WITS you delivered will be pledged to us through the Collateral Agent to secure the Trust’s obligation to purchase Preferred Stock under the Stock Purchase Contracts related to the Normal WITS.
       If you elect to exchange Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS, or vice versa, you will be responsible for any fees or expenses payable in connection with the exchange.

Current Payments
       The Trust must make distributions on each class of WITS on the relevant Distribution Dates to the extent that it has funds available therefor. The Trust’s funds available for distribution to you as a holder of any class of WITS will be limited to payments received from us on the assets held by the Trust corresponding to that class. We will guarantee the payment of distributions on the WITS out of moneys held by the Trust to the extent of available Trust funds, as described under “Description of the Guarantee.” Our obligation to pay Contract Payments will be subordinate and junior in right of payment to all our senior and subordinated indebtedness, to the same extent as our obligations under our Junior Subordinated Notes, as described under “Description of the Junior Subordinated Notes.” Our obligations under the Junior Subordinated Notes are similarly subordinate and junior in right of payment to all our senior and subordinated indebtedness.
       The distribution dates for Normal WITS and Stripped WITS, which we call “Regular Distribution Dates,” are:

•	each March 15 and September 15 occurring prior to and including the later of March 15, 2011 and the Stock Purchase Date, commencing March 15, 2006 (or, in the case of Stripped WITS, the first such date on which Stripped WITS are outstanding);

•	after the later of March 15, 2011 and the Stock Purchase Date, each March 15, June 15, September 15 and December 15, or if any such date is not a business day, the next business day; and

•	the Stock Purchase Date if not otherwise a Regular Distribution Date;
provided that the last Regular Distribution Date for the Stripped WITS shall be the Stock Purchase Date.
       The distribution dates for Capital WITS, which we call “Capital WITS Distribution Dates,” are:

•	each March 15 and September 15, commencing with the first such date on which Capital WITS are outstanding and continuing through and including the last such date to occur prior to the Remarketing Date for a successful Remarketing (or, if any such day is not a business day, the next succeeding business day); and

•	thereafter for so long as Capital WITS remain outstanding each day that is an interest payment date for the Junior Subordinated Notes.
       Also, prior to the Stock Purchase Date, the Trust will make additional distributions on the Stripped WITS relating to the Qualifying Treasury Securities quarterly on each March 15, June 15, September 15 and December 15, or if any such date is not a business day, the next business day, or “Additional Distribution Date,” or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable, commencing with the first such day after Stripped WITS are outstanding.
       We use the term “Distribution Date” to mean a Regular Distribution Date, a Capital WITS Distribution Date or an Additional Distribution Date. A “Distribution Period” is (i) with respect to Normal WITS, Stripped WITS and Trust Common Securities, each period of time beginning on a Regular Distribution Date (or the date of original issuance in the case of the Distribution Period ending in March 2006) and continuing to but not including the next succeeding Regular Distribution Date for such class; and (ii) with respect to Capital WITS, each period of time beginning on a Capital WITS Distribution Date (or the date of original issuance of the WITS in the case of the Distribution Period ending in March 2006) and continuing to but not including the next succeeding Capital WITS Distribution Date. When a Distribution Date is not a business day, the Trust will make the distribution on the next business day without interest. The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated.
       Distributions made for periods prior to the later of March 15, 2011 and the Stock Purchase Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and distributions for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed.
       Distributions on the WITS will be payable to holders as they appear in the security register of the Trust on the relevant record dates. The record dates will be the last day of the month immediately preceding the month in which the Distribution Date falls. Distributions will be paid through the Property Trustee or paying agent, who will hold amounts received in respect of the Junior Subordinated Notes, the Stock Purchase Contracts and the Preferred Stock for the benefit of the holders of the WITS. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each distribution will be made as described in the section entitled “Book-Entry System.”
       Normal WITS. Subject to the deferral provisions described below, through the later of March 15, 2011 and the Stock Purchase Date holders of Normal WITS will be entitled to receive cash distributions semi-annually on each Regular Distribution Date at the rate of 5.80% per annum of the liquidation amount, corresponding to (i) interest on the Junior Subordinated Notes accruing for each Distribution Period ending prior to that date at the rate of 5.20% per annum and Contract Payments accruing for each Distribution Period ending prior to that date at the rate of 0.60% per annum on the liquidation amount of $1,000 per Normal WITS or (ii) if the Stock Purchase Date occurs prior to March 15, 2011, dividends on the Preferred Stock accruing for each Distribution Period ending prior to that date.
       Subject to the deferral provisions described below, holders of Normal WITS will also receive on the Stock Purchase Date, without duplication of the above payments, an amount equal to accrued and unpaid Contract Payments and interest on the Junior Subordinated Notes, whether or not the Junior Subordinated Notes have been successfully remarketed. A portion of the net proceeds of any successful Remarketing will be placed in the interest-bearing deposit with Wachovia Bank, N.A. in an amount equal to the amount of interest that would have been payable to the Trust on the Junior Subordinated Notes had they not been sold in the Remarketing and the interest rate not been reset. Holders of Normal WITS making the election described under “Remarketing of the Junior Subordinated Notes — Normal WITS” will not be entitled to this additional cash payment due to other holders of Normal WITS if the Remarketing is successful since their Normal WITS will automatically become Stripped WITS and Capital WITS on the Remarketing Settlement Date. In the case of a Failed Remarketing, the Stock Purchase Date will be an interest payment date on the Junior Subordinated Notes.
       After the Stock Purchase Date, holders of Normal WITS will be entitled to receive distributions corresponding to dividends on the Preferred Stock held by the Trust. These non-cumulative cash dividends will be payable if, as and when declared by our board of directors, on the Dividend Payment Dates, which are:

•	if the Preferred Stock is issued prior to March 15, 2011, semi-annually in arrears on each March 15 and September 15 through March 15, 2011; and

•	from and including the later of March 15, 2011 and the date of issuance, quarterly in arrears on each March 15, June 15, September 15 and December 15 (or, if such day is not a business day, the next business day).
For any Dividend Period ending prior to March 15, 2011 dividends will accrue at a rate per annum equal to 5.80%, which is the same rate as the combined rate at which Contract Payments and interest on the Junior Subordinated Notes would have accrued, and for any Dividend Period ending after March 15, 2011, dividends will accrue at a rate per annum equal to the greater of (x) Three-Month LIBOR for the related Dividend Period plus 0.93% and (y) 5.56975%.
       For more information about dividends on the Preferred Stock, see “Description of the Preferred Stock — Dividends.”
       Stripped WITS. Subject to the deferral provisions described below, holders of Stripped WITS will be entitled to receive cash distributions on each Regular Distribution Date corresponding to Contract Payments payable by us through the Stock Purchase Date, at the rate of 0.60% per annum on the liquidation amount of $1,000 per Stripped WITS, accruing for each Stripped WITS from the Regular Distribution Date immediately preceding its issuance. Not later than each Additional Distribution Date on which any Stripped WITS are outstanding, the Collateral Agent will reinvest the proceeds of maturing Qualifying Treasury Securities on behalf of the Trust in securities that are Qualifying Treasury Securities as of such date, in each case having the same principal amount at maturity as the maturing Qualifying Treasury Securities. The Collateral Agent will invest the excess of the proceeds over the cost of the replacement securities in cash equivalents, and deliver to the Trust for distribution to the holders of Stripped WITS, on each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), an amount, or “Excess Proceeds Distribution,” equal to the excess of $1,000 per Stripped WITS over the cost of such replacement Qualifying Treasury Securities plus any interest earned on those cash equivalents from the maturity date until the Additional Distribution Date. Since the principal amount of the Qualifying Treasury Securities will be used to pay the purchase price under the Stock Purchase Contracts on the Stock Purchase Date, the Excess Proceeds Distribution on the Stock Purchase Date will consist only of interest earned from the maturity date of the Qualifying Treasury Securities through the Stock Purchase Date, if any.
       For as long as they hold the Capital WITS, the holders of the Stripped WITS will continue to receive the scheduled distributions on the Capital WITS that were delivered to them when the Stripped WITS were created, subject to our right to defer interest payments on the Junior Subordinated Notes. Each Stripped WITS will automatically, without any action by holders being necessary, be and become a Normal WITS on the business day following the Stock Purchase Date and be entitled to receive the same current payments as each Normal WITS after the Stock Purchase Date; provided that if after a Failed Remarketing we have issued subordinated notes to the Trust in respect of deferred interest on the Junior Subordinated Notes, the Stripped WITS will only be and become Normal WITS on the business day after such subordinated notes have been paid in full. In this case, the Stripped WITS will not become Normal WITS until we have paid all amounts due on these additional notes, and until then the holders of Stripped WITS will be entitled to receive on each Regular Distribution Date non-cumulative distributions corresponding to the dividends on the Preferred Stock.
       Capital WITS. Subject to the deferral provisions described below, holders of Capital WITS will be entitled to receive cumulative cash distributions semi-annually on each March 15 and September 15 corresponding to interest on the Junior Subordinated Notes accruing for each Distribution Period ending on such date at the rate of 5.20% per annum on the liquidation amount of $1,000 per Capital WITS. If the Stock Purchase Date occurs on a date that is not a semi-annual distribution date and the Junior Subordinated Notes have not been successfully remarketed, that date will also be an interest payment date on the Junior Subordinated Notes and, accordingly, subject to the deferral provisions described below, holders of Capital WITS will receive a distribution on that date corresponding to interest on the Junior Subordinated Notes.
       The distributions paid on any Capital WITS Distribution Date will include any additional amounts or deferred interest amounts received by the Trust on the Junior Subordinated Notes that are corresponding assets for the Capital WITS, as well as payments of interest on and principal of any subordinated notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Junior Subordinated Notes, if any.
       Upon a successful Remarketing, we may elect to change the rate of interest on the Junior Subordinated Notes from and after the Remarketing Settlement Date, as described below under “Description of the Junior Subordinated Notes — Remarketing.” Accordingly, distributions will accrue on the Capital WITS that are not disposed of in connection with the Remarketing from and including the Remarketing Settlement Date to but excluding the date on which they are redeemed in exchanged for Junior Subordinated Notes at the rate established in the Remarketing.
       Deferral of Contract Payments and Interest Payments. We may at our option, and will if so directed by the Federal Reserve, defer the Contract Payments until no later than the Stock Purchase Date as described under “Description of the Stock Purchase Contracts — Option to Defer Contract Payments.”

As a consequence, the Trust will defer corresponding distributions on the Normal WITS and the Stripped WITS during the deferral period. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date, at the interest rate per annum originally applicable to the Junior Subordinated Notes. If we elect to defer the payment of Contract Payments until the Stock Purchase Date, then we will pay the Trust the deferred Contract Payments in subordinated notes that have a principal amount equal to the aggregate amount of deferred Contract Payments as of the Stock Purchase Date, mature on March 15, 2014, bear interest at the rate per annum originally applicable to the Junior Subordinated Notes, are subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Contract Payments and are redeemable by us at any time prior to their stated maturity.
       Also, we may at our option, and will if so directed by the Federal Reserve, defer cash payments of interest on the Junior Subordinated Notes that are owned by the Trust for up to 14 consecutive interest payment dates (i.e., seven years), or the equivalent thereof if interest payments on the Junior Subordinated Notes are not then semi-annual, in which case the deferred amounts will accrue additional interest at the applicable rate then borne by the Junior Subordinated Notes. As a consequence, the Trust will defer corresponding distributions on the Normal WITS (prior to the Stock Purchase Date, or if earlier, the Remarketing Settlement Date) and on the Capital WITS during the deferral period. Deferred distributions to which you are entitled will accrue interest, from the relevant Distribution Date during any deferral period, at the rate originally applicable to the Junior Subordinated Notes compounded on each interest payment date with respect to the Junior Subordinated Notes, to the extent permitted by applicable law. Subject to certain exceptions in the Indenture under which we are issuing the Junior Subordinated Notes, as described under “Description of the Junior Subordinated Notes — Alternative Payment Mechanism,” we covenant that, if we defer interest on any interest payment date on or prior to the Stock Purchase Date:

•	we will pay that deferred interest only out of the net proceeds of shares of common stock or non-cumulative perpetual preferred stock received by us during the 180 days prior to the date of payment of such deferred interest; and

•	we shall use our Commercially Reasonable Efforts to sell shares of our common stock or non-cumulative perpetual preferred stock not later than the termination of the deferral period that will generate net proceeds in an amount sufficient to pay such deferred amounts and shall apply the proceeds of such sale to such deferred amounts.
During any period that we are deferring Contract Payments or interest on the Junior Subordinated Notes (and, accordingly, the Trust is deferring distributions on the WITS) or have issued but not yet repaid in full subordinated notes in respect of deferred interest or deferred Contract Payments, we will be restricted, subject to certain exceptions, from making certain payments, including declaring or paying any dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of our capital stock as described under “Description of the Junior Subordinated Notes — Restrictions on Certain Payments, Including on Deferral of Interest.” If we have elected to defer interest on the Junior Subordinated Notes and there is a Failed Remarketing, then we will pay the Trust the deferred interest in subordinated notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on March 15, 2014, bear interest at the rate per annum originally applicable to the Junior Subordinated Notes, are subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Contract Payments and are redeemable by us at any time prior to their stated maturity. If we issue any subordinated notes in respect of deferred interest on the Junior Subordinated Notes, the foregoing covenant will also apply to the payment of interest on and principal of these notes, except that the reference to termination of the deferral period shall instead be to the maturity date of the notes.

Agreed Tax Treatment of the WITS
       As a beneficial owner of WITS, by acceptance of the beneficial interest therein, you will be deemed to have agreed, for all U.S. federal income tax purposes:

•	to treat yourself as the owner of:

•	for each Normal WITS or Stripped WITS, a 1/100th interest in a Stock Purchase Contract;

•	for each Normal WITS or Capital WITS, $1,000 principal amount of Junior Subordinated Notes;

•	for each Stripped WITS, $1,000 principal amount of Qualifying Treasury Securities;

•	for each Normal WITS participating in the Remarketing, its pro rata portion of the interest-bearing deposit with Wachovia Bank, N.A.;

•	to treat the Trust as one or more grantor trusts and/or agency arrangements;

•	to treat the fair market value of the $1,000 principal amount of Junior Subordinated Notes corresponding to one Normal WITS as $1,000 and the fair market value of a 1/100th fractional interest in a Stock Purchase Contract corresponding to one Normal WITS as $0 at the time of initial purchase;

•	to treat the Junior Subordinated Notes as our indebtedness; and

•	to treat stated interest on the Junior Subordinated Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued in accordance with your regular method of tax accounting, and otherwise to treat the Junior Subordinated Notes as described in “Certain U.S. Federal Income Tax Consequences — Treatment of the Junior Subordinated Notes.”
Remarketing of the Junior Subordinated Notes
       The Trust will attempt to remarket the Junior Subordinated Notes in order to fund the purchase of the Preferred Stock on the Stock Purchase Date under the Stock Purchase Contracts in a process we call “Remarketing.” If a Remarketing is successful, the interest rate on and certain other terms of the Junior Subordinated Notes may be changed, as a result of which the distribution rate, distribution dates and other terms of the Capital WITS may also change. We describe the timing of the Remarketing and how the Remarketing will be conducted under “Description of the Junior Subordinated Notes — Remarketing” and “— Early Remarketing.” In this section we describe choices that you may make in connection with Remarketings as a holder of Normal WITS or Capital WITS.
       Normal WITS. If you hold Normal WITS, you may decide that, in the event a Remarketing is successful, you would prefer to exchange your Normal WITS for Stripped WITS and Capital WITS instead of continuing to hold your Normal WITS. You may make a contingent exchange election by transferring your Normal WITS to the Transfer Agent and the notice of contingent exchange election in the form set forth on the reverse side of the Normal WITS certificate executed and completed as indicated during the period that commences on the tenth business day immediately preceding any Remarketing Date and ending at 3:00 p.m., New York City time, on the second business day before that Remarketing Date and depositing Qualifying Treasury Securities having a principal amount equal to the liquidation amount of your Normal WITS on the date of deposit with the Collateral Agent on or prior to 3:00 p.m., New York City time, on the second business day before that Remarketing Date.
       If the Junior Subordinated Notes are successfully remarketed on that Remarketing Date and you have made an effective election, your Normal WITS will be cancelled and you will receive Stripped WITS and Capital WITS having the same liquidation amount on or promptly after the Remarketing Settlement Date. As with any other exchange of Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS, you will be able to trade the Stripped WITS and Capital WITS separately. As a result of the successful Remarketing, the Stock Purchase Date will occur on the March 15, June 15, September 15 or December 15 next following the Remarketing Settlement Date, or if such date is not a business day, the next business day, and on the business day following the Stock Purchase Date each Stripped WITS will automatically be and become a Normal WITS, corresponding to 1/100th of a share of Preferred Stock held by the Trust. Each Capital WITS you receive will correspond to $1,000 principal amount of Junior Subordinated Notes beneficially owned by the Trust and the Trust will redeem the Capital WITS promptly after the Remarketing Settlement Date in exchange for the corresponding Junior Subordinated Notes.
       If you have given notice of a contingent exchange election but fail to deliver the Qualifying Treasury Securities to the Collateral Agent by 3:00 p.m., New York City time, on the second business day before the applicable Remarketing Date, the notice will be void and your Normal WITS will be returned to you promptly after the Remarketing Date.
       If you have given notice of a contingent exchange election and delivered the Qualifying Treasury Securities but the Remarketing is unsuccessful, your Qualifying Treasury Securities will be promptly returned to you by the Collateral Agent and your Normal WITS certificates will be promptly returned to you by the Transfer Agent.
       Capital WITS. If you hold Capital WITS, you may decide that, in the event a Remarketing is successful, you would prefer to dispose of your Capital WITS and receive the net cash proceeds of the Remarketing of the Junior Subordinated Notes. You may make a contingent disposition election by transferring your Capital WITS to the Transfer Agent and the notice of contingent disposition election in the form set forth on the reverse side of the Capital WITS certificate executed and completed as indicated during the period that commences on the tenth business day immediately preceding a Remarketing Date and ending at 3:00 p.m., New York City time, on the second business day immediately preceding any Remarketing Date. If the Junior Subordinated Notes are successfully remarketed on that Remarketing Date and you have made an effective election, on or promptly after the Remarketing Settlement Date, your Capital WITS will be cancelled and you will receive an amount in cash equal to the net proceeds of the sale of $1,000 principal amount of Junior Subordinated Notes in the Remarketing for each $1,000 liquidation amount of Capital WITS with respect to which you made your election.
       If you have given notice of a contingent disposition election but the Remarketing is unsuccessful, your Capital WITS will remain outstanding and the certificates will be promptly returned to you by the Transfer Agent.
       Stripped WITS. The timing and success or failure of any Remarketing affects the timing of the Stock Purchase Date, and thus the date upon which holders of Stripped WITS cease to receive distributions corresponding to Contract Payments and Additional Distributions and begin to receive distributions corresponding to the non-cumulative dividends on the Preferred Stock. Unless there has been a Failed Remarketing and we have issued subordinated notes in respect of deferred interest on the Junior Subordinated Notes, each Stripped WITS automatically, without any action by holders being necessary, will be and become a Normal WITS on the business day after the Stock Purchase Date. Otherwise, each Stripped WITS automatically, without any action by holders being necessary, will be and become a Normal WITS on the business day after we have paid all amounts due on the subordinated notes issued in respect of deferred interest.
Mandatory Redemption of Normal WITS upon Redemption of Preferred Stock
       The Normal WITS have no stated maturity but must be redeemed on the date we redeem the Preferred Stock, and the Property Trustee or paying agent will apply the proceeds from such repayment or redemption to redeem a like amount, as defined below, of the Normal WITS. The Preferred Stock is perpetual but we may redeem it at any time on or after the later of March 15, 2011 and the Stock Purchase Date, subject to certain limitations. See “Description of the Preferred Stock — Redemption” and “Description of the Preferred Stock — Redemption or Repurchase Subject to Restrictions.” The redemption price per Normal WITS will equal the liquidation amount per Normal WITS plus accumulated and unpaid distributions to but excluding the redemption date.

       If less than all of the shares of Preferred Stock held by the Trust are to be redeemed on a redemption date, then the proceeds from such redemption will be allocated pro rata to the redemption of the Normal WITS and the Trust Common Securities, except as set forth below under “— Ranking of Trust Common Securities.”
       The term “like amount” as used above means Normal WITS having a liquidation amount equal to that portion of the liquidation amount of the Preferred Stock to be contemporaneously redeemed, the proceeds of which will be used to pay the redemption price of such Normal WITS.
Mandatory Redemption of Capital WITS upon Maturity of the Junior Subordinated Notes
       The Capital WITS have no stated maturity but must be redeemed, if they remain outstanding, in cash upon the date the Junior Subordinated Notes mature or are redeemed. On each date the Capital WITS must be redeemed, or “Capital WITS Mandatory Redemption Date,” the Property Trustee or paying agent will apply the proceeds from the repayment or redemption of Junior Subordinated Notes to redeem a like amount, as defined below, of the Capital WITS. The initial stated maturity of the Junior Subordinated Notes is March 15, 2042 and the Junior Subordinated Notes are redeemable at our option at any time on or after March 15, 2015, but we may move up the stated maturity of the Junior Subordinated Notes and, accordingly, the Capital WITS Mandatory Redemption Date, to any date on or after the Stock Purchase Date in the event of a Failed Remarketing; provided that if we are deferring interest on the Junior Subordinated Notes at the time of the Failed Remarketing, any new stated maturity date and Capital WITS Mandatory Redemption Date may not be earlier than seven years after commencement of the deferral period. The redemption price per Capital WITS will equal the liquidation amount per Capital WITS plus accumulated and unpaid distributions to but excluding the redemption date. Changes we may make to the stated maturity or early redemption provisions of the Junior Subordinated Notes in connection with a successful Remarketing will not affect the redemption of the Capital WITS since the Trust will redeem them for Junior Subordinated Notes upon a successful Remarketing.
       The term “like amount” as used above means Capital WITS having a liquidation amount equal to that portion of the principal amount of Junior Subordinated Notes to be contemporaneously redeemed in accordance with the Indenture, the proceeds of which will be used to pay the redemption price of such Capital WITS.
Redemption of Capital WITS for Junior Subordinated Notes in Connection with Remarketing
       If the Junior Subordinated Notes are successfully remarketed, the Trust must redeem in kind the Capital WITS in whole but not in part in exchange for a principal amount of Junior Subordinated Notes equal to the liquidation amount of each Capital WITS so redeemed promptly after the Remarketing Settlement Date. On the redemption date, the Capital WITS will be cancelled and you will receive Junior Subordinated Notes.
       If a Failed Remarketing occurs but on the Stock Purchase Date there is no deferred interest amount outstanding on the Junior Subordinated Notes, then promptly after the Stock Purchase Date the Trust must redeem the Capital WITS, in whole but not in part, in kind in exchange for a like amount of Junior Subordinated Notes. If a Failed Remarketing occurs and there is a deferred interest amount outstanding on the Stock Purchase Date, or if the Stock Purchase Contracts are terminated before the Stock Purchase Date, then we may instruct the Trust at any time thereafter when there is no deferred interest amount outstanding to redeem the Capital WITS, in whole but not in part, in kind in exchange for a like amount of Junior Subordinated Notes.
Redemption Procedures
       Notice of any redemption will be mailed at least 30 days (or at least 20 days for a redemption in kind after a successful Remarketing) but not more than 60 days before the redemption date to the registered address of each holder of WITS to be redeemed.

       If (i) the Trust gives an irrevocable notice of redemption of any class of WITS for cash and (ii) we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Notes or Preferred Stock, then on the redemption date, the Property Trustee will irrevocably deposit with DTC funds sufficient to pay the redemption price for the class of WITS being redeemed. See “Book-Entry System.” The Trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing WITS or, in the case of a redemption of Capital WITS in exchange for Junior Subordinated Notes after the Remarketing Settlement Date, to credit Junior Subordinated Notes having a principal amount equal to the liquidation amount of the Capital WITS to the beneficial owners of the global securities representing the Capital WITS. Distributions to be paid on or before the redemption date for any WITS called for redemption will be payable to the holders as of the record dates for the related dates of distribution. If the WITS called for redemption are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the WITS funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the WITS.
       If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of such WITS called for redemption will cease, except the right of the holders of such WITS to receive the redemption price and any distribution payable in respect of the WITS on or prior to the redemption date, but without interest on such redemption price, or in the case of a redemption of Capital WITS in exchange for Junior Subordinated Notes after the Remarketing Settlement Date, the right to receive the Junior Subordinated Notes; and

•	the WITS called for redemption will cease to be outstanding.
       If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar month, then payment will be on the preceding business day.
       If payment of the redemption amount for any Junior Subordinated Notes or shares of Preferred Stock called for redemption is improperly withheld or refused and accordingly the redemption amount of the relevant class of WITS is not paid either by the Trust or by us under the Guarantee, then interest on the Junior Subordinated Notes, or dividends on the Preferred Stock, as the case may be, will continue to accrue and distributions on such class of WITS called for redemption will continue to accumulate at the applicable rate then borne by such WITS from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.
       Redemptions of the WITS may require prior approval of the Federal Reserve.
       If less than all of the outstanding shares of Preferred Stock are to be redeemed on a redemption date, then the aggregate liquidation amount of Normal WITS and Trust Common Securities to be redeemed shall be allocated pro rata to the Normal WITS and Trust Common Securities based upon the relative liquidation amounts of such classes, except as set forth below under “— Ranking of Trust Common Securities.” The Property Trustee will select the particular Normal WITS to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding Normal WITS not previously called for redemption by any method the Property Trustee deems fair and appropriate, or, if the Normal WITS are in book-entry only form, in accordance with the procedures of DTC. The Property Trustee shall promptly notify the Transfer Agent in writing of the Normal WITS selected for redemption and, in the case of any Normal WITS selected for redemption in part, the liquidation amount to be redeemed.

       If less than all of the outstanding Capital WITS are to be redeemed on a redemption date, then the Property Trustee will select the particular Capital WITS to be redeemed on a pro rata basis based upon their respective liquidation amounts not more than 60 days before the redemption date from the outstanding Capital WITS not previously called for redemption by any method the Property Trustee deems fair and appropriate, or, if the Capital WITS are in book-entry only form, in accordance with the procedures of DTC. The Property Trustee shall promptly notify the Transfer Agent in writing of the Capital WITS selected for redemption and, in the case of any Capital WITS selected for partial redemption, the liquidation amount to be redeemed.
       For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of WITS shall relate, in the case of any WITS redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of WITS that has been or is to be redeemed. If less than all of the Normal WITS or Capital WITS are redeemed, the Normal WITS or Capital WITS held through the facilities of DTC will be redeemed pro rata in accordance with DTC’s internal procedures. See “Book-Entry System.”
       Subject to applicable law, including, without limitation, U.S. federal securities laws and the Declaration, we or our affiliates may at any time and from time to time purchase outstanding WITS of any class by tender, in the open market or by private agreement.
Liquidation Distribution upon Dissolution
       Pursuant to the Trust Agreement, the Trust shall dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of Wachovia;

•	redemption of all of the WITS as described above; and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.
       Except as set forth in the next paragraph, if an early dissolution occurs as a result of certain events of bankruptcy, dissolution or liquidation of Wachovia, the Property Trustee and the administrative trustees will liquidate the Trust as expeditiously as they determine possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of WITS of each class a like amount of corresponding assets as of the date of such distribution. Except as set forth in the next paragraph, if an early dissolution occurs as a result of the entry of an order for the dissolution of the Trust by a court of competent jurisdiction, unless otherwise required by applicable law the Trust will not be liquidated until after the Stock Purchase Date but, commencing promptly thereafter, the Property Trustee will liquidate the Trust as expeditiously as it determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of WITS of each class a like amount of corresponding assets as of the date of such distribution. The Property Trustee shall give notice of liquidation to each holder of WITS at least 30 days and not more than 60 days before the date of liquidation.
       If, whether because of an order for dissolution entered by a court of competent jurisdiction or otherwise, the Property Trustee determines that distribution of the corresponding assets in the manner provided above is not practical, or if the early dissolution occurs as a result of the redemption of all the WITS, the Property Trustee shall liquidate the property of the Trust and wind up its affairs in such manner as it determines. In that case, upon the winding-up of the Trust, except with respect to an early dissolution that occurs as a result of the redemption of all the WITS, the holders will be entitled to receive out of the assets of the Trust available for distribution to holders and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate liquidation amount per Trust security plus accrued and unpaid distributions to the date of payment. If, upon any such winding-up, the Trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust securities shall be paid on a pro rata basis, except as set forth above under “— Ranking of Trust Common Securities.”

       The term “like amount” as used above means:

•	with respect to a distribution of Junior Subordinated Notes to holders of any Normal WITS, Capital WITS or Trust Common Securities in connection with a dissolution or liquidation of the Trust or a redemption in kind of Capital WITS, Junior Subordinated Notes having a principal amount equal to the liquidation amount of the WITS or Trust Common Securities of the holder to whom such Junior Subordinated Notes would be distributed; and

•	with respect to a distribution of Preferred Stock to holders of Normal WITS in connection with a dissolution or liquidation of the Trust therefor, Preferred Stock having a Liquidation Preference equal to the liquidation amount of the Normal WITS of the holder to whom such Preferred Stock would be distributed.
Distribution of Trust Assets
       Upon liquidation of the Trust other than as a result of an early dissolution upon the redemption of all the WITS and after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, the assets of the Trust will be distributed to the holders of such Trust securities in exchange therefor.
       After the liquidation date fixed for any distribution of assets of the Trust:

•	the WITS will no longer be deemed to be outstanding;

•	if the assets to be distributed are Junior Subordinated Notes or shares of Preferred Stock, DTC or its nominee, as the record holder of the WITS, will receive a registered global certificate or certificates representing the Junior Subordinated Notes and Preferred Stock to be delivered upon such distribution and if the assets to be distributed are Qualifying Treasury Securities that are Pledged Securities, such securities will be delivered in book-entry form;

•	any certificates representing the Capital WITS not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent the Junior Subordinated Notes having a principal amount equal to the liquidation amount of the Capital WITS, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the Capital WITS until such certificates are so surrendered for transfer or reissuance (and until such certificates are surrendered, no payments of interest, principal, dividends, redemption price or otherwise will be made to holders);

•	any certificates representing the Normal WITS not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent shares of Preferred Stock having a Liquidation Preference equal to the Normal WITS until such certificates are so surrendered for transfer and reissuance; and

•	all rights of the holders of the WITS will cease, except the right to receive Junior Subordinated Notes, Qualifying Treasury Securities or Preferred Stock, as the case may be, upon such surrender.
Since after the Stock Purchase Date each Normal WITS corresponds to 1/100th of a share of Preferred Stock, holders of Normal WITS may receive fractional shares of Preferred Stock or depositary shares representing the Preferred Stock upon this distribution. Since holders of the Preferred Stock are not entitled to vote for the election of directors in the event we do not pay full dividends for six quarterly Dividend Periods, the Preferred Stock (or depositary shares representing the Preferred Stock) would not qualify for listing on the New York Stock Exchange under its current rules.
Ranking of Trust Common Securities
       If on any Distribution Date the Trust does not have funds available from payments of interest on the Junior Subordinated Notes, dividends on the Preferred Stock or Contract Payments on the Stock Purchase Contracts (as applicable) to make full distributions on the WITS and the Trust Common Securities (other than as a result of the proper exercise of our deferral right in respect of interest or Contract Payments), then:

•	if such deficiency in funds results from our failure to make a full payment of interest on the Junior Subordinated Notes on any interest payment date, then the available funds shall be applied first to make distributions then due on the Normal WITS and the Capital WITS on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to interest payments on the Junior Subordinated Notes (or, if less, the amount of the corresponding distribution that would have been made on the Normal WITS and Capital WITS had we made a full payment of interest on the Junior Subordinated Notes) before any such amount is applied to make a distribution on the Trust Common Securities on such Distribution Date;

•	if the deficiency in funds results from our failure to make a full payment of Contract Payments on the Stock Purchase Contracts on a payment date for Contract Payments, then the available funds shall be applied first to make distributions then due on the Normal WITS and the Stripped WITS on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to the Contract Payments on the Stock Purchase Contracts (or, if less, the amount of the corresponding distributions that would have been made on the Normal WITS and the Stripped WITS had we made a full payment of Contract Payments on the Stock Purchase Contracts) before any such amount is applied to make a distribution on the Trust Common Securities on such Distribution Date; and

•	if the deficiency in funds results from our failure to pay a full dividend on shares of Preferred Stock on a dividend payment date, then the available funds from dividends on the Preferred Stock shall be applied first to make distributions then due on the Normal WITS on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to dividends on the Preferred Stock (or, if less, the amount of the corresponding distributions that would have been made on the Normal WITS had we paid a full dividend on the Preferred Stock) before any such amount is applied to make a distribution on Trust Common Securities on such Distribution Date.
       If on any date where Normal WITS and Trust Common Securities must be redeemed because we are redeeming Preferred Stock the Trust does not have funds available from our redemption of shares of Preferred Stock to pay the full redemption price then due on all of the outstanding Normal WITS and Trust Common Securities to be redeemed, then (i) the available funds shall be applied first to pay the redemption price on the Normal WITS to be redeemed on such redemption date and (ii) Trust Common Securities shall be redeemed only to the extent funds are available for such purpose after the payment of the full redemption price on the Normal WITS to be redeemed.
       If an early dissolution event occurs in respect of the Trust, no liquidation distributions shall be made on the Trust Common Securities until full liquidation distributions have been made on each class of the WITS.
       In the case of any event of default under the Trust Agreement resulting from (i) an event of default under the Indenture or (ii) our failure to comply in any material respect with any of our obligations under the Stock Purchase Contract Agreement or as issuer of the Preferred Stock, including obligations set forth in our restated articles of incorporation, as amended, or “Articles of Incorporation,” or arising under applicable law, we, as holder of the Trust Common Securities, will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such events of default with respect to the WITS have been cured, waived or otherwise eliminated. Until all events of default under the Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the WITS and not on our behalf, and only the holders of the WITS will have the right to direct the Property Trustee to act on their behalf.

Events of Default; Notice
       Any one of the following events constitutes an event of default under the Trust Agreement, or a “Trust Event of Default,” regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the Indenture with respect to the Junior Subordinated Notes beneficially owned by the Trust;

•	the failure to comply in any material respect with our obligations (i) under the Stock Purchase Contract Agreement or (ii) as issuer of the Preferred Stock, under our Articles of Incorporation or those of the Trust, or arising under applicable law;

•	the default by the Trust in the payment of any distribution on any Trust security of the Trust when such becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the Trust in the payment of any redemption price of any Trust security of the Trust when such becomes due and payable;

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the Trust Agreement for 90 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach in the manner specified in such Trust Agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and our failure to appoint a successor Property Trustee within 90 days.
       Within 30 days after any Trust Event of Default actually known to the Property Trustee occurs, the Property Trustee will transmit notice of such Trust Event of Default to the holders of the affected class of Trust securities and to the administrative trustees, unless such Trust Event of Default shall have been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the Property Trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the Trust Agreement.
       The existence of a Trust Event of Default under the Trust Agreement, in and of itself, with respect to the Junior Subordinated Notes does not entitle the holders of the Normal WITS or the Capital WITS to accelerate the maturity of such Junior Subordinated Notes.
Removal of Trustees
       Unless an event of default under the Indenture has occurred and is continuing, the Property Trustee and/or the Delaware Trustee may be removed at any time by the holder of the Trust Common Securities. The Property Trustee and the Delaware Trustee may be removed by the holders of a majority in liquidation amount of the outstanding WITS for cause or by the holders of a majority in liquidation amount of the Normal WITS or the Capital WITS if an event of default under the Indenture has occurred and is continuing. In no event will the holders of the WITS have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the Trust Common Securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.
Co-Trustees and Separate Property Trustee
       Unless an event of default under the Indenture shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust property may at the time be located, we, as the holder of the Trust Common Securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such Trust Agreement. If an event of default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.
Merger or Consolidation of Trustees
       Any person into which the Property Trustee or the Delaware Trustee, if not a natural person, may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the Trust Agreement, provided that such person shall be otherwise qualified and eligible.
Mergers, Consolidations, Amalgamations or Replacements of the Trust
       The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the Trust Agreement. The Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the WITS, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, the Trust organized as such under the laws of any state if:

•	such successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to the WITS, or

•	substitutes for each class of WITS other securities having substantially the same terms as that class of WITS, or the “Successor Securities,” so long as the Successor Securities rank the same as the corresponding class of WITS in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of such successor entity possessing the same powers and duties as the Property Trustee is appointed to hold the Junior Subordinated Notes, the Stock Purchase Contacts, Qualifying Treasury Securities and the Preferred Stock then held by or on behalf of the Property Trustee;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause any class of WITS, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of any class of WITS, including any Successor Securities, in any material respect;

•	such successor entity has purposes substantially identical to those of the Trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from counsel to the Trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of any class of WITS, including any Successor Securities, in any material respect, and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, or “Investment Company Act”;

•	the Trust has received an opinion of counsel experienced in such matters that such merger, consolidation, amalgamation, conveyance, transfer or lease will not cause the Trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; and

•	we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.
       Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the WITS, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than one or more grantor trusts and/or agency arrangements or to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
Voting Rights; Amendment of the Trust Agreement
       Except as provided herein and under “Description of the Guarantee — Amendments and Assignment” and as otherwise required by law and the Trust Agreement, the holders of the WITS will have no voting rights or control over the administration, operation or management of the Trust or the obligations of the parties to the Trust Agreement, including in respect of Junior Subordinated Notes, Stock Purchase Contracts or Preferred Stock beneficially owned by the Trust. Under the Trust Agreement, however, the Property Trustee will be required to obtain their consent before exercising some of its rights in respect of these securities.
       Trust Agreement. We and the administrative trustees may amend the Trust Agreement without the consent of the holders of the WITS, the Property Trustee or the Delaware Trustee, unless in the case of the first two bullets below such amendment will materially and adversely affect the interests of any holder of WITS or the Property Trustee or the Delaware Trustee, to:

•	cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which may not be inconsistent with the other provisions of the Trust Agreement;

•	modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as one or more grantor trusts and/or agency arrangements and not as an association or a publicly traded partnership taxable as a corporation at all times that any Trust securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act or to ensure the treatment of the WITS as tier 1 regulatory capital under prevailing Federal Reserve rules and regulations;

•	provide that certificates for the WITS may be executed by an administrative trustee by facsimile signature instead of manual signature, in which case such amendment(s) shall also provide for the appointment by us of an authentication agent and certain related provisions;

•	require that holders that are not U.S. persons for U.S. federal income tax purposes irrevocably appoint a U.S. person to exercise any voting rights to ensure that the Trust will not be treated as a foreign trust for U.S. federal income tax purposes; or

•	conform the terms of the Trust Agreement to the description of the Trust Agreement, the WITS and the Trust Common Securities in this prospectus, in the manner provided in the Trust Agreement.
Any such amendment shall become effective when notice thereof is given to the Property Trustee, the Delaware Trustee and the holders of the WITS.
       We and the administrative trustees may generally amend the Trust Agreement with:

•	the consent of holders representing not less than a majority, based upon liquidation amounts, of each outstanding class of WITS affected by the amendments; and

•	receipt by the trustees of the Trust of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees of the Trust or the administrative trustees in accordance with such amendment will not affect the Trust’s status as one or more grantor trusts and/or agency arrangements for U.S. federal income tax purposes or affect the Trust’s exemption from status as an “investment company” under the Investment Company Act.
       However, without the consent of each affected holder of Trust securities, the Trust Agreement may not be amended to:

•	change the amount or timing, or otherwise adversely affect the amount, of any distribution required to be made in respect of Trust securities as of a specified date; or

•	restrict the right of a holder of Trust securities to institute a suit for the enforcement of any such payment on or after such date.
       Indenture and Junior Subordinated Notes. So long as the Property Trustee holds any Junior Subordinated Notes, the trustees of the Trust may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Capital WITS and prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the Normal WITS, considered together as a single class:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for the Junior Subordinated Notes, or execute any trust or power conferred on the Indenture Trustee with respect to such Junior Subordinated Notes;

•	waive any past default that is waivable under the Indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Notes is due and payable; or

•	consent to any amendment, modification or termination of the Indenture or such Junior Subordinated Notes, where such consent by the holders of the Junior Subordinated Notes shall be required.
       If a consent under the Indenture would require the consent of each holder of Junior Subordinated Notes affected thereby, no such consent may be given by the Property Trustee without the prior consent of each holder of Capital WITS and prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, each holder of the Normal WITS.
       The Property Trustee will notify each holder of the Capital WITS and prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, each holder of the Normal WITS of any notice of default with respect to the Junior Subordinated Notes. In addition to obtaining the foregoing approvals of the holders of the WITS, before taking any of the foregoing actions, the trustees of the Trust will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the Trust to be classified as other than one or more grantor trusts and/or agency arrangements or as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the WITS except by subsequent vote of the holders of the same class or classes of WITS.

       Stock Purchase Contract Agreement and Collateral Agreement. We may modify the Stock Purchase Contract Agreement or the Collateral Agreement with the consent of the trustees of the Trust. The trustees may consent to any amendment or modification of these agreements without the prior consent of the holders of any class of WITS for any of the following purposes:

•	to evidence the succession of another person to the obligations of the Trust or the Property Trustee,

•	to add to the covenants for the benefit of the Trust or the Property Trustee or to surrender any of our rights or powers under those agreements,

•	to evidence and provide for the acceptance of appointment of a successor Collateral Agent, Custodial Agent or securities intermediary under the Collateral Agreement,

•	to cure any ambiguity, or to correct or supplement any provisions that may be inconsistent,

•	to conform the terms of the Stock Purchase Contract Agreement or the Collateral Agreement to their respective descriptions in this prospectus, or

•	to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders of any class of WITS in any material respect.
       The trustees of the Trust may agree, with the consent of the holders of not less than a majority of the holders of the Normal WITS and Stripped WITS at the time outstanding, considered together as a single class, to amend or modify the Stock Purchase Contract Agreement or the Collateral Agreement. However, no such amendment or modification may, without the consent of the holder of each outstanding Normal WITS and Stripped WITS:

•	change any payment date,

•	change the amount or type of Pledged Securities required to be pledged, impair the right of the Trust to receive distributions on the Pledged Securities or otherwise adversely affect the Trust’s rights in or to the Pledged Securities,

•	change the place or currency of payment or reduce any Contract Payments,

•	impair the Property Trustee’s, or the holders’ in the case of a direct action, right to institute suit for the enforcement of the Stock Purchase Contract or payment of any Contract Payments, or

•	reduce the number of shares of Preferred Stock purchasable under the Stock Purchase Contracts, increase the price to purchase Preferred Stock upon settlement of the Stock Purchase Contracts, change the Stock Purchase Date or otherwise adversely affect the Trust’s rights under the Stock Purchase Contracts.
       If any amendment or proposal referred to above would adversely affect only the Normal WITS or the Stripped WITS, then only the affected class of holders will be entitled to consent to such modification, and the Property Trustee’s consent to such modification will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.
       Preferred Stock. So long as the Preferred Stock is held by the Property Trustee on behalf of the Trust, the trustees of the Trust will not waive any default in respect of the Preferred Stock without obtaining the prior approval of the holders of at least a majority in liquidation amount of the Normal WITS and the Stripped WITS then outstanding, considered together as a single class. The trustees of the Trust shall also not consent to any amendment to the Trust’s or our governing documents that would change the dates on which dividends are payable or the amount of such dividends, without the prior written consent of each holder of Normal WITS and Stripped WITS. In addition to obtaining the foregoing approvals from holders, the Issuer Trustee shall obtain, at our expense, an opinion of counsel to the effect that such action shall not cause the Issuer Trust to be taxable as a corporation or classified as a partnership for U.S. federal income tax purposes.

       General. Any required approval of holders of any class of WITS may be given at a meeting of holders of such class of WITS convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of any class of WITS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each record holder of such WITS in the manner set forth in the Trust Agreement.
       No vote or consent of the holders of WITS will be required for the Trust to redeem and cancel the WITS in accordance with the Trust Agreement.
       Notwithstanding that holders of the WITS are entitled to vote or consent under any of the circumstances described above, any of the WITS that are owned by us or our affiliates or the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.
Payment and Paying Agent
       Payments on the WITS shall be made to DTC, which shall credit the relevant accounts on the applicable Distribution Dates. If any WITS are not held by DTC, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.
       The paying agent shall initially be JPMorgan Chase and any co-paying agent chosen by the Property Trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees and to the Property Trustee. In the event that JPMorgan Chase shall no longer be the paying agent, the Property Trustee will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the administrative trustees and to us.
Registrar and Transfer Agent
       JPMorgan Chase will act as registrar and transfer agent, or “Transfer Agent,” for the WITS.
       Registration of transfers of WITS will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Neither the Trust nor the Securities Registrar shall be required to register the transfer of or exchange any Trust security during a period beginning at the opening of business 15 days before the day of selection for redemption of Trust securities and ending at the close of business on the day of mailing of notice of redemption or to transfer or exchange any Trust security so selected for redemption in whole or in part, except, in the case of any Trust security to be redeemed in part, any portion thereof not to be redeemed.
       Any WITS can be exchanged for other WITS of the same class so long as such other WITS are denominated in authorized denominations and have the same aggregate liquidation amount and same terms as the WITS that were surrendered for exchange. The WITS may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the WITS, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the WITS. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the WITS for registration of transfer or exchange. However, the Trust will be required to maintain an office or agency in each place of payment for the WITS.
Information Concerning the Property Trustee
       Other than during the occurrence and continuance of a Trust Event of Default, the Property Trustee undertakes to perform only the duties that are specifically set forth in the Trust Agreement. After a Trust Event of Default, the Property Trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of WITS unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no Trust Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one upon which holders of WITS are entitled under the Trust Agreement to vote, then the Property Trustee will take any action that we direct. If we do not provide direction, the Property Trustee may take any action that it deems advisable and in the interests of the holders of the Trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.
       We and our affiliates may maintain certain accounts and other banking relationships with the Property Trustee and its affiliates in the ordinary course of business.
Trust Expenses
       Pursuant to the Trust Agreement, we, as sponsor, agree to pay:

•	all debts and other obligations of the Trust (other than with respect to the WITS);

•	all costs and expenses of the Trust, including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees and the cost and expenses relating to the operation of the Trust; and

•	any and all taxes and costs and expenses with respect thereto, other than U.S. withholding taxes, to which the Trust might become subject.
Governing Law
       The Trust Agreement will be governed by and construed in accordance with the laws of Delaware.
Miscellaneous
       The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than one or more grantor trusts and/or agency arrangements for U.S. federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the Junior Subordinated Notes will be treated as indebtedness of Wachovia for U.S. federal income tax purposes.
       In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the WITS.
       Holders of the WITS have no preemptive or similar rights. The WITS are not convertible into or exchangeable for our common stock or preferred stock.
       Subject to the Declaration, we or our affiliates may from time to time purchase any of the WITS that are then outstanding by tender, in the open market or by private agreement.
       The Trust may not borrow money or issue debt or mortgage or pledge any of its assets except for pledges of Junior Subordinated Notes, the interest-bearing deposit with Wachovia Bank, N.A. and Qualifying Treasury Securities to secure its obligations under the Stock Purchase Contracts.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
       The following is a summary of some of the terms of the Stock Purchase Contract Agreement, the Stock Purchase Contracts and the Collateral Agreement. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Stock Purchase Contract Agreement, the Stock Purchase Contracts and the Collateral Agreement but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”
Purchase of Preferred Stock
       Each Stock Purchase Contract will obligate the Trust to purchase, and us to sell, a newly-issued share of Preferred Stock on the Stock Purchase Date for $100,000 in cash. The Stock Purchase Date is expected to be March 15, 2011, but could (i) occur on an earlier date if an Early Settlement Event (as described below) occurs or (ii) be deferred for quarterly periods until as late as March 15, 2012 (or, if such day is not a business day, the next business day) if the initial Remarketing attempts are not successful. The Stock Purchase Date will be the March 15, June 15, September 15 or December 15 (or, if any such day is not a business day, the next business day) immediately following the Remarketing Settlement Date, or if no successful Remarketing has occurred by the March 15, June 15, September 15 or December 15 (or, if any such day is not a business day, by the next business day) immediately following the fifth Remarketing attempt, then such March 15, June 15, September 15 or December 15 (or, if any such day is not a business day, the next business day) after such fifth unsuccessful Remarketing. For example, if no Early Settlement Event has occurred and each successive Remarketing in May 2011, August 2011, November 2011 and February 2012, is not successful, the Stock Purchase Date would then be on March 15, 2012 (or, if any such day is not a business day, on the next business day).
       On the Stock Purchase Date, the Trust will satisfy its obligation to purchase the Preferred Stock for $100,000 per Stock Purchase Contract. Unless an event described under “— Termination” has occurred, then the settlement of the Stock Purchase Contracts will occur as follows:

•	a portion of the cash proceeds from the Remarketing will be withdrawn from the interest-bearing deposit with Wachovia Bank, N.A. and applied together with the proceeds at maturity of the Qualifying Treasury Securities to satisfy in full the Trust’s obligation to purchase Preferred Stock under the Stock Purchase Contracts; and

•	if there has not been a successful Remarketing, we will exercise our rights as a secured party in accordance with applicable law, including without limitation disposition of the Junior Subordinated Notes pledged to secure the Trust’s obligations under the Stock Purchase Contracts or their proceeds or applying these Junior Subordinated Notes or their proceeds against the Trust’s obligation to purchase Preferred Stock under the Stock Purchase Contracts.
In any event, a share of Preferred Stock will then be issued and delivered to the Trust in respect of each Stock Purchase Contract.
Contract Payments
       We will make periodic contract payments, or “Contract Payments,” to the Trust on the Stock Purchase Contracts at the rate of 0.60% per annum of the stated amount of $100,000 per Stock Purchase Contract. Contract Payments will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Contract Payments will accrue from February 1, 2006 and, subject to our right to defer Contract Payments described below, will be payable on each Regular Distribution Date through the Stock Purchase Date. If any Regular Distribution Date is not a business day, then payment of the Contract Payments payable on that date will be made on the next business day, and no interest or payment will be paid in respect of the delay.
       Our obligations with respect to Contract Payments will be subordinate and junior in right of payment to our obligations under any of our senior debt to the same extent as the Junior Subordinated Notes. The Stock

Purchase Contracts do not limit the incurrence by us of other indebtedness, including senior debt. No Contract Payments may be made if there shall have occurred and be continuing a default in any payment with respect to senior debt or an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.
Option to Defer Contract Payments
       We may, at our option, and will at the direction of the Federal Reserve, defer Contract Payments on the corresponding Stock Purchase Contracts. If we defer Contract Payments, we will provide prior written notice to the Property Trustee, who will notify holders of Normal WITS and Stripped WITS and the administrative trustees. We may elect to defer Contract Payments on more than one occasion, but in no event may we defer Contract Payments beyond the Stock Purchase Date. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date at the rate per annum originally applicable to the Junior Subordinated Notes. If we elect or are directed by the Federal Reserve to defer the payment of Contract Payments and such deferral is continuing on the Stock Purchase Date, then we will pay the Trust the deferred Contract Payments in subordinated notes that have a principal amount equal to the aggregate amount of deferred Contract Payments as of the Stock Purchase Date, mature on March 15, 2014, bear interest at a rate per annum equal to the originally applicable rate of interest on the Junior Subordinated Notes, are subordinate and rank junior in right of payment to all of our senior indebtedness on the same basis as the Contract Payments and are redeemable by us at any time prior to their stated maturity. The notes will be issued as a new series of notes under our junior subordinated indenture described in this prospectus under “Description of the Junior Subordinated Notes.” The Trust will hold these notes as assets corresponding to the Normal WITS and Stripped WITS and make distributions to the holders thereof corresponding to payments of principal of, and interest on, these notes. If the Stock Purchase Contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us, the Trust’s right to receive Contract Payments and deferred Contract Payments also will terminate.
       If we elect or are directed by the Federal Reserve to defer Contract Payments, then until the deferred Contract Payments have been paid in cash or any notes we issue in respect of deferred Contract Payments have been repaid in full, we will not take any of the actions that we would be prohibited from taking during a deferral of interest payments on the Junior Subordinated Notes as described under “Description of the Junior Subordinated Notes — Restrictions on Certain Payments, Including on Deferral of Interest.”
Direct Action by Holders of Normal WITS or Stripped WITS
       Up to and including the Stock Purchase Date, or the earlier termination of the Stock Purchase Contracts, any holder of Normal WITS or Stripped WITS may institute a direct action if we fail to make Contract Payments on the Stock Purchase Contracts when due, taking into account any extension period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Stock Purchase Contracts; or

•	suing us to enforce the Property Trustee’s rights under the Stock Purchase Contracts.
       This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Normal WITS or Stripped WITS thereunder without the consent of all such holders.
Termination
       The Stock Purchase Contracts, and our rights and obligations and the rights and obligations of the Trust under the Stock Purchase Contracts, including the right and obligation to purchase Preferred Stock and the right to receive deferred Contract Payments, will immediately and automatically terminate, without any further action, upon the termination of the Stock Purchase Contracts as a result of our bankruptcy, insolvency or reorganization. In the event of a termination of the Stock Purchase Contracts as a result of our bankruptcy, insolvency or reorganization, the Trust will not have a claim in bankruptcy under the Stock Purchase Contracts with respect to our issuance of Preferred Stock or the right to receive Contract Payments.

       Upon any termination, the Collateral Agent will release the aggregate principal amount of the Junior Subordinated Notes corresponding to the aggregate liquidation amount of the Normal WITS and the aggregate principal amount of Qualifying Treasury Securities corresponding to the aggregate liquidation amount of the Stripped WITS, as the case may be, held by it to the Property Trustee for distribution to the holders of the Normal WITS and the Stripped WITS. Upon any termination, however, the release and distribution may be subject to the automatic stay under Section 362 of the U.S. Bankruptcy Code, and claims arising out of the Junior Subordinated Notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court. In the event that we become the subject of a case under the U.S. Bankruptcy Code, a delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited. The automatic stay will not be lifted until such time as the bankruptcy court agrees to lift it and return your Pledged Securities to you.
       If Wachovia Bank, N.A. is placed in receivership while it is holding the interest-bearing deposit made with the net proceeds of the Remarketing, and if the Stock Purchase Contracts have not been terminated, the deposit will be assigned to us on the Stock Purchase Date as payment for the Preferred Stock corresponding to the Normal WITS; however, if the Stock Purchase Contracts have been terminated, the deposit will remain property of the Trust until the Trust’s assets are distributed to the holders of the Trust securities.
       If your Stock Purchase Contracts are terminated as a result of our bankruptcy, insolvency or reorganization, the Trust will have no right to receive any accrued Contract Payments.
Pledged Securities and the Collateral Agreement
       The Trust will pledge Junior Subordinated Notes and Qualifying Treasury Securities, also referred to as the “Pledged Securities,” and, after a successful Remarketing the interest-bearing deposit with Wachovia Bank, N.A., to us through the Collateral Agent, for our benefit, pursuant to the Collateral Agreement to secure the obligations of the Trust to purchase Preferred Stock under the Stock Purchase Contracts. The rights of the Trust (acting through the Property Trustee) to the Pledged Securities and the interest-bearing deposit will be subject to our security interest created by the Collateral Agreement. The aggregate principal amount of Junior Subordinated Notes and Qualifying Treasury Securities constituting Pledged Securities, together with the amount of any proceeds of Qualifying Treasury Securities held by the Collateral Agent for reinvestment in additional Qualifying Treasury Securities and, after a successful Remarketing, the deposit with Wachovia Bank, N.A. must always equal the purchase price of the Preferred Stock under the Stock Purchase Contracts. Accordingly, Pledged Securities may not be withdrawn from the pledge arrangement except:

•	to substitute Qualifying Treasury Securities for Junior Subordinated Notes in connection with an exchange of Normal WITS for Stripped WITS and Capital WITS, as provided for under “Description of the WITS — Exchanging Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS”;

•	to substitute Junior Subordinated Notes for Qualifying Treasury Securities in connection with an exchange of Stripped WITS and Capital WITS for Normal WITS, as provided for under “Description of the WITS — Exchanging Stripped WITS and Capital WITS for Normal WITS and Qualifying Treasury Securities”;

•	to substitute the interest-bearing deposit with Wachovia Bank, N.A. for Junior Subordinated Notes upon completion of a successful Remarketing; or

•	upon the termination of the Stock Purchase Contracts.

       Subject to the security interest and the terms of the Collateral Agreement, the Trust (acting through the Property Trustee) will own the Pledged Securities and, subject to the terms of the Trust Agreement, it will be entitled to exercise all rights pertaining to the Junior Subordinated Notes and Preferred Stock, including voting rights and, in the case of the Junior Subordinated Notes, redemption rights. We will have no interest other than our security interest in the Pledged Securities or the interest-bearing deposit with Wachovia Bank, N.A.
       Except as described in “Certain Other Provisions of the Stock Purchase Contract Agreement and the Collateral Agreement,” the Collateral Agent will, upon receipt, if any, of payments on the Pledged Securities (except to the extent it applies the proceeds at maturity of any Qualifying Treasury Securities to purchase replacement Qualifying Treasury Securities), distribute the payments to the Trust, which will in turn distribute those payments together with Contract Payments received from us, to the persons in whose names the Normal WITS and Stripped WITS are registered at the close of business on the record date immediately preceding the date of payment.

CERTAIN OTHER PROVISIONS OF THE STOCK PURCHASE
CONTRACT AGREEMENT AND THE COLLATERAL AGREEMENT
       The following is a summary of certain other provisions of the Stock Purchase Contract Agreement and the Collateral Agreement. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of certain other provisions of the Stock Purchase Contract Agreement and the Collateral Agreement but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”
No Consent to Assumption
       The Trust (acting through the Property Trustee) will under the terms of the Stock Purchase Contract Agreement be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the Stock Purchase Contracts by us or our trustee if we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.
Consolidation, Merger, Sale or Conveyance
       We covenant in the Stock Purchase Contract Agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless:

•	the successor entity is a corporation organized and existing under the laws of a domestic jurisdiction and assumes our obligations under the Stock Purchase Contracts, the Stock Purchase Contract Agreement, the Collateral Agreement, the Trust Agreement, the Indenture for the Junior Subordinated Notes, the Guarantee and the Remarketing Agreement;

•	the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the Stock Purchase Contracts, the Stock Purchase Contract Agreement, the Collateral Agreement, the Trust Agreement or the Remarketing Agreement or in material default in the performance of any other covenants under these agreements; and

•	the successor entity reserves sufficient authorized and unissued shares of preferred stock having substantially the same terms and conditions as the Preferred Stock, such that the Trust will receive, on the Stock Purchase Date, preferred stock having substantially the same rights as the Preferred Stock that the Trust would have received had such merger, consolidation or other transaction not occurred.
Governing Law
       The Stock Purchase Contract Agreement, the Stock Purchase Contracts and the Collateral Agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Collateral Agent
       JPMorgan Chase initially will be the Collateral Agent, Custodial Agent and securities intermediary under the Collateral Agreement. JPMorgan Chase, in its capacity as Collateral Agent, will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with the Property

Trustee or any of the holders of the WITS, except for the obligations owed by a pledgee of property to the owner of the property under the Collateral Agreement and applicable law. JPMorgan Chase, in its capacity as Custodial Agent, will act solely as agent for the Trust and will not assume any obligation or relationship of agency or trust for or with any of the holders of the WITS.
       The Collateral Agreement will contain provisions limiting the liability of the Collateral Agent and Custodial Agent and provisions under which they may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.
       JPMorgan Chase and its affiliates are among a number of financial institutions with which we and our subsidiaries maintain ordinary banking and trust relationships.
Miscellaneous
       The Collateral Agreement will provide that we will pay all fees and expenses related to the retention of the Collateral Agent and Custodial Agent.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
       The following is a summary of some of the terms of the Junior Subordinated Notes. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Junior Subordinated Notes but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”
       The Junior Subordinated Notes will be issued pursuant to an indenture, to be dated as of February 1, 2006, between us and U.S. Bank National Association, as indenture trustee. We refer to the indenture, as supplemented, as the “Indenture,” and to U.S. Bank National Association or its successor as indenture trustee, or “Indenture Trustee.” You should read the Indenture for provisions that may be important to you.
       When we use the term “holder” in this prospectus with respect to a registered Junior Subordinated Note, we mean the person in whose name such Junior Subordinated Note is registered in the security register. It is expected that JPMorgan Chase, in its capacity as either Collateral Agent or Custodial Agent, will be the registered holder of the Junior Subordinated Notes at all times prior to the Remarketing Settlement Date. After the Remarketing Settlement Date, we expect that the Junior Subordinated Notes will be held in book-entry form only, as described under “Book-Entry System,” and will be held in the name of DTC or its nominee.
       The Indenture does not limit the amount of debt that we or our subsidiaries may incur either under the Indenture or other indentures to which we are or become a party. The Junior Subordinated Notes are not convertible into or exchangeable for our common stock or authorized preferred stock.
General
       The Junior Subordinated Notes will be unsecured, will be deeply subordinated, including to all of our existing and future senior debt, as defined below under “— Subordination,” and, in the case of our liquidation (whether in bankruptcy or otherwise), to all of our indebtedness for money borrowed, including junior subordinated notes underlying trust preferred securities that are currently outstanding and other subordinated debt that is not by its terms expressly made pari passu with or junior to the Junior Subordinated Notes, but pari passu with trade creditors; provided that in connection with an Early Remarketing, other than the first attempt at Remarketing, we may elect that our obligations under the Junior Subordinated Notes shall be senior obligations instead of subordinated obligations, effective on or after the Remarketing Settlement Date.
       We will have the right at any time after the Stock Purchase Date or the earlier termination of the Stock Purchase Contracts to dissolve the Trust and cause the Junior Subordinated Notes to be distributed to the holders of the Capital WITS and, if the Stock Purchase Contracts have been terminated, the holders of the Normal WITS. If Junior Subordinated Notes are distributed to holders of the Normal WITS and Capital WITS in liquidation of the holders’ interests in the Trust at any time that the Normal WITS and Capital WITS are represented by global securities, those Junior Subordinated Notes initially will be issued as a global security. Unless the Trust is dissolved and the Junior Subordinated Notes distributed to holders of the Normal WITS and Capital WITS, JPMorgan Chase, in its capacity as either Collateral Agent or Custodial Agent, will continue to hold legal title to the Junior Subordinated Notes, subject, in the case of Junior Subordinated Notes that are Pledged Securities, to the pledge under the Collateral Agreement, and until the Stock Purchase Date or, if earlier, the Remarketing Settlement Date.
Interest Rate and Maturity
       The interest payment provisions for the Junior Subordinated Notes correspond to the distribution provisions of the Normal WITS described under “Description of the WITS — Current Payments — Normal WITS.”

       The Junior Subordinated Notes will mature on March 15, 2042 (subject to change in connection with a Remarketing as described below under “— Remarketing”) and will bear interest accruing from February 1, 2006 at the rate of 5.20% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, subject to the deferral provisions described under “— Option to Defer Interest Payments.” If there is a Failed Remarketing, interest will also be payable on the Junior Subordinated Notes on the Stock Purchase Date if it is not otherwise an interest payment date.
       The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the case that any date on which interest is payable on the Junior Subordinated Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay.
Option to Defer Interest Payments
       We will have the right under the Indenture to defer, and will defer if directed to do so by the Federal Reserve, the payment of interest on the Junior Subordinated Notes at any time or from time to time. We may not defer interest payments for any period of time that exceeds 14 consecutive interest payment dates (or the equivalent if interest periods are not at the time semi-annual), i.e., seven years, with respect to any deferral period and to a date that is at least two years after the latest possible Remarketing Settlement Date. If we elect to move up the maturity date of the Junior Subordinated Notes in connection with a Remarketing and, at the time of the Remarketing, are deferring interest, we may not elect a maturity date that is earlier than seven years after commencement of the deferral period. Any deferral period must end on an interest payment date. At the end of a deferral period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. If we exercise our right to defer payments of stated interest on the Junior Subordinated Notes, we intend to treat the Junior Subordinated Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive. If the Stock Purchase Date occurs during a deferral period and we have not successfully remarketed the Junior Subordinated Notes, we will pay the Trust the deferred interest on the Stock Purchase Date in subordinated notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on March 15, 2014, bear interest at a rate per annum equal to the rate of interest originally in effect on the Junior Subordinated Notes, are subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Junior Subordinated Notes and are redeemable by us at any time prior to their stated maturity.
       Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

•	cause such extended deferral period to exceed the maximum deferral period;

•	end on a date other than an interest payment date; or

•	extend beyond the stated maturity of the Junior Subordinated Notes.
       Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the Indenture Trustee notice of our election to begin or extend a deferral period at least 10 business days prior to the date interest on the Junior Subordinated Notes would have been payable except for the election to begin or extend the deferral period.
       The Indenture Trustee shall give notice of our election to begin or extend a deferral period to the holders of the Junior Subordinated Notes and the Property Trustee will deliver a copy of this notice to the administrative trustees and to the holders of the Capital WITS and, if such election is made prior to the

Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal WITS. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend a deferral period.
       As described under “— Restrictions on Certain Payments, Including on Deferral of Interest,” during any such deferral period we will be restricted, subject to certain exceptions, from making certain payments, including declaring or paying any dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of our capital stock.
       We have agreed not to make any payment of principal of or interest on, repay or redeem any debt securities ranking pari passu or junior to the junior subordinated debentures issued under various indentures if, at that time, there is a default under the applicable indenture or we have delayed interest payments thereon. Currently, there is $3.1 billion aggregate principal amount of junior subordinated debentures outstanding under these indentures.
Alternative Payment Mechanism
       We covenant in the Indenture that, if we defer payment of interest on any interest payment date on or prior to the Stock Purchase Date:

•	we will pay that deferred interest only out of the net proceeds of shares of common stock or non-cumulative perpetual preferred stock received by us during the 180 days prior to the date of payment of such deferred interest;

•	we will notify the Federal Reserve if this covenant is applicable; and

•	subject to the approval of the Federal Reserve, we will use our Commercially Reasonable Efforts to sell shares of our common stock or non-cumulative perpetual preferred stock not later than the termination of the deferral period in an amount so that the net proceeds of such sale, when applied to such deferred payments of interest, will cause such unpaid deferred interest payments to be paid in full and (unless the Federal Reserve instructs otherwise) apply the proceeds of such sale to pay the deferred amounts (provided that we will not in any event be required to pay interest on the Junior Subordinated Notes at the time when the payment of such interest would violate the terms of any securities issued by us or one of our subsidiaries or the terms of a contract binding on us or one of our subsidiaries).
       We refer to these provisions as the “Alternative Payment Mechanism.”
       Our failure to raise sufficient eligible equity proceeds or our use of other sources to fund interest payments would be a breach of our obligations under the Junior Subordinated Notes, but would not be an event of default under the Indenture. However, an event of default under the Indenture will occur if we fail to pay all accrued and unpaid interest on the Junior Subordinated Notes at the end of the deferral period.
       Notwithstanding the foregoing, if we are required to conduct a sale of shares of our common stock and/or non-cumulative perpetual preferred stock in order to pay amounts due and payable under any instruments or other securities that rank pari passu as to interest or distributions with the Junior Subordinated Notes, then we shall apply such proceeds to deferred interest payments on the Junior Subordinated Notes, on the one hand, and such other pari passu securities, on the other hand, on a ratable basis in proportion to the total amounts that are due on the Junior Subordinated Notes and such securities before we shall be relieved of our obligation to conduct the sale of shares of our common stock and/or non-cumulative perpetual preferred stock and apply the proceeds thereof to such securities.
       For purposes of the foregoing, the following terms have the meanings indicated:
       “Commercially Reasonable Efforts” by us to sell shares of our common stock or non-cumulative perpetual preferred stock means commercially reasonable efforts to complete the offer and sale of shares of our common stock or non-cumulative perpetual preferred stock, as the case may be, to third parties that are not our affiliates in public offerings or private placements; provided that we shall be deemed to have used such Commercially Reasonable Efforts if a Market Disruption Event occurs and for so long as it continues regardless of whether we make any offers or sales during such period.
       “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

•	we would be required to obtain the consent or approval of our stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of our common stock or perpetual preferred stock and we fail to obtain that consent or approval notwithstanding our commercially reasonable efforts to obtain that consent or approval (including, without limitation, our failing to obtain the approval of the Federal Reserve, after having notified the Federal Reserve and having sought such approval in accordance with the terms of the instrument or instruments under which the relevant securities are to be issued);

•	trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or any other national securities, futures or options exchange or in the over-the-counter market, or trading in any of our securities (or any options or futures contracts related to such securities) on any exchange or in the over-the-counter market shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the SEC, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

•	a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading has been disrupted or ceased;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading has been disrupted or ceased;

•	the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading has been disrupted or ceased;

•	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in our reasonable judgment, impracticable or inadvisable to proceed with the offer and sale of shares of our common stock or non-cumulative perpetual preferred stock; or

•	an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in our judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in our judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, provided that no single suspension period contemplated by this clause shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause shall not exceed an aggregate of 180 days in any 360-day period.
       If we issue any subordinated notes in respect of deferred interest on the Junior Subordinated Notes, the foregoing covenant will also apply to the payment of interest on and principal of these notes, except that the reference to termination of the deferral period shall instead be to the maturity date of the notes.

Subordination
       Our obligations to pay interest and premium (if any) on, and principal of, the Junior Subordinated Notes are subordinate and junior in right of payment and upon liquidation to all our senior and subordinated indebtedness, whether now outstanding or subsequently incurred, including all of our indebtedness for money borrowed, including junior subordinated notes underlying our trust preferred securities currently outstanding and other subordinated indebtedness that is not by its terms expressly made pari passu with or junior to the Junior Subordinated Notes, indebtedness evidenced by bonds, debentures, notes or similar instruments, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, obligations associated with derivative products including but not limited to interest rate and foreign exchange contracts and foreign contracts relating to mortgages, commodity contracts, capital lease obligations and guarantees of any of the foregoing, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the Junior Subordinated Notes. We refer to our obligations to which the Junior Subordinated Notes are subordinated as our “senior debt.” All liabilities of our subsidiaries including trade accounts payable and accrued liabilities arising in the ordinary course of business are effectively senior to the Junior Subordinated Notes to the extent of the assets of such subsidiaries. As of September 30, 2005, our outstanding debt with respect to money borrowed (excluding all of the liabilities of our subsidiaries) that would rank senior to the Junior Subordinated Notes was approximately $29 billion and the liabilities of our subsidiaries that would effectively rank senior to the Junior Subordinated Notes were approximately $586 billion.
       In addition, we will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Junior Subordinated Notes except in compliance with applicable Federal Reserve regulations and guidelines.
       In connection with an Early Remarketing, other than the first attempt at Remarketing, we may elect that our obligations under the Junior Subordinated Notes shall be senior obligations instead of subordinated obligations, effective on or after the Remarketing Settlement Date.
       If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Junior Subordinated Notes. In such an event, we will pay or deliver directly to the holders of senior debt and of other indebtedness described in the previous sentence, any payment or distribution otherwise payable or deliverable to holders of the Junior Subordinated Notes. We will make the payments to the holders of senior debt according to priorities existing among those holders until we have paid all senior debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the Junior Subordinated Notes so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Junior Subordinated Notes.
       If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior debt, the holders of Junior Subordinated Notes together with the holders of any of our other obligations ranking equal with the Junior Subordinated Notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Junior Subordinated Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Junior Subordinated Notes.
       If we violate the Indenture by making a payment or distribution to holders of the Junior Subordinated Notes before we have paid all the senior debt in full, then such holders of the Junior Subordinated Notes will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the senior debt outstanding at the time. The payment or transfer to the holders of the senior debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of Junior Subordinated Notes will not be required to pay, or transfer payments or distributions to, holders of senior debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Junior Subordinated Notes.
       Because of the subordination, if we become insolvent, holders of senior debt may receive more, ratably, and holders of the Junior Subordinated Notes having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the Indenture in connection with the Junior Subordinated Notes.
       We may modify or amend the Indenture as provided under “— Modification of Indenture” below. However, the modification or amendment may not, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the Indenture relating to the subordination of the Junior Subordinated Notes in a manner that would adversely affect the holders of senior debt.
       The Indenture places no limitation on the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt.
Additional Interest
       If the Junior Subordinated Notes are owned by the Trust and if the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the Junior Subordinated Notes. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the Trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.
Remarketing
       Remarketings will occur, and if successful, will settle in the calendar month immediately preceding the Stock Purchase Date. More specifically, the dates on which a Remarketing will occur, or “Remarketing Dates,” will be the third business day prior to February 15, May 15, August 15 or November 15, commencing with February 2011 unless an Early Settlement Event has occurred, and continuing until the fifth such date or the earlier settlement of a successful Remarketing. A successful Remarketing will settle on the date, or “Remarketing Settlement Date,” that is the third business day after the relevant Remarketing Date.
       We are appointing Wachovia Securities as “Remarketing Agent” pursuant to the “Remarketing Agreement” with that firm. We covenant in the Indenture to use our commercially reasonable efforts to effect the Remarketing of the Junior Subordinated Notes as described in this prospectus. If in the judgment of our counsel or counsel to the Remarketing Agent a registration statement is required to effect the Remarketing of the Junior Subordinated Notes, we will use our commercially reasonable efforts to ensure that a registration statement covering the full principal amount of the Junior Subordinated Notes to be remarketed will be effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing process or we will effect such Remarketing pursuant to Rule 144A under the Securities Act, if available, or any other available exemption from applicable registration requirements under the Securities Act.
       All of the outstanding Junior Subordinated Notes will be remarketed in the Remarketing other than Junior Subordinated Notes having an aggregate principal amount equal to (i) the liquidation amount of Normal WITS the holders of which have elected to exchange their Normal WITS for Stripped WITS and Capital WITS if the Remarketing is successful and (ii) the liquidation amount of Capital WITS the holders of which have not elected to dispose of their Capital WITS in the Remarketing if it is successful. We describe the procedures for these elections under “Description of the WITS — Remarketing of the Junior Subordinated Notes.”
       The net proceeds of Junior Subordinated Notes sold in a successful Remarketing, to the extent not distributed to holders of Capital WITS who have elected to dispose of their Capital WITS in connection with the Remarketing, will be placed in an interest-bearing deposit with Wachovia Bank, N.A., in an amount equal to at least 100% of the Remarketing Value, and such deposit will be pledged under the Collateral Agreement to secure the Trust’s obligation to purchase the Preferred Stock under the Stock Purchase Contracts. The net proceeds of the aggregate principal amount of Junior Subordinated Notes sold in a successful Remarketing corresponding to the liquidation amount of Capital WITS, the holders of which elected to dispose of their Capital WITS in the Remarketing, will be distributed to such holders promptly after the Remarketing Settlement Date and their Capital WITS will be cancelled. Any remaining proceeds, net of any remarketing fee, will be remitted to holders of Normal WITS other than those who made an effective election to exchange their Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS upon a successful Remarketing promptly after the Remarketing Settlement Date.
       Pursuant to the Remarketing Agreement, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for the Junior Subordinated Notes to be remarketed that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value. The “Remarketing Value” of each Junior Subordinated Note will be equal to the present value on the Remarketing Settlement Date of an amount equal to the principal amount of, plus the interest payable on, such Junior Subordinated Note on the next Regular Distribution Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Junior Subordinated Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Junior Subordinated Notes is paid in cash on such date, determined using a discount rate equal to the interest rate on the deposit with Wachovia Bank, N.A. We expect that the remarketing fee will be 30 basis points (i.e., 0.30%).
       To obtain that value, the Remarketing Agent may reset the interest rate on the Junior Subordinated Notes to a new fixed or floating rate that will apply to all outstanding Junior Subordinated Notes, whether or not included in the Remarketing, and will become effective on the Remarketing Settlement Date. If the interest rate is reset as a fixed rate, the Junior Subordinated Notes will bear interest at that rate, or “Reset Rate,” from and after the Remarketing Settlement Date, and if the interest rate is reset as a floating rate, the Junior Subordinated Notes will bear interest at the applicable index as in effect from time to time plus a spread, or “Reset Spread,” from and after the Remarketing Settlement Date. In addition, in connection with the Remarketing the maturity of the Junior Subordinated Notes may be moved up and the date after which the Junior Subordinated Notes are optionally redeemable and the redemption price may be changed. If we elect a floating rate, we also have the option to change the interest payment dates and manner of calculation of interest on the Junior Subordinated Notes to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index. Any such changes will be announced as described below prior to the Remarketing attempt.
       If the Remarketing Agent cannot remarket the Junior Subordinated Notes on the Remarketing Date at a price that results in proceeds, net of any remarketing fee, equal to 100% of the Remarketing Value of the Junior Subordinated Notes to be remarketed, then:

•	the Stock Purchase Date will be deferred until after the next Remarketing Settlement Date;

•	the interest rate on the Junior Subordinated Notes will not be reset; and

•	the Remarketing Agent will thereafter attempt to establish a new Reset Rate or Reset Spread meeting the requirements described above and remarket the Junior Subordinated Notes on subsequent Remarketing Dates, which will be the third business day immediately preceding May 15, 2011, August 15, 2011, November 15, 2011 and February 15, 2012.
       Any subsequent Remarketing will be subject to the conditions and procedures described above, and will settle (if successful) on the corresponding Remarketing Settlement Date; provided that if a successful Remarketing has not previously occurred and, as a result, the Remarketing Agent attempts a Remarketing for settlement on February 15, 2012 (or the fifth scheduled Remarketing Settlement Date in the case of an Early Remarketing) or, if such day is not a business day, on the next business day, then the Reset Rate or Reset Spread for that Remarketing will not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable.
       If the Remarketing Agent is unable to remarket the Junior Subordinated Notes for settlement on or before February 15, 2012 (or the fifth scheduled Remarketing Settlement Date in the case of an Early Remarketing) or, if such day is not a business day, the next business day, a “Failed Remarketing” will be deemed to have occurred. In that case:

•	The interest rate on the Junior Subordinated Notes will not be reset, and the Normal WITS and Capital WITS will continue to bear cash distributions at the rate otherwise applicable, payable in arrears on each Regular Distribution Date. In the event of a Failed Remarketing, we may move up the stated maturity of the Junior Subordinated Notes and, accordingly, the Capital WITS Mandatory Redemption Date, to any date on or after the Stock Purchase Date; provided that if we are deferring interest on the Junior Subordinated Notes at the time of the Failed Remarketing, any new stated maturity date and Capital WITS Mandatory Redemption Date may not be earlier than seven years after commencement of the deferral period.

•	We will exercise our rights as a secured party with respect to the Pledged Securities under the Collateral Agreement and, subject to applicable law, retain the Pledged Securities or their proceeds and apply them against the Trust’s obligation to us under the Stock Purchase Contract or sell them in one or more private sales. In either case, the Trust’s obligations under the Stock Purchase Contracts would be satisfied in full. We will issue a note, payable on the date two years after the Stock Purchase Date and bearing interest at the same rate (or pursuant to the same interest rate formula) that applies to the Junior Subordinated Notes, in the amount of any accrued and unpaid distributions on the Normal WITS and the Stripped WITS as of the Stock Purchase Date, to the Property Trustee for delivery to you.

•	If you hold Capital WITS and elected to dispose of them in the Remarketing, your Capital WITS will be returned to you.
       We will cause notice of any unsuccessful Remarketings and of a Failed Remarketing to be made publicly available.
       The Reset Rate or Reset Spread will be equal to the interest rate determined to result in proceeds from the Remarketing of the Junior Subordinated Notes, net of any remarketing fee, of at least 100% of the Remarketing Value; provided that the Reset Rate or Reset Spread may not exceed the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be, in connection with (i) any ordinary Remarketing with a settlement date on or prior to November 15, 2011 (or, if such day is not a business day, on or prior to the next business day) and (ii) the first four related Remarketing attempts following the occurrence of an Early Settlement Event. For this purpose, the “Fixed Rate Reset Cap” is the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Junior Subordinated Notes may be redeemed at our option in the event of a successful Remarketing, plus 350 basis points, or 3.50%, per annum and the “Floating Rate Reset Cap” will be 301 basis points, or 3.01%, per annum. Since the new rate will become effective part way through an interest period, the first interest payment due on the Junior Subordinated Notes after the Remarketing Settlement Date will reflect the initial rate for the period from and including the immediately preceding payment date to but excluding the Remarketing Settlement Date and the new rate for the period from and including the Remarketing Settlement Date to but excluding the date of payment.
       If a Remarketing is attempted for settlement on or after February 15, 2012 or after the fourth Remarketing attempt following the occurrence of an Early Settlement Event, the Reset Rate or Reset Spread will not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be.
       In connection with a Remarketing, we may elect, in our sole discretion, to move up the stated maturity of the Junior Subordinated Notes to any date on or after March 15, 2015, or in the case of a Failed Remarketing, on or after the Stock Purchase Date, and we may change the date on and after which the Junior Subordinated Notes are redeemable at our option to a new date not earlier than March 15, 2015 and change the redemption price. In the event we are deferring interest on the Junior Subordinated Notes at the time of the Remarketing, any new maturity or redemption date of the Junior Subordinated Notes may not be earlier than seven years after commencement of the deferral period, and any new redemption price may not be less than the principal plus accrued and unpaid interest (including additional interest) on the Junior Subordinated Notes. In addition, we may also elect, in the case of a Remarketing following an Early Settlement Event, other than the first attempt at Remarketing, that the Junior Subordinated Notes underlying the WITS, and our Guarantee of the WITS, will no longer be subordinated. Any such election would take effect, upon a successful Remarketing, on the Remarketing Settlement Date.
       The Property Trustee will give holders of Normal WITS and Capital WITS notice of Remarketing at least 21 calendar days prior to any Remarketing Date. Such notice will set forth:

•	the applicable Distribution Dates and record dates for cash distributions on the Normal WITS and Capital WITS;

•	any change to the stated maturity of the Junior Subordinated Notes if the Remarketing is successful;

•	in the case of a Remarketing following an Early Settlement Event or any other Remarketing after an unsuccessful Remarketing on the first scheduled Remarketing Date, whether the Junior Subordinated Notes will no longer be subordinated to our senior indebtedness;

•	the procedures you must follow if you hold Normal WITS to elect to exchange your Normal WITS for Stripped WITS and Capital WITS if the Remarketing is successful and the date by which such election must be made; and

•	the procedures you must follow if you hold Capital WITS to elect to dispose of them in connection with the Remarketing and the date by which such election must be made.
Early Remarketing
       If an Early Settlement Event occurs, the Remarketing process described above will begin earlier. The first attempted Remarketing will be on the first following Remarketing Date that is at least 30 days after the occurrence of such Early Settlement Event. In the event of such an “Early Remarketing”:

•	the first Remarketing attempt will be on the basis that the WITS will be remarketed with the underlying Junior Subordinated Notes remaining subordinated to the same extent as when they are originally issued (i.e., we will not have the option to elect to remarket them as senior notes) subject to the Floating Rate Reset Cap or the Fixed Rate Reset Cap, as applicable;

•	the second, third and fourth Remarketing attempts will be subject to the Floating Rate Reset Cap or the Fixed Rate Reset Cap, as applicable, but the underlying Junior Subordinated Notes may, at our election, become senior debt; and

•	the fifth and last Remarketing attempt will not be subject to the Floating Rate Reset Cap or the Fixed Rate Reset Cap, as applicable, and the underlying Junior Subordinated Notes may, at our election, become senior debt.

       For example, if an Early Settlement Event (other than as a result of the entry of an order for dissolution of the Trust by a court of competent jurisdiction) occurs on March 10, 2007, then the first Remarketing attempt would be on the third business day prior to May 15, 2007 for settlement on that date as the Remarketing Settlement Date; if that Remarketing fails, successive Remarketing attempts would be made for settlement on the August 15, 2007, November 15, 2007 and February 15, 2008 Remarketing Settlement Dates (with the Stock Purchase Date being the September 15, December 15 or March 15, as applicable, that is immediately thereafter, or, if any such day is not a business day, the next business day); and if none of those Remarketing attempts succeeds, then the fifth and final Remarketing attempt will be made for settlement on the May 15, 2008 Remarketing Settlement Date, in which case the Stock Purchase Date would be June 15, 2008, or, if such day is not a business day, the next business day.
       In the case of an Early Settlement Event resulting from the entry of an order for dissolution of the Trust by a court of competent jurisdiction, as described under “Description of the WITS — Liquidation Distribution upon Dissolution,” however, there shall be only one Remarketing Date and the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable. If the Remarketing conducted on such date is not successful, it shall be deemed a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 15, June 15, September 15 or December 15, or if such day in not a business day, the next business day.
       Except as described above, an Early Remarketing after the occurrence of an Early Settlement Event will be conducted as described under “— Remarketing.”
Early Settlement Events
       An “Early Settlement Event” shall be deemed to occur if:

•	our “total risk-based capital ratio” is less than 10%;

•	our “tier 1 risk-based capital ratio” is less than 6%;

•	our “leverage capital ratio” is less than 4%;

•	the Federal Reserve, in its discretion, anticipates that we may fail one or more of the capital tests referred to above in the near term and delivers a notice to us so stating; or

•	the Trust is dissolved pursuant to the entry of an order for dissolution by a court of competent jurisdiction.
       In the case of the tests described in the first three bullets, each ratio will be determined as required pursuant to Appendix A to Regulation Y of the Federal Reserve Board, 12 C.F.R. Part 225. The related Early Settlement Event will be deemed to occur on the date we file a Form FR Y-9C showing in Schedule HC-R (or successor form) that the related capital measure has been failed.
Payment; Exchange; Transfer
       We will appoint a paying agent on or before the Remarketing Settlement Date from whom holders of Junior Subordinated Notes can receive payment of the principal of and any premium and interest on the Junior Subordinated Notes on and after such date. We may elect to pay any interest on the Junior Subordinated Notes by mailing a check to the person listed as the owner of the Junior Subordinated Notes in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. One of our affiliates may serve as the paying agent under the Indenture. We will pay interest on the Junior Subordinated Notes:

•	on an interest payment date to the person in whose name that Junior Subordinated Note is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment to the person who surrenders such Junior Subordinated Note at the office of our appointed paying agent.

       Any money that we pay to a paying agent for the purpose of making payments on the Junior Subordinated Notes and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such Junior Subordinated Notes can only look to us for the payments on such Junior Subordinated Notes.
       Any Junior Subordinated Notes can be exchanged for other Junior Subordinated Notes so long as such other Junior Subordinated Notes are denominated in authorized denominations and have the same aggregate principal amount and same terms as the Junior Subordinated Notes that were surrendered for exchange. The Junior Subordinated Notes may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Junior Subordinated Notes, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Junior Subordinated Notes. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Junior Subordinated Notes for registration of transfer or exchange. However, we will be required to maintain an office or agency in each place of payment for the Junior Subordinated Notes.
Denominations
       The Junior Subordinated Notes will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. After the Remarketing Settlement Date, we expect that the Junior Subordinated Notes will be held in book-entry form only, as described under “Book-Entry System,” and will be held in the name of DTC or its nominee.
Restrictions on Certain Payments, Including on Deferral of Interest
       If:

•	there shall have occurred and be continuing any event that, with the giving of notice or the lapse of time, or both, would be an event of default with respect to the Junior Subordinated Notes of which we have actual knowledge and which we have not taken reasonable steps to cure;

•	the Junior Subordinated Notes are beneficially owned by the Trust and we shall be in default relating to our payment of any obligations under the Guarantee;

•	we shall have given notice of our election to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period and such period, or any extension of such period, shall be continuing; or

•	we have paid deferred interest to the Trust in the form of additional subordinated notes and not yet repaid all amounts outstanding on such notes;
       then:

•	we shall not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	we shall not make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the Junior Subordinated Notes (except for partial payments of interest with respect to the Junior Subordinated Notes); and

•	we shall not make any payment under any guarantee that ranks equally with or junior to our Guarantee related to the WITS.

       The restrictions listed above do not apply to:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors;

•	the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the deferral period;

•	a dividend reinvestment or stockholder purchase plan; or

•	the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable event of default, default or extension period, as the case may be;

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto;

•	payments by us under any guarantee agreement executed for the benefit of the holders of the WITS; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.
Redemption
       We may from time to time redeem Junior Subordinated Notes, in whole or in part, at any date on or after March 15, 2015, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption. In connection with a Remarketing, we may change the date after which we may redeem Junior Subordinated Notes to a later date or change the redemption price as described under “— Remarketing.”
       The Junior Subordinated Notes will not be subject to any sinking fund and will not be redeemable at the option of the holder.
       We may not redeem the Junior Subordinated Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Junior Subordinated Notes for all interest periods terminating on or before the redemption date.
       Any redemption will be subject to receipt of prior approval by the Federal Reserve, if required.
       Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Notes to be redeemed at its registered address. However, if the Junior Subordinated Notes are beneficially owned by the Trust, notice shall be mailed at least 45 days but not more than 75 days before the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Junior Subordinated Notes or portions thereof called for redemption.

       In the event of any redemption, neither we nor the Indenture Trustee will be required to:

•	issue, register the transfer of, or exchange, Junior Subordinated Notes during a period beginning at the opening of business 15 days before the day of publication or mailing of the notice of redemption and ending at the close of business on the day of such publication or the mailing of such notice; or

•	transfer or exchange any Junior Subordinated Notes so selected for redemption, except, in the case of any Junior Subordinated Notes being redeemed in part, any portion thereof not to be redeemed.
Limitation on Mergers and Sales of Assets
       The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the Indenture exists; and

•	certain other conditions as prescribed in the Indenture are met.
       If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us in such Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor entity may exercise our rights and powers under the Indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the Indenture and under the Junior Subordinated Notes.
Events of Default, Waiver and Notice
       An “event of default,” when used in the Indenture, means any of the following:

•	non-payment of interest after deferral for 14 or more consecutive semi-annual interest periods or the equivalent thereof, in the event that interest periods are other than semi-annual:

•	termination of the Trust without redemption of the WITS, distribution of the Junior Subordinated Notes to holders of Capital WITS and, if such termination occurs prior to the Stock Purchase Date, or if earlier, the Remarketing Settlement Date, the holders of the Normal WITS, or assumption of Wachovia’s obligations under the Junior Subordinated Notes by its successor;

•	bankruptcy of Wachovia; or

•	receivership of its lead bank.
       If an event of default under the Indenture occurs and continues, the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Notes may declare the entire principal and all accrued but unpaid interest of all Junior Subordinated Notes to be due and payable immediately. If the Indenture Trustee or the holders of Junior Subordinated Notes do not make such declaration and the Junior Subordinated Notes are beneficially owned by the Trust or trustee of the Trust, the Property Trustee or the holders of at least 25% in aggregate liquidation amount of the

Capital WITS and, if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal WITS shall have such right.
       If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Junior Subordinated Notes can, subject to certain conditions (including, if the Junior Subordinated Notes are held by a trust or the trustee of the Trust, the consent of the holders of at least a majority in aggregate liquidation amount of the Capital WITS and, if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the Normal WITS), rescind the declaration. If the holders of the Junior Subordinated Notes do not rescind such declaration and the Junior Subordinated Notes are beneficially owned by the Trust or trustee of the Trust, the holders of at least a majority in aggregate liquidation amount of the WITS shall have such right.
       The holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Notes may waive any past default, except:

•	a default in payment of principal of or any premium or interest; or

•	a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note.
       If the Junior Subordinated Notes are beneficially owned by the Trust or a trustee of the Trust, any such waiver shall require a consent of the holders of at least a majority in aggregate liquidation amount of the Normal WITS and the Capital WITS. If the holders of Junior Subordinated Notes do not waive such default, the holders of a majority in aggregate liquidation amount of the Capital WITS and, if such consent is requested prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the Normal WITS, shall have such right.
       The holders of a majority in principal amount of the Junior Subordinated Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee.
       We are required to file an officers’ certificate with the Indenture Trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the Indenture.
       If the Junior Subordinated Notes are beneficially owned by the Trust or a trustee of the Trust, a holder of the Capital WITS and, if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, a holder of Normal WITS, may institute a direct action against us if we fail to make interest or other payments on the Junior Subordinated Notes when due, taking into account any extension period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Junior Subordinated Notes; or

•	suing us to enforce the Property Trustee’s rights under the Junior Subordinated Notes.
       This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Capital WITS and, if such amendment occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal WITS, thereunder without the consent of all such holders.
Actions Not Restricted by Indenture
       The Indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth under “— Restrictions on Certain Payments, Including on Deferral of Interest” above.

       The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the Junior Subordinated Notes upon a change of control or other event involving us that may adversely affect the creditworthiness of the Junior Subordinated Notes.
No Protection in the Event of a Highly Leveraged Transaction
       The Indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.
Distribution of the Junior Subordinated Notes
       If the Junior Subordinated Notes are owned by the Trust, under circumstances involving the dissolution of the Trust, the Junior Subordinated Notes may be distributed to the holders of the Trust securities in liquidation of the Trust, provided that any required regulatory approval is obtained. See “Description of the WITS — Liquidation Distribution upon Dissolution.”
Modification of Indenture
       Under the Indenture, certain of our rights and obligations and certain of the rights of holders of the Junior Subordinated Notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Junior Subordinated Notes. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest, except as expressly permitted in connection with a Remarketing;

•	a reduction in or change in the manner of calculating payments due on the Junior Subordinated Notes, except as expressly permitted in connection with a Remarketing;

•	a change in the place of payment or currency in which any payment on the Junior Subordinated Notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the Junior Subordinated Notes;

•	a reduction in the percentage of outstanding Junior Subordinated Notes required to consent to a modification or amendment of the Indenture or required to consent to a waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture;

•	a reduction in the requirements contained in the Indenture for quorum or voting; and

•	a modification of any of the foregoing requirements contained in the Indenture.
       Under the Indenture, the holders of at least a majority of the aggregate principal amount of the outstanding Junior Subordinated Notes may, on behalf of all holders of the Junior Subordinated Notes, waive compliance by us with any covenant or condition contained in the Indenture.
       If the Junior Subordinated Notes are held by or on behalf of the Trust, no modification may be made that adversely affects the holders of the WITS in any material respect, and no termination of the Indenture may occur, and no waiver of any compliance with any covenant will be effective without the prior consent of a majority in liquidation amount of each class of WITS so affected. If the consent of the holder of each outstanding Junior Subordinated Note is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each holder of the WITS so affected.

       We and the Indenture Trustee may execute, without the consent of any holder of Junior Subordinated Notes, any supplemental indenture for the purposes of:

•	reflecting any modifications to the terms of the Notes pursuant to the terms of the Indenture with respect to a Remarketing;

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the Indenture and the Junior Subordinated Notes;

•	adding covenants of us for the benefit of the holders of the Junior Subordinated Notes, transferring any property to or with the Indenture Trustee or surrendering any of our rights or powers under the Indenture;

•	adding any additional events of default for the Junior Subordinated Notes;

•	changing or eliminating any restrictions on the payment of principal or premium, if any, on Junior Subordinated Notes in registered form, provided that any such action shall not adversely affect the interests of the holders of the Junior Subordinated Notes of any series in any material respect;

•	evidencing and providing for the acceptance of appointment under the Indenture by a successor trustee with respect to the Junior Subordinated Notes;

•	curing any ambiguity, correcting or supplementing any provision in the Indenture that may be defective or inconsistent with any other provision therein or making any other provisions with respect to matters or questions arising under the Indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the Junior Subordinated Notes in any material respect or, if the Junior Subordinated Notes are beneficially owned by the Trust and for so long as any of the WITS shall remain outstanding, the holders of the WITS; or

•	adding to, changing or eliminating any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action shall not adversely affect the interest of the holders of the Junior Subordinated Notes in any material respect.
Governing Law
       The Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York.
The Indenture Trustee
       The Indenture Trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the Indenture Trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of Junior Subordinated Notes unless offered reasonable indemnification.
Miscellaneous
       We or our affiliates may from time to time purchase any of the Junior Subordinated Notes that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE GUARANTEE
       The following is a summary of some of the terms of the Guarantee. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Guarantee but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”
General
       The following payments on the WITS, also referred to as the “guarantee payments,” if not fully paid by the Trust, will be paid by us under a guarantee, or “Guarantee,” that we will execute and deliver for the benefit of the holders of WITS. Pursuant to the Guarantee, we will irrevocably and unconditionally agree to pay in full the guarantee payments, without duplication:

•	any accumulated and unpaid distributions required to be paid on each class of WITS, to the extent the Trust has funds available to make the payment;

•	the redemption price for any WITS called for redemption other than in connection with a redemption of Capital WITS in exchange for Junior Subordinated Notes, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of a like amount of corresponding assets to the holders of the WITS, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the WITS to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the WITS upon liquidation of the Trust.
       Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the WITS or by causing the Trust to pay the amounts to the holders.
       If we do not make a required payment on the Junior Subordinated Notes or the Stock Purchase Contracts or, after the Stock Purchase Date, a regular dividend payment on the Preferred Stock, the Trust will not have sufficient funds to make the related payments on the relevant classes of WITS. The Guarantee does not cover payments on the WITS when the Trust does not have sufficient funds to make these payments. If we do not pay any amounts on the Junior Subordinated Notes or the Stock Purchase Contracts when due, holders of the relevant classes of WITS will have to rely on the enforcement by the Property Trustee of its rights as registered holder of the Junior Subordinated Notes and Stock Purchase Contracts or proceed directly against us for payment of any amounts due on the Junior Subordinated Notes and Stock Purchase Contracts. See “— Status of the Guarantee” below. Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The Guarantee does not limit the incurrence or issuance by us of other secured or unsecured indebtedness.
       The Guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank National Association will act as “Guarantee Trustee” for the Guarantee for purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the WITS.

Effect of the Guarantee
       The Guarantee, when taken together with our obligations under the Indenture and Stock Purchase Contracts and the Trust’s obligations under the Trust Agreement, including the obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust securities, has the effect of providing a full and unconditional guarantee on a subordinated basis of payments due on the WITS. See “Relationship among WITS, Junior Subordinated Notes, Stock Purchase Contracts and Guarantee.”
       We will also agree separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Trust Common Securities to the same extent as the Guarantee.
Status of the Guarantee
       The Guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our senior debt in the same manner as our Junior Subordinated Notes as set forth in the Indenture; and

•	equally with all other guarantees for payments on WITS that we issue in the future to the extent the related subordinated notes by their terms rank pari passu with the Junior Subordinated Notes, our subordinated notes that we issue in the future to the extent that by their terms rank pari passu with the Junior Subordinated Notes and any of our other present or future obligations that by their terms rank pari passu with such Guarantee.
       The Guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the Guarantee without suing any other person or entity. The Guarantee will be held for the benefit of the holders of the WITS. The Guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the Trust.
Amendments and Assignment
       The Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding WITS. The holders of Normal WITS, Stripped WITS and Capital WITS will also be entitled to vote separately to the extent that any proposed amendment would not affect each class in the same or substantially the same manner. No vote will be required, however, for any changes that do not adversely affect the rights of holders of the WITS in any material respect. All guarantees and agreements contained in the Guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the WITS then outstanding.
Termination of the Guarantee
       The Guarantee will terminate:

•	upon full payment of the redemption price of all WITS; or

•	upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust.
The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of WITS must restore payment of any sums paid under the WITS or the Guarantee.
Events of Default
       An event of default under the Guarantee will occur if we fail to perform any payment obligation or if we fail to perform any other obligation under the Guarantee and such default remains unremedied for 30 days.

       The holders of a majority in liquidation amount of the relevant class or classes of WITS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of WITS may institute a legal proceeding directly against us to enforce the Guarantee Trustee’s rights and our obligations under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.
       As guarantor, we are required to file annually with the Guarantee Trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the Guarantee.
Information Concerning the Guarantee Trustee
       Prior to the occurrence of an event of default relating to the Guarantee, the Guarantee Trustee is required to perform only the duties that are specifically set forth in the Guarantee. Following the occurrence of an event of default, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of WITS, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.
       We and our affiliates may maintain certain accounts and other banking relationships with the Guarantee Trustee and its affiliates in the ordinary course of business.
Governing Law
       The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG WITS, JUNIOR SUBORDINATED
NOTES, STOCK PURCHASE CONTRACTS AND GUARANTEE
       As set forth in the Trust Agreement, the exclusive purposes of the Trust are:

•	issuing the Trust securities representing beneficial interests in the Trust;

•	investing the gross proceeds of the Trust securities in the Junior Subordinated Notes;

•	entering into the Stock Purchase Contract Agreement and holding the Stock Purchase Contracts;

•	holding Junior Subordinated Notes, certain U.S. treasury securities and an interest-bearing deposit with Wachovia Bank, N.A., and pledging them to secure the Trust’s obligations under the Stock Purchase Contracts;

•	purchasing the Preferred Stock pursuant to the Stock Purchase Contracts on the Stock Purchase Date and holding it thereafter;

•	selling Junior Subordinated Notes in a Remarketing; and

•	engaging in only those activities necessary or incidental thereto.
       As long as payments of interest, Contract Payments and other payments are made when due on the Junior Subordinated Notes and the Stock Purchase Contracts and dividends are declared and paid on the Preferred Stock, those payments will be sufficient to cover the distributions and payments due on the Trust securities. This is due to the following factors:

•	prior to the Stock Purchase Date the Trust will hold an aggregate principal amount of Junior Subordinated Notes and aggregate stated amount of Stock Purchase Contracts equal to the sum of the aggregate liquidation amount of the Normal WITS and Trust Common Securities, the combined interest rate on the Junior Subordinated Notes and Contract Payment rate on the Stock Purchase Contracts will match the distribution rate on the Normal WITS and Trust Common Securities and the interest, Contract Payment and other payment dates on the Junior Subordinated Notes and the Stock Purchase Contracts will match the Distribution Dates for the Normal WITS and Trust Common Securities;

•	the Trust will hold an aggregate principal amount of Qualifying Treasury Securities and aggregate stated amount of Stock Purchase Contracts equal to the aggregate stated liquidation amount of the Stripped WITS, the Contract Payment rate on the Stock Purchase Contracts will match the distribution rate on the Stripped WITS, the entitlement to additional distributions on the Stripped WITS in respect of the Qualifying Treasury Securities will match the amount of such distributions to which the Trust is entitled under the Collateral Agreement and the Contract Payment and other payment dates on the Stock Purchase Contracts will match the Distribution Dates for the Stripped WITS;

•	the Trust will hold an aggregate principal amount of Junior Subordinated Notes equal to the aggregate stated liquidation amount of the Capital WITS and the interest rate and interest payment dates on the Junior Subordinated Notes will match the distribution rate and payment dates on the Capital WITS;

•	after the Stock Purchase Date, the Trust will hold an aggregate Liquidation Preference of Preferred Stock equal to the aggregate liquidation amount of Normal WITS and Trust Common Securities and the dividend payment rates and dates on the Preferred Stock will match the distribution payment rates and dates on the Normal WITS and the Trust Common Securities;

•	under the Guarantee Agreement, we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust, other than those relating to such Trust securities; and

•	the Trust Agreement further provides that the trustees may not cause or permit the Trust to engage in any activity that is not consistent with the purposes of the Trust.
       To the extent that funds are available, we guarantee payments of distributions and other payments due on the Trust securities to the extent described in this prospectus. If we do not make interest payments on the Junior Subordinated Notes, Contract Payments on the Stock Purchase Contracts or dividend payments on the Preferred Stock, the Trust will not have sufficient funds to pay distributions on the Trust securities. The Guarantee is a subordinated guarantee in relation to the Trust securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. See “Description of the Guarantee.”
       We have the right to set off any payment that we are otherwise required to make under the Indenture or the Stock Purchase Contracts with any payment that we have previously made or are concurrently on the date of such payment making under the Guarantee.
       The Guarantee covers the payment of distributions and other payments on the Trust securities only if and to the extent that we have made a payment of interest or principal or other payments on the Junior Subordinated Notes, Contract Payments on the Stock Purchase Contracts and dividends or redemption payments on the Preferred Stock, as applicable. The Guarantee, when taken together with our obligations under the Junior Subordinated Notes and the Indenture, our obligations under the Stock Purchase Contracts and our obligations under the Trust Agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the Trust securities.
       If we fail to make interest or other payments on the Junior Subordinated Notes when due, taking into account any deferral period, the Trust Agreement allows the holders of the Normal WITS and Capital WITS to direct the Property Trustee to enforce its rights under the Junior Subordinated Notes. If the Property Trustee fails to enforce these rights, any holder of Normal WITS or Capital WITS may directly sue us to enforce such rights without first suing the Property Trustee or any other person or entity.
       A holder of Normal WITS or Capital WITS may institute a direct action if we fail to make interest or other payments on the Junior Subordinated Notes when due, taking into account any extension period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Junior Subordinated Notes; or

•	suing us to enforce the Property Trustee’s rights under the Junior Subordinated Notes.
       If we fail to make Contract Payments on the Stock Purchase Contracts when due, taking into account any extension period, the Trust Agreement allows the holders of the Normal WITS and Stripped WITS to direct the Property Trustee to enforce its rights under the Stock Purchase Contracts. If the Property Trustee fails to enforce these rights, any holder of Normal WITS or Stripped WITS may directly sue us to enforce such rights without first suing the Property Trustee or any other person or entity.
       A holder of Normal WITS or Stripped WITS may institute a direct action if we fail to make Contract Payments on the Stock Purchase Contracts when due, taking into account any extension period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Stock Purchase Contracts; or

•	suing us to enforce the Property Trustee’s rights under the Stock Purchase Contracts.
       We acknowledge that the Guarantee Trustee will enforce the Guarantee on behalf of the holders of the Normal WITS, Stripped WITS and Capital WITS. If we fail to make payments under the Guarantee, the holders of the Normal WITS, Stripped WITS and Capital WITS may direct the Guarantee Trustee to enforce its rights under such Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Normal WITS, Stripped WITS or Capital WITS may directly sue us to enforce the Guarantee Trustee’s rights under the Guarantee. Such holder need not first sue the Trust, the Guarantee Trustee, or any other person or entity. A holder of Normal WITS, Stripped WITS or Capital WITS may also directly sue us to enforce such holder’s right to receive payment under the Guarantee. Such holder need not first direct the Guarantee Trustee to enforce the terms of the Guarantee or sue the Trust or any other person or entity.
       We and the Trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the Normal WITS, Stripped WITS and Capital WITS.
Limited Purpose of Trust
       The Trust securities evidence beneficial interests in the Trust. A principal difference between the rights of a holder of a Trust security and a holder of Junior Subordinated Notes, Stock Purchase Contracts or Preferred Stock is that a holder of Junior Subordinated Notes, Stock Purchase Contracts or Preferred Stock would be entitled to receive from the issuer the principal amount of and interest accrued on such Junior Subordinated Notes, Contracts Payments on and stock issued under such Stock Purchase Contracts, and dividends, redemption payments and payment upon liquidation in respect of Preferred Stock, as the case may be, while a holder of Trust securities is entitled to receive distributions from the Trust, or from us under the Guarantee, if and to the extent the Trust has funds available for the payment of such distributions.
Rights upon Dissolution
       Upon any voluntary or involuntary dissolution of the Trust holders of each class of WITS will receive the distributions described under “Description of the WITS — Liquidation Distribution upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Wachovia, the Property Trustee, as holder of the Junior Subordinated Notes, would be a subordinated creditor of Wachovia, subordinated in right of payment to all indebtedness senior to the Junior Subordinated Notes as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions, and as holder of the Preferred Stock, would also be a preferred stockholder of Wachovia, entitled to the preferences upon liquidation described under “Description of the Preferred Stock.” Since we are the guarantor under the Guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust, other than the Trust’s obligations to the holders of the Trust securities, the positions of a holder of WITS relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same as if that holder held the corresponding assets of the Trust directly.

DESCRIPTION OF THE PREFERRED STOCK
       The following is a summary of some of the terms of the Preferred Stock we will issue to the Trust pursuant to the Stock Purchase Contracts. This summary contains a description of the material terms of the Preferred Stock but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”
Authorized Preferred Stock
       Our authorized preferred stock consists of 10,000,000 shares of preferred stock, no par value, 40,000,000 shares of Class A preferred stock, no par value (including the Preferred Stock), and 500,000,000 Dividend Equalization Preferred shares, no par value. As of September 30, 2005, no shares of preferred stock or Class A preferred stock were issued and outstanding, and approximately 97 million Dividend Equalization Preferred shares were issued and outstanding in connection with the merger of the former Wachovia Corporation and First Union Corporation. Wachovia has filed articles of amendment designating the terms of the Preferred Stock with the Secretary of State of the State of North Carolina. Wachovia will not issue any shares of Preferred Stock prior to the Stock Purchase Date.
General
       When issued, the Preferred Stock will be validly issued, fully paid, and non-assessable. The holders of the Preferred Stock will have no preemptive rights with respect to any shares of Wachovia’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.
       The holders of Preferred Stock will be entitled to receive non-cumulative cash dividends when, as and if declared out of assets legally available for payment in respect of such Preferred Stock by Wachovia’s board of directors in its sole discretion. In the event Wachovia does not declare dividends or does not pay dividends in full on the Preferred Stock on any date on which dividends are due, then such unpaid dividends will not cumulate and will no longer accrue and be payable.
       When issued, the Preferred Stock will have a fixed liquidation preference, or “Liquidation Preference,” of $100,000 per share, or $2,501,000,000 in the aggregate, on a liquidation, dissolution or winding-up of the affairs of Wachovia, holders of Preferred Stock will be entitled to receive such Liquidation Preference per share, together with an amount equal to all accrued and unpaid dividends for the then-current Dividend Period to the date of payment. The Preferred Stock is perpetual and will not be convertible into shares of Wachovia common stock or any other class or series of its capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.
       We will issue the Preferred Stock to the Trust on the Stock Purchase Date. Unless the Trust is dissolved after the Stock Purchase Date and prior to the redemption of the Preferred Stock, holders of Normal WITS and Stripped WITS will not receive shares of Preferred Stock, and their interest in the Preferred Stock will be represented from and after the Stock Purchase Date by their Normal WITS or Stripped WITS. Since the Preferred Stock will be held by the Property Trustee, holders of Normal WITS or Stripped WITS will only be able to exercise voting or other rights with respect to the Preferred Stock through the Property Trustee.
Rank
       The Preferred Stock will rank senior to our common stock and to any other securities that we may issue in the future that are subordinate to the Preferred Stock. As of the date hereof, there are no shares of our authorized preferred stock that would rank senior to the Preferred Stock authorized, issued or outstanding, except that upon any liquidation, dissolution or winding-up of Wachovia, the Dividend Equalization Preferred shares will be entitled to a liquidation preference of $0.01 per share prior to the distribution of any amounts in respect of the Preferred Stock. We may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Preferred Stock as to dividend rights and rights upon liquidation, winding-up, or dissolution without the consent of the holders of the Preferred Stock. Each series of our authorized preferred stock will, with respect to dividend rights and rights upon Wachovia’s liquidation, dissolution or winding-up, rank prior or superior to common stock. All shares of each series of our authorized preferred stock will be of equal rank with each other. The Preferred Stock and any other series of Class A preferred stock will rank equal or junior to, but not prior or superior to, any series of preferred stock.
       With respect to the payment of dividends and amounts upon liquidation, the Preferred Stock will rank equally with any other class or series of our stock that ranks on a par with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of Wachovia, if any, or “Parity Stock,” and will rank senior to our common stock and any other class or series of our stock over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of Wachovia, or “Junior Stock.” In particular, during a Dividend Period no dividend will be paid or declared and no distribution will be made on any Junior Stock, other than a dividend payable solely in Junior Stock, no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, unless full dividends for such Dividend Period on all outstanding shares of Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set aside. However, the foregoing provision shall not restrict the ability of Wachovia Securities, or any other affiliate, to engage in any market-making transactions in our Junior Stock or Parity Stock in the ordinary course of business.
       For any Dividend Period in which dividends are not paid in full upon the Preferred Stock and other Parity Stock having the same restrictions on the declaration and payment of dividends as the Preferred Stock, all dividends declared for such Dividend Period with respect to the Preferred Stock and such other Parity Stock shall be declared on a pro rata basis.
Dividends
       Dividends on shares of Preferred Stock will not be mandatory. Holders of the Preferred Stock will be entitled to receive, if, when, and as declared by our board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $100,000 per share of Preferred Stock. These dividends will be payable on the following dates, or “Dividend Payment Dates”: (1) if the Preferred Stock is issued prior to March 15, 2011, semi-annually in arrears on each March 15 and September 15 through March 15, 2011 and (2) from and including the later of March 15, 2011 and the date of issuance, quarterly in arrears on each March 15, June 15, September 15 and December 15 (or, in the case of this clause (2) if such day is not a business day, the next business day). We refer to the period from and including the date of issuance of the Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date as a “Dividend Period.” For any Dividend Period ending prior to March 15, 2011, dividends will accrue at a rate per annum equal to 5.80%, which is the same rate as the combined rate at which Contract Payments and interest on the Junior Subordinated Notes would have accrued, and for any Dividend Period ending after March 15, 2011, dividends will accrue at a rate per annum equal to the greater of (x) Three-Month LIBOR for the related Dividend Period plus 0.93% and (y) 5.56975%. In the case that any date on which dividends are payable on the Preferred Stock is not a business day, then payment of the dividend payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay. The record date for payment of dividends on the Preferred Stock will be the last day of the immediately preceding calendar month during which the Dividend Payment Date falls. The amount of dividends payable for any Dividend

Period prior to the later of March 15, 2011 and the Stock Purchase Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months and dividends for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed.
       “Three-Month LIBOR” means, with respect to any Dividend Period beginning on or after the later of March 15, 2011 and the Stock Purchase Date, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day preceding the first day of that Dividend Period. If the rate described above does not appear on Telerate Page 3750, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by us, at approximately 11:00 a.m., London time, on the second London Banking Day preceding the first day of that Dividend Period. Wachovia Bank, N.A., as calculation agent for the Preferred Stock, will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York, New York, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if the banks selected by the calculation agent to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the Preferred Stock been outstanding. The calculation agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be on file at our principal offices, will be made available to any holder of Preferred Stock upon request and will be final and binding in the absence of manifest error.
       “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.
       “Telerate Page 3750” means the display page so designated on the Moneyline/ Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).
       The right of holders of Preferred Stock to receive dividends is non-cumulative. If our board of directors does not declare a dividend on the Preferred Stock or declares less than a full dividend in respect of any Dividend Period, the holders of the Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for that Dividend Period, and we will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to the Preferred Stock, Parity Stock, Junior Stock or any other class or series of our authorized preferred stock.
       When dividends are not paid in full upon the Preferred Stock and any other Parity Stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current Dividend Period per share on the Preferred Stock, and accrued dividends, including any accumulations on such Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears. If we determine not to pay any dividend or a full dividend, we will provide prior written notice to the Property Trustee, who will notify holders of Normal WITS and Stripped WITS, if then outstanding, and the administrative trustees.

       We have agreed not to make any payment of principal of or interest on, repay or redeem any debt securities ranking pari passu or junior to the junior subordinated debentures issued under various indentures if, at that time, there is a default under the applicable indenture or we have delayed interest payments thereon. Currently, there is $3.1 billion aggregate principal amount of junior subordinated debentures outstanding under these indentures.
       We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to North Carolina state laws relating to the payment of dividends.
Redemption
       So long as full dividends on all outstanding shares of Preferred Stock for the then-current Dividend Period have been paid or declared and a sum sufficient for the payment thereof set aside, we, at the option of our board of directors, may redeem the Preferred Stock in whole or in part at any time on or after the later of March 15, 2011 and the Stock Purchase Date. Any such redemption shall be at the redemption price of $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then current Dividend Period to the redemption date. If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the Preferred Stock to be redeemed will be selected either pro rata from the holders of record of the Preferred Stock in proportion to the number of Preferred Stock held by such holders or by lot or in such other manner as our board of directors may determine to be fair and equitable.
       Subject to this section, our board of directors will have the full power and authority to prescribe the terms and conditions upon which Preferred Stock will be redeemed from time to time. We will mail notice of every redemption of Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Preferred Stock to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Preferred Stock is held in book-entry form through DTC, we may give such notice in any manner permitted by DTC. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of Preferred Stock designated for redemption will not affect the redemption of any other Preferred Stock. If we redeem the Preferred Stock, the Trust, as holder of the Preferred Stock, will redeem the corresponding Normal WITS as described under “Description of the WITS — Mandatory Redemption of Normal WITS upon Redemption of Preferred Stock.”
       Each notice shall state:

•	the redemption date;

•	the number of shares of Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where the Preferred Stock are to be redeemed; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.
       All shares of Preferred Stock we redeem, purchase or acquire shall be cancelled and restored to the status of authorized but unissued shares of our authorized preferred stock, undesignated as to series.

Redemption or Repurchase Subject to Restrictions
       At or prior to the initial issuance of the Normal WITS, we will enter into a Declaration of Covenant, or “Declaration,” relating to the Normal WITS and the shares of Preferred Stock we will issue under the Stock Purchase Contracts. Our covenants in the Declaration run only to the benefit of holders of Covered Debt, as defined below, and are not enforceable by holders of WITS or Preferred Stock. However, those covenants could preclude us from repurchasing WITS or redeeming or repurchasing shares of Preferred Stock at a time we might otherwise wish to repurchase WITS or redeem or repurchase shares of Preferred Stock.
       In the Declaration, we covenant to repurchase the WITS or redeem or repurchase shares of Preferred Stock only if and to the extent that the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of (i) 133.33% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to such date from the issuance and sale of common stock of Wachovia plus (ii) 100% of the aggregate net cash we or our subsidiaries have received during the 180 days prior to such date from the issuance of other securities or combinations of securities that, among other things, are:

•	with limited exceptions (including for certain hybrid securities that are in form debt), pari passu with or junior to the Preferred Stock upon our liquidation, dissolution or winding-up;

•	perpetual, or have a mandatory redemption or maturity date that is not less than 40 years after the date of initial issuance of such securities; and

•	provide for dividends or other distributions that are either non-cumulative or, if cumulative, are subject to certain optional or mandatory deferral provisions and certain explicit replacement provisions.
The Federal Reserve has not approved as a tier 1 capital instrument, in connection with the issuance of the Normal WITS, any security or combination of securities having a mandatory deferral provision and there can be no assurance that the Federal Reserve at any future date will approve as a tier 1 capital instrument any security or combination of securities having a mandatory deferral provision.
       Our ability to raise proceeds from qualifying securities during the six months prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such times as well as the acceptability to prospective investors of the terms of such qualifying securities.
       Our covenants in the Declaration run in favor of persons that buy, hold or sell our indebtedness during the period that such indebtedness is “Covered Debt,” which is currently comprised of our Floating Rate Junior Subordinated Deferrable Interest Debentures Due January 15, 2027, owned of record by Wachovia Capital Trust II, the trust preferred securities of which have CUSIP No. 929768AA7. Other debt will replace our Covered Debt under the Declaration on the earlier to occur of (i) the date two years prior to the maturity of such existing Covered Debt or (ii) the date we give notice of a redemption of such existing Covered Debt such that the date such existing Covered Debt is repurchased in such an amount that the outstanding principal amount of such existing Covered Debt is or will become less than $100 million.
       The Declaration is subject to various additional terms and conditions and this description is qualified in its entirety by reference to the Declaration, a copy of the form of which is available upon request from us. The Declaration may be terminated if the holders of at least 51% by principal amount of each of the Covered Debt so agree, or if we no longer have outstanding any long-term indebtedness that qualifies as Covered Debt, without regard to whether such indebtedness is rated by a nationally recognized statistical rating organization.
       Subject to the Declaration and the terms of any preferred stock ranking senior to the Preferred Stock or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding shares of Preferred Stock by tender, in the open market or by private agreement.

Rights upon Liquidation
       In the event of Wachovia’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Preferred Stock at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $100,000 per share, plus any authorized, declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, out of our assets legally available for distribution to our stockholders, before any distribution is made to holders of our common stock or any securities ranking junior to the Preferred Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Preferred Stock upon liquidation and the rights of our depositors and other creditors. If the amounts available for distribution upon our liquidation, dissolution or winding-up are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and all stock ranking equal to the Preferred Stock, then the holders of each series of Preferred Stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. After the full amount of the Liquidation Preference is paid, the holders of Preferred Stock will not be entitled to any further participation in any distribution of our assets.
       For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.
       We have agreed not to make a liquidation payment relating to any of our capital stock, including the Preferred Stock, if, at that time, there are one or more defaults under various indentures or related guarantees from us or we have delayed interest payments on the junior subordinated debentures issued thereunder. Currently, there is $3.1 billion aggregate principal amount of junior subordinated debentures outstanding under these indentures.
Voting
       Holders of the Preferred Stock will not have any voting rights and will not be entitled to elect any directors, except as required by law and except for the special voting rights provided for below.
       Mandatory Voting Rights under North Carolina Law. North Carolina law attaches mandatory voting rights to classes or series of shares that are affected by certain amendments to the Articles of Incorporation, whether made by filing articles of amendment or by a merger or share exchange. The holders of the outstanding shares of a class or series are entitled to vote as a separate voting group on any amendment that would:

•	change the aggregate number of authorized shares of that class or series;

•	effect an exchange or reclassification of any shares of that class or series into shares of another class or series;

•	effect an exchange (or create a right of exchange) or reclassification of any shares of another class or series into shares of that class or series;

•	change the designation, rights, preferences, or limitations of any shares of that class or series;

•	change any shares of that class or series into a different number of shares of the same class or series;

•	create a new class or series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•	increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, would have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•	limit or deny an existing preemptive right of any shares of that class or series;

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on any shares of that class or series; or

•	change the corporation into a nonprofit corporation or a cooperative organization.
       These mandatory voting rights apply regardless of whether the change is favorable or unfavorable to the affected shares. Shares of two or more series of the same class must vote together as a single group with respect to any proposed amendment that would affect them in the same or a substantially similar manner. A mandatory voting right is also given to a class or series of shares for approval of a share dividend payable in the shares of that class or series on the shares of another class or series. If the Preferred Stock is required to vote as provided above, the Trust, as holder of the Preferred Stock, will vote the shares of Preferred Stock on such matter. Although holders of Normal WITS and Stripped WITS, if then outstanding, will not be entitled to vote on such matter, as holder of the Preferred Stock, the Property Trustee will not vote for or consent to any action or amendment with respect to which it is entitled to vote or consent without the consent of the holders of not less than a majority of the Normal WITS and Stripped WITS at the time outstanding, voting together as a single class. See “Description of the WITS — Voting Rights; Amendment of the Trust Agreement.”
       Shares of Preferred Stock are not entitled to vote after notice of redemption is given to the holders and a sum sufficient to redeem the shares has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the holders the redemption price on surrender of the shares.
Form
       The Preferred Stock will be issued only in fully registered form. No fractional shares will be issued unless the Trust is dissolved and we deliver the shares, rather than depositary receipts representing the shares, to the registered holders of the Normal WITS, or Stripped WITS if then outstanding. If the Trust is dissolved after the Stock Purchase Date and depositary receipts or shares of Preferred Stock are distributed to holders of Normal WITS, or Stripped WITS if then outstanding, we would intend to distribute them in book-entry form only and the procedures governing holding and transferring beneficial interests in the Preferred Stock, and the circumstance in which holders of beneficial interests will be entitled to receive certificates evidencing their shares or depositary receipts, will be as described under “Book-Entry System” below.
Title
       We, the transfer agent and registrar for the Preferred Stock, and any of their agents may treat the registered owner of the Preferred Stock, which shall be the Property Trustee unless and until the Trust is dissolved, as the absolute owner of that stock, whether or not any payment for the Preferred Stock shall be overdue and despite any notice to the contrary, for any purpose.
Transfer Agent and Registrar
       If the Trust is dissolved after the Stock Purchase Date and the shares of Preferred Stock or depositary receipts representing Preferred Stock are distributed to holders of Normal WITS, or Stripped WITS if then outstanding, we may appoint a transfer agent, registrar and dividend disbursement agent for the Preferred Stock. The registrar for the Preferred Stock will send notices to stockholders of any meetings at which holders of Preferred Stock have the right to vote on any matter.

DESCRIPTION OF CAPITAL STOCK OF WACHOVIA CORPORATION
       Pursuant to our Articles of Incorporation, our authorized capital stock consists of 3,550,000,000 shares, of which:

•	3,000,000,000 shares are designated as common stock, 1,553,000,000 shares of which were outstanding as of September 30, 2005;

•	10,000,000 shares are designated as preferred stock, no par value, none of which were outstanding as of September 30, 2005;

•	40,000,000 shares are designated as Class A preferred stock, no par value, none of which were outstanding as of September 30, 2005; and

•	500,000,000 shares are designated as Dividend Equalization Preferred shares, no par value, 97,000,000 of which were outstanding as of September 30, 2005.
Common Stock
General
       Our authorized common stock consists of 3,000,000,000 shares of common stock, par value $3.33 1/3 per share. As of September 30, 2005, 1,553,000,000 shares of common stock were issued and outstanding.
       Subject to the prior rights of any of our preferred stockholders, Class A preferred stockholders and depositary shareholders then outstanding, our common stockholders are entitled to receive such dividends as our board of directors may declare out of funds legally available for these payments. In the event of liquidation or dissolution, our common stockholders are entitled to receive our net assets remaining after paying all liabilities and after paying all of our preferred stockholders, Class A preferred stockholders, holders of our Dividend Equalization Preferred shares and depositary shareholders the full preferential amounts to which those holders are entitled.
       Subject to the prior rights of any of our preferred stockholders, Class A preferred stockholders and depositary shareholders, our common stockholders have all voting rights, each share being entitled to one vote on all matters requiring stockholder action and in electing directors. Our common stockholders have no preemptive, subscription or conversion rights. All of the outstanding shares of our common stock are fully paid and nonassessable.
Rights Plan
       Under our Shareholder Protection Rights Agreement, each outstanding common stock share has a right attached to it. This right remains attached unless a separation time occurs. At separation time, common stockholders will receive separate certificates for these rights. Each right entitles its owner to purchase at separation time one one-hundredth of a share of a participating series of Class A preferred stock for $105. This series of Class A preferred stock would have economic and voting terms similar to those of one common stock share. Separation time would generally occur at the earlier of the following two dates:

•	the tenth business day after any person commences a tender or exchange offer that, if completed, would entitle that person to 10% or more of our outstanding common stock or

•	the tenth business day after we publicly announce that a person has acquired beneficial ownership of 10% or more of our outstanding common stock.

       These rights will not trade separately from the shares of common stock until the separation time occurs, and may be exercised on the business day immediately after the separation time. The rights will expire at the earliest of:

•	the date on which our board of directors elects to exchange the rights for our common stock shares as described below,

•	the close of business on December 28, 2010, unless extended by our board of directors, or

•	the date on which the rights are terminated as described below.
       Once we publicly announce that a person has acquired 10% of our outstanding common stock, we can allow for rights holders to buy our common stock for half of its market value. For example, we would sell to each rights holder common stock shares worth $210 for $105 in cash. At the same time, any rights held by the 10% owner or any of its affiliates, associates or transferees will be void. In addition, if we are acquired in a merger or other business combination after a person has become a 10% owner, the rights held by stockholders would become exercisable to purchase the acquiring company’s common stock for half of its market value.
       In the alternative, our board of directors may elect to exchange all of the then outstanding rights for shares of common stock at an exchange ratio of two common stock shares for one right. Upon election of this exchange, a right will no longer be exercisable and will only represent a right to receive two common stock shares.
       If we are required to issue common stock shares upon the exercise of rights, or in exchange for rights, the board may substitute shares of participating Class A preferred stock. The substitution will be at a rate of two one-hundredths of a share of participating Class A preferred stock for each right exchanged.
       The rights may be terminated without any payment to holders before their exercise date. The rights have no voting rights and are not entitled to dividends.
       The rights will not prevent a takeover of us. The rights, however, may cause substantial dilution to a person or group that acquires 10% or more of common stock unless our board first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in our and our stockholders’ best interests because the rights can be terminated by the board before that transaction is completed.
       The Shareholder Protection Rights Agreement containing complete terms of the rights is described in our Annual Report on 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference in this prospectus, and the description above is qualified entirely by that document. A copy of this agreement can be obtained upon written request to Wachovia Bank, N.A., 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288-1153.
Other Provisions
       Our Articles of Incorporation and bylaws contain various provisions which may discourage or delay attempts to gain control of us. Our Articles of Incorporation include provisions:

•	classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

•	authorizing the board of directors to fix the size of the board between nine and 30 directors;

•	authorizing directors to fill vacancies on the board occurring between annual stockholder meetings, except that vacancies resulting from a director’s removal by a stockholder vote may only be filled by a stockholder vote;

•	providing that directors may be removed only for a valid reason and only by majority vote of shares entitled to vote in electing directors, voting as a single class;

•	authorizing only the board of directors, our Chairman or President to call a special meeting of stockholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to common stock; and

•	requiring an 80% stockholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.
       Our bylaws include specific conditions under which business may be transacted at annual stockholders’ meetings, and persons may be nominated for election as our directors at annual stockholders’ meetings.
       The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve has been given 60 days’ prior written notice of the proposed acquisition; and

•	within that time period, the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued;
or unless the acquisition otherwise requires Federal Reserve approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as us, would constitute the acquisition of control.
       In addition, any “company” would be required to obtain Federal Reserve approval before acquiring 25% or more of our outstanding common stock. If the acquirer is a bank holding company, this approval is required before acquiring 5% of the outstanding common stock. Obtaining “control” over us would also require Federal Reserve prior approval. “Control” generally means

•	the ownership or control of 25% or more of a bank holding company voting securities class,

•	the ability to elect a majority of the bank holding company’s directors, or

•	the ability otherwise to exercise a controlling influence over the bank holding company’s management and policies.
       Two North Carolina shareholder protection statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by these statutes. We elected not to be covered by these statutes.
       In addition, in certain instances the ability of our board to issue authorized but unissued shares of common stock, preferred stock or Class A preferred stock may have an anti-takeover effect.
       Existence of the above provisions could result in us being less attractive to a potential acquirer, or result in our stockholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.
Preferred Stock and Class A Preferred Stock
       Our authorized preferred stock consists of 10,000,000 shares of preferred stock, no par value, 40,000,000 shares of Class A preferred stock, no par value, and 500,000,000 Dividend Equalization Preferred shares, no par value. As of September 30, 2005, no shares of preferred stock and no shares of Class A preferred stock were issued and outstanding, and approximately 97 million Dividend Equalization

Preferred shares were issued and outstanding in connection with the merger of the former Wachovia Corporation and First Union Corporation.
       Under our Articles of Incorporation, the preferred stock and the Class A preferred stock may be issued from time to time in one or more series, upon board authorization and without stockholder approval. Within certain legal limits, the board is authorized to determine the voting powers, designation, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions, including any dividend rights, conversion rights, exchange rights, redemption rights, liquidation preferences, voting rights and the designation and number of shares and the terms and conditions of their issuance of any series of preferred stock or Class A preferred stock. Our board of directors, without stockholder approval, could authorize preferred stock or Class A preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common stockholders or other outstanding series of preferred stock or Class A preferred stock.

BOOK-ENTRY SYSTEM
       The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depositary for the WITS. The WITS will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each class of WITS, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. Immediately prior to the Remarketing Settlement Date or such other time as the Junior Subordinated Notes may be held by persons other than the Property Trustee, the Collateral Agent and the Custodial Agent, one or more fully registered global security certificates, representing the total aggregate principal amount of Junior Subordinated Notes, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. Likewise, in the event the Trust is dissolved after the Stock Purchase Date and prior to the redemption of the Preferred Stock, one or more fully registered global security certificates, representing the total aggregate number of shares of Preferred Stock, or if we issue depositary receipts to evidence the Preferred Stock in such circumstances, the total aggregate number of depositary receipts, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.
       The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in WITS, Preferred Stock or Junior Subordinated Notes, so long as the corresponding securities are represented by global security certificates.
       DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a participant. The rules applicable to DTC and its participants are on file with the SEC.
       Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners other than DTC or its nominee will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Trust Agreement and the Guarantee or the Indenture or, in the case of the Preferred Stock, entitled to the rights of holders thereof under our Articles of Incorporation. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
       In the event that:

•	DTC notifies us that it is unwilling or unable to continue as a securities depositary for the global security certificates and no successor securities depositary has been appointed within 90 days after this notice,

•	DTC at any time ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered to act as the securities depositary and no successor securities depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered,

•	an event of default has occurred and is continuing under the instrument governing the securities, or

•	we, in our sole discretion, determine that the global security certificates shall be so exchangeable, certificates for the relevant class or classes of securities will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.
       Upon the occurrence of any event described in the above paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the relevant registrar and transfer agent will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of the instrument or instruments governing the securities or, in the case of the Preferred Stock, entitled to the rights of holders thereof under our Articles of Incorporation.
       As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates, and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.
       All payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities.
       Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for exchanges of Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS and vice versa prior to the Remarketing Settlement Date, the redemption of the Capital WITS in exchange for Junior Subordinated Notes in connection with a successful Remarketing, the exchange of Normal WITS and Qualifying Treasury Securities for Stripped WITS, the disposition of Capital WITS in connection with a successful Remarketing and the Stripped WITS automatically becoming Normal WITS will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Collateral Agent, the Custodial Agent, the trustees of the Trust, the Indenture Trustee or the Guarantee Trustee, or any agent for us or any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to these beneficial ownership interests.
       Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.
       Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC’s rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.
       Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.
       DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Trust Agreement, the Guarantee, the Collateral Agreement, the Indenture or our Articles of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.
       Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.
       Except as described above, the global securities for any class of securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.
       The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, the Trust, the trustees of the Trust, the Collateral Agent, the Custodial Agent, any registrar and transfer agent, any paying agent or any agent of any of us or them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
       Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon its original issuance may be required to be made in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
       The following discussion summarizes certain of the U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of WITS. This summary deals only with the beneficial owner of a WITS that is:

•	a citizen or resident of the United States,

•	a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any State thereof (including the District of Columbia),

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons (as determined for U.S. federal income tax purposes) have the authority to control all of its substantial decisions (each, a “U.S. holder”).
       This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. This summary addresses only U.S. holders that purchase Normal WITS at initial issuance, and own WITS as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies, regulated investment companies or real estate investment trusts;

•	small business investment companies or S corporations;

•	investors that hold their WITS through a partnership or other entity that is treated as a partnership for U.S. federal tax purposes;

•	investors whose functional currency is not the U.S. dollar;

•	retirement plans or other tax-exempt entities, or persons holding the WITS in tax-deferred or tax-advantaged accounts;

•	investors holding WITS as part of a “straddle” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment; or

•	investors subject to the alternative minimum tax.
       This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the WITS. Persons considering the purchase of WITS should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of WITS arising under the laws of any other taxing jurisdiction.
       If you are not a U.S. holder, the following discussion does not apply to you and you should consult your own tax advisor.
Classification of the Trust
       Assuming full compliance with the terms of the Trust Agreement, in the opinion of Cadwalader, Wickersham & Taft LLP, the Trust will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Trust intends to treat itself as one or more grantor trusts and/or agency arrangements. By purchasing a WITS, you will be required to agree to treat the Trust as one or more grantor trusts and/or agency arrangements. Under this treatment, for U.S. federal income tax purposes, you will be treated as purchasing or owning an undivided beneficial ownership interest in the Stock Purchase Contracts, the Junior Subordinated Notes, the Qualifying Treasury Securities, the interest-bearing deposit with Wachovia Bank, N.A. and/or the Preferred Stock, as the case may be, and will be required to take into account your pro rata share of all the items of income, gain, loss, or deduction of the Trust corresponding to the class or classes of WITS certificates you own, each as described below. The character of the income included by you as a holder of WITS generally will reflect the character of the Trust’s income.
       Although the Trust intends to treat itself as one or more grantor trusts and/or agency arrangements, it is possible that the portion of a Stripped WITS that represents an interest in the Qualifying Treasury Securities could be treated as a partnership for U.S. federal income tax purposes. We do not expect such treatment to materially change your U.S. federal income tax treatment with respect to the WITS. The balance of this summary assumes that the Trust is treated as one or more grantor trusts and/or agency agreements.
Taxation of a Normal WITS
       Each Normal WITS will be treated for U.S. federal income tax purposes as an undivided beneficial ownership interest in (a) the corresponding $1,000 principal amount of Junior Subordinated Notes and (b) the corresponding 1/100th fractional interest in a Stock Purchase Contract, which represents the right to receive Contract Payments and the obligation to purchase one share of Preferred Stock on the Stock Purchase Date. Consequently, you should allocate your purchase price for the Normal WITS between your beneficial ownership interests in the two components in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial U.S. federal income tax basis in your interest in the underlying Junior Subordinated Notes and Stock Purchase Contracts. We will treat the fair market value of the $1,000 principal amount of Junior Subordinated Notes corresponding to one Normal WITS as $1,000 and the fair market value of a 1/100th fractional interest in a Stock Purchase Contract corresponding to one Normal WITS as $0 at the time of purchase. Holders of Normal WITS, by purchasing a WITS, will be required to agree to this allocation. This allocation is not, however, binding on the Internal Revenue Service (the “IRS”). The remainder of this summary assumes that this allocation of the purchase price will be respected for U.S. federal income tax purposes.
Taxation of the Junior Subordinated Notes
       Treatment of the Junior Subordinated Notes. The Junior Subordinated Notes will be treated as our indebtedness for U.S. federal income tax purposes. We intend to treat the Junior Subordinated Notes as “variable rate debt instruments” that are subject to the Treasury regulations that apply to “reset bonds” and which are issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Consistent with this treatment, we intend to treat the Junior Subordinated Notes, solely for purposes of the original issue discount rules of the Code, as if they mature on the date immediately preceding the Remarketing Settlement Date for an amount equal to the Remarketing Value. As a result, we intend to treat the Junior Subordinated Notes as issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. However, there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Junior Subordinated Notes, and therefore the U.S. federal income tax treatment of the Junior Subordinated Notes is unclear. See “— Possible Alternative Characterizations and Treatments” below.
       By purchasing a Normal WITS, you agree to treat the Junior Subordinated Notes as described above, unless the IRS requires you to treat the Junior Subordinated Notes differently. The balance of this summary generally assumes that the Junior Subordinated Notes are so treated. However, different treatments are possible. See “— Possible Alternative Characterizations and Treatments” below.

       Interest on the Junior Subordinated Notes. We intend to treat stated interest on the Junior Subordinated Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting. However, if we exercise our right to defer payments of stated interest on the Junior Subordinated Notes, we intend to treat the Junior Subordinated Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive.
       Tax Basis in the Junior Subordinated Notes. Under the treatment described above, your tax basis in the Junior Subordinated Notes will generally be equal to the portion of the purchase price for the Normal WITS allocated to your interest in the Junior Subordinated Notes (as described in “— Taxation of a Normal WITS”). However, if stated interest payments are deferred so that the Junior Subordinated Notes are deemed to be reissued with original issue discount, your tax basis in the Junior Subordinated Notes would be increased by the amounts of accrued original issue discount, and decreased by all payments on the Junior Subordinated Notes after such deemed reissuance.
       Sale, Exchange or Other Taxable Disposition of the Junior Subordinated Notes. You will recognize gain or loss on a sale, exchange or other taxable disposition of your interest in the Junior Subordinated Notes upon the sale or other taxable disposition of your Normal WITS or Capital WITS or upon a successful Remarketing of the Junior Subordinated Notes. The gain or loss that you recognize will be equal to the difference between the portion of the proceeds allocable to your interest in the Junior Subordinated Notes (less any accrued and unpaid interest) and your adjusted U.S. federal income tax basis in your interest in your Junior Subordinated Notes. Selling expenses (including the remarketing fee) incurred by you should reduce the amount of gain or increase the amount of loss you recognize upon a disposition of your interest in the Junior Subordinated Notes.
       Any gain that is recognized by you upon a sale, exchange or other taxable disposition of the Junior Subordinated Notes generally will be capital gain or loss, which will be long-term capital gain or loss if you held your interest in the Junior Subordinated Notes for more than one year immediately prior to such disposition. The deductibility of capital losses is subject to limitations.
       Possible Alternative Characterizations and Treatments. As mentioned above, there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Junior Subordinated Notes, and therefore the U.S. federal income tax treatment of the Junior Subordinated Notes is unclear and other alternative characterizations and treatments are possible. For example, it is possible that the Junior Subordinated Notes could be treated as “contingent payment debt instruments.” In that event, you would be required to accrue original issue discount income based on the “comparable yield” of the Junior Subordinated Notes. In general, the comparable yield of the Junior Subordinated Notes would be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the Junior Subordinated Notes. It is possible that the comparable yield of the Junior Subordinated Notes could exceed the stated interest rate, in which case you may be required to include in income amounts in excess of the stated interest payments on the Junior Subordinated Notes. In addition, if the Junior Subordinated Notes are treated as contingent payment debt instruments, any gain that you would recognize upon a sale, exchange or other taxable disposition of the Junior Subordinated Notes would generally be treated as ordinary interest income. Alternatively, even if the Junior Subordinated Notes are not treated as “contingent payment debt instruments,” they could be treated as issued with more than a de minimis amount of original issue discount and you could be required to accrue such original issue discount (regardless of your method of accounting) at a rate that exceeds stated interest on the Junior Subordinated Notes. You should consult your tax advisor concerning alternative characterizations and treatments of the Junior Subordinated Notes.

Taxation of the Stock Purchase Contracts
       There is no direct authority under current law that addresses the treatment of the Contract Payments, and their treatment is, therefore, unclear. We intend to report the Contract Payments as ordinary taxable income to you. Under this treatment, you should include the Contract Payments in income when received or accrued, in accordance with your regular method of tax accounting. The following discussion assumes that the Contract Payments are so treated. However, other treatments are possible. You should consult your tax advisor concerning the treatment of the Contract Payments.
       If we exercise our right to defer any Contract Payments and issue subordinated notes to the Trust in satisfaction of the Contract Payments, you should generally accrue original issue discount on the subordinated notes equal to the interest rate on the subordinated notes, regardless of your method of tax accounting and before receipt of that interest.
       If you dispose of a Normal WITS or Stripped WITS when the Stock Purchase Contracts have positive value, you will generally recognize gain equal to the sale proceeds allocable to the Stock Purchase Contracts. If you dispose of a Normal WITS or Stripped WITS when the Stock Purchase Contracts have negative value, you should generally recognize loss with respect to the Stock Purchase Contracts equal to the negative value of your interest in the Stock Purchase Contracts and should be considered to have received additional consideration for your interest in the Junior Subordinated Notes or Qualifying Treasury Securities, as the case may be, in an amount equal to such negative value. Gain or loss from the disposition of your interest in the Stock Purchase Contracts (upon your disposition of Normal WITS or Stripped WITS) generally will be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if you held the WITS for more than one year at the time of such disposition. The deductibility of capital losses is subject to limitations.
Taxation of the Interest-Bearing Deposit with Wachovia Bank, N.A.
       The interest-bearing deposit with Wachovia Bank, N. A. will be treated as a short-term obligation for U.S. federal income tax purposes. Interest payable on the interest-bearing deposit will be treated as “acquisition discount” for U.S. federal income tax purposes. If you are a cash basis taxpayer, you will report this acquisition discount when it is received, unless you elect to report the acquisition discount in income as it accrues on a straight line basis or as original issue discount. However, if you are a cash basis taxpayer that does not elect to report the acquisition discount in income currently, you may be required to defer deductions for any interest paid on indebtedness incurred or continued by you to purchase or carry the Normal WITS until the interest on the interest-bearing deposit is paid. If you are an accrual basis taxpayer, you will be required to report the acquisition discount on the interest-bearing deposit as it accrues on a straight line basis or, if you so elect, on a constant yield basis.
Acquisition and Taxation of the Preferred Stock
       Acquisition of Preferred Stock under the Stock Purchase Contracts. On the Stock Purchase Date, the Trust will purchase Preferred Stock pursuant to the Stock Purchase Contracts. You generally will not recognize gain or loss with respect to your Normal WITS or Stripped WITS on the purchase by the Trust of Preferred Stock under the Stock Purchase Contracts. Your aggregate initial U.S. federal income tax basis in your interest in the Preferred Stock received by the Trust under the Stock Purchase Contracts generally should equal your interest in the purchase price paid for such Preferred Stock plus the amount, if any, of any Contract Payments included in your income but not received. The holding period for Preferred Stock received under a Stock Purchase Contract will commence on the date following the acquisition of such Preferred Stock and, consequently, your holding period in your interest in the Preferred Stock (evidenced by Normal WITS) will not include the period you held your Normal WITS prior to and including the Stock Purchase Date.
       Dividends on the Preferred Stock. Any distribution with respect to Preferred Stock that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received by the Trust and distributed to you as holder of a Normal WITS after the Stock Purchase Date. Any such dividend will be eligible for the dividends received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2009 are generally taxable at preferential rates if the holder holds its interest in the Preferred Stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets certain other requirements. Distributions in excess of our current and accumulated earnings and profits are treated first as a non-taxable return of capital to the extent of your basis in the Preferred Stock, and then as capital gain. Upon a redemption by us of the Preferred Stock, you will recognize capital gain or loss equal to the amount received over your adjusted tax basis in the Preferred Stock. Your adjusted tax basis in the Preferred Stock at the time of any such redemption should generally equal your initial tax basis in the Preferred Stock at the time of purchase, reduced by the amount of any cash distributions that are not treated as dividends. Such capital gain or loss generally will be long-term capital gain or loss if you held the Normal WITS for more than one year following the Stock Purchase Date.
       Disposition of Normal WITS Corresponding to Preferred Stock. Upon a disposition after the Stock Purchase Date of Normal WITS corresponding to Preferred Stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in your interest in the Preferred Stock. Such capital gain or loss generally will be long-term capital gain or loss if you held the Normal WITS for more than one year following the Stock Purchase Date. The deductibility of capital losses is subject to limitations.
Separation and Recreation of Normal WITS
       Exchange of Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS. You will generally not recognize gain or loss upon an exchange of Normal WITS and Qualifying Treasury Securities for Stripped WITS and Capital WITS. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Qualifying Treasury Securities (as described below) and your interest in the Junior Subordinated Notes, as well as your interest in the Stock Purchase Contracts, and your adjusted tax bases in and your holding period of the Qualifying Treasury Securities and your interest in the Stock Purchase Contracts (as evidenced by your Stripped WITS) and your interest in the Junior Subordinated Notes (as evidenced by your Capital WITS) will not be affected by such delivery and exchange.
       Taxation of Stripped WITS. Distributions on Stripped WITS prior to the Stock Purchase Date will consist of Contract Payments on the corresponding interest in the Stock Purchase Contracts and distributions of the excess of the proceeds of maturing Qualifying Treasury Securities over the cost of replacing those Qualifying Treasury Securities at maturity.
       The treatment of the Stock Purchase Contracts is described above under “— Taxation of a Normal WITS” and “— Taxation of the Stock Purchase Contracts.”
       Taxation of the Qualifying Treasury Securities. If you hold a Stripped WITS, upon the maturity of the Qualifying Treasury Securities you exchanged for your Stripped WITS, the Trust will purchase replacement Qualifying Treasury Securities. It is expected that the Qualifying Treasury Securities designated for the creation of Stripped WITS will have an original term of one year or less. To the extent that the Qualifying Treasury Securities purchased as replacement Qualifying Treasury Securities have an original term of one year or less, they will be treated as short-term obligations. In general, if you are a cash basis taxpayer, you will not be required to report your allocable share of the difference between the amounts payable on a Qualifying Treasury Security that is a short-term obligation over its issue price (“acquisition discount”) until the amounts are paid, unless you so elect to report the acquisition discount in income as it accrues on a straight line basis or as original issue discount. However, if you are a cash basis taxpayer that does not elect to report the acquisition discount in income currently, you may be required to defer deductions for any interest paid on indebtedness incurred or continued by you to purchase or carry the Stripped WITS to the extent the Qualifying Treasury Securities constitute short-term obligations until the interest on such Qualifying Treasury Securities is paid. If you are an accrual basis taxpayer, you will be required to report acquisition discount on a Qualifying Treasury Security as it accrues on a straight-line basis unless you elect to treat the acquisition discount as original issue discount under a constant yield method.
       If and to the extent that the replacement Qualifying Treasury Securities have an original term in excess of one year, you will be required to report your allocable share of any original issue discount on such Qualifying Treasury Securities. Original issue discount on the Qualifying Treasury Securities will accrue on a constant yield method, regardless of your method of tax accounting.
       You should generally not be additionally taxed upon the distribution of any excess of the proceeds from maturing Qualifying Treasury Securities over the cost of replacing those Qualifying Treasury Securities.
       You should consult your tax advisor regarding your tax treatment in respect of any Qualifying Treasury Securities, and any elections with respect to them.
       Recreation of Normal WITS. If you exchange a Stripped WITS and a Capital WITS for a Normal WITS and the pledged Qualifying Treasury Securities, you will generally not recognize gain or loss upon the exchange. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Qualifying Treasury Securities and Junior Subordinated Notes, and your adjusted tax bases in and your holding period of the Qualifying Treasury Securities and your interests in the Junior Subordinated Notes and the Stock Purchase Contracts will not be affected by such exchange.
Sales, Exchanges or Other Taxable Dispositions of WITS
       Upon a sale, exchange or other taxable disposition of a WITS, you will be treated as having sold, exchanged or disposed of your pro rata interest in (i) the Stock Purchase Contracts and the Junior Subordinated Notes or the interest-bearing deposit with Wachovia Bank, N.A. (in the case of a Normal WITS), (ii) the Stock Purchase Contracts and Qualifying Treasury Securities (in the case of a Stripped WITS) or (iii) the Junior Subordinated Notes (in the case of Capital WITS). In the case of Normal WITS or Stripped WITS, the proceeds realized in such disposition should be allocated between the related Stock Purchase Contracts and the related Junior Subordinated Notes, pro rata portion of the deposit or Qualifying Treasury Securities, as the case may be, in proportion to their respective fair market values at the time of disposition. In the case of Capital WITS, all of the proceeds received in such disposition should be allocated to the related Junior Subordinated Notes. Your treatment upon a sale, exchange or other taxable disposition of the Junior Subordinated Notes (upon a sale, exchange or other taxable disposition of a Normal WITS or Capital WITS) is described in “— Taxation of a Normal WITS” and “— Taxation of the Junior Subordinated Notes — Sale, Exchange or Other Taxable Disposition of the Junior Subordinated Notes,” your treatment upon a sale, exchange or other taxable disposition of Stock Purchase Contracts (upon a sale, exchange or other taxable disposition of a Normal WITS or Stripped WITS) is described in “— Taxation of a Normal WITS” and “— Taxation of the Stock Purchase Contracts” and your treatment upon a sale, exchange or other taxable disposition of the Qualifying Treasury Securities (upon a sale, exchange or other taxable disposition of a Normal WITS or Stripped WITS) is described in “— Separation and Recreation of Normal WITS — Taxation of the Qualifying Treasury Securities.”
Dissolution of the Trust
       Under certain circumstances (including a termination of the Stock Purchase Contracts), we may dissolve the Trust and distribute the trust assets to the holders of WITS. A distribution of trust assets (Junior Subordinated Notes, Preferred Stock, interest in the interest-bearing deposit or Qualifying Treasury Securities, as the case may be) to you as a holder of WITS upon the dissolution of the Trust will not be a taxable event to you for U.S. federal income tax purposes, and your tax basis in the Junior Subordinated Notes, Qualifying Treasury Securities or shares of Preferred Stock received generally will be the same as your tax basis in your interest in the related trust assets. Your holding period in the Junior Subordinated

Notes or shares of Preferred Stock received generally would include your holding period in the related WITS.
       If the Stock Purchase Contracts terminate, you will recognize a capital loss equal to the amount, if any, of Contract Payments included in your income but not paid at the time of such termination. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
       In general, you will be subject to backup withholding with respect to payments made on your WITS and the proceeds received from the sale of your WITS unless:

•	you (1) are an entity (including a corporation or a tax-exempt entity) that is exempt from backup withholding and, when required, demonstrate this fact or (2) provide your Taxpayer Identification Number (“TIN”) (which, if you are an individual, would be your Social Security Number),

•	you certify that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are exempt from backup withholding,

•	you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or you have been notified by the IRS that you are no longer subject to backup withholding, and

•	you otherwise comply with the applicable requirements of the backup withholding rules.
       In addition, such payments or proceeds received by you if you are not a corporation or tax-exempt organization will generally be subject to information reporting requirements.
       Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS.

ERISA CONSIDERATIONS
       The following is a summary of certain considerations associated with the acquisition and holding of the Normal WITS, and the Stripped WITS and Capital WITS for which they may be exchanged, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Keogh plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).
General Fiduciary Matters
       Each fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in Normal WITS, or the exchange of Normal WITS for Stripped WITS and Capital WITS. Among other factors, the fiduciary should consider whether the investment is consistent with the documents and instruments governing the Plan and whether the investment would satisfy the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and the Code. Any insurance company proposing to invest assets of its general account in Normal WITS, or to exchange Normal WITS for Stripped WITS and Capital WITS, should consult with its counsel concerning the potential application of ERISA to such investments.
Prohibited Transaction and Related Issues
       Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. We, the trustees of the Trust or the Collateral Agent may be considered a party in interest or disqualified person with respect to a Plan to the extent we or any of our affiliates are engaged in businesses which provide services to Plans.
       A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code. It is possible, however, that a governmental plan may be subject to other federal, state or local laws that contain fiduciary and prohibited transaction provisions substantially similar to those under Title I of ERISA and Section 4975 of the Code (“Similar Laws”).
       The U.S. Department of Labor has issued a regulation with regard to the circumstances in which the underlying assets of an entity in which Plans acquire equity interests will be deemed to be plan assets (the “Plan Asset Regulation”). Under this regulation, for purposes of ERISA and Section 4975 of the Code, the assets of the Trust would be deemed to be “plan assets” of a Plan whose assets were used to acquire the Normal WITS, Stripped WITS or Capital WITS, if the WITS were considered to be equity interests in the Trust and no exception were applicable under the Plan Asset Regulation. The Plan Asset Regulation defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although it is not free from doubt, the Normal WITS, Stripped WITS and Capital WITS should be treated as equity interests in the Trust for purposes of the Plan Asset Regulation.
       An exception to plan asset status is available, however, under the Plan Asset Regulation in the case of a class of equity interests that are (i) widely held, i.e., held by 100 or more investors who are independent of the issuer and each other, (ii) freely transferable, and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred (the “Publicly Offered Securities Exception”). Although no assurance can be given, the underwriters believe that the Publicly Offered Securities Exception will be applicable to the Normal WITS offered hereby. Accordingly, the assets of the Trust should not be treated as the assets of any Plan that holds the Normal WITS.
       No assurance can be given, however, that the Publicly Offered Securities Exception will be applicable to Stripped WITS or Capital WITS that a Plan might acquire in exchange for Normal WITS, because the Stripped WITS or the Capital WITS may not meet at all times the requirement that they be widely held. Moreover, no assurance can be given that any other exception to plan asset status under the Plan Asset Regulation will be applicable to the Stripped WITS or the Capital WITS. Accordingly, it is possible that the Stock Purchase Contract and any Treasury securities beneficially owned by the Trust (or, after the Stock Purchase Date, the Preferred Stock) could be treated proportionately as plan assets of any Plan holding Stripped WITS, and the Junior Subordinated Notes beneficially owned by the Trust could be treated proportionately as plan assets of any Plan holding Capital WITS.
       If the assets of the Trust were deemed to be “plan assets” under ERISA, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to transactions engaged in by the Trust and the treatment of any person who exercises any authority or control with regard to the management or disposition of the assets of the Trust as a fiduciary of Plan investors. In this regard, if any person with discretionary responsibility with respect to the Trust assets were affiliated with us, any such discretionary actions taken with respect to such assets could be deemed to constitute a prohibited transaction under ERISA or the Code (e.g., the use of such fiduciary responsibility in circumstances under which such person has an interest that may conflict with the interests of the Plans for which they act). In order to reduce the likelihood of any such prohibited transaction, any Plan that acquires Stripped WITS or Capital WITS will be deemed to have (i) directed the Trust to invest in the Stock Purchase Contract, Treasury securities, Preferred Stock and/or Junior Subordinated Notes, as applicable, and (ii) appointed the Trustees.
       In addition, and whether or not the assets of the Trust are considered to be “plan assets” of Plans investing in the WITS, the acquisition and holding of the Normal WITS, Stripped WITS or Capital WITS with “plan assets” of a Plan could result in a direct or indirect prohibited transaction. The Department of Labor has issued several prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding and disposition of WITS. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers.
       Accordingly, any purchaser or holder of Normal WITS or any interest therein, and any person who acquires Stripped WITS or Capital WITS in exchange for Normal WITS, will be deemed to have represented and warranted by its acquisition and holding thereof that either (A) it is not a Plan, or a governmental plan subject to any Similar Law, and it is not acquiring the Normal, Stripped or Capital WITS, as applicable, on behalf of or with “plan assets” of any such Plan or governmental plan or (B) its acquisition and holding of the Normal, Stripped or Capital WITS, as applicable, either (i) qualifies for exemptive relief under PTCE 84-14, 90-1, 91-38, 95-60 or 96-23 or another applicable statutory or administrative exemption or (ii) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental plan, a violation of any Similar Law).
       Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Normal WITS, or exchanging Normal WITS for Stripped WITS and Capital WITS, on behalf of or with “plan assets” of any Plan or governmental plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

UNDERWRITING
       We, the Trust and the underwriters named below have entered into an underwriting agreement, dated January 25, 2006, with respect to the Normal WITS. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Normal WITS indicated in the following table. Wachovia Capital Markets, LLC and Goldman, Sachs & Co. are the representatives of the underwriters.

Number of Normal
Underwriters	WITS

Wachovia Capital Markets, LLC	1,728,000
Goldman, Sachs & Co.	760,000
Loop Capital Markets, LLC	6,000
Samuel A. Ramirez & Company, Inc.	6,000

Total	2,500,000

       The underwriters are committed to take and pay for all of the Normal WITS being offered, if any are taken.
       In view of the fact that the proceeds from the sale of the Normal WITS and Trust Common Securities will be used to purchase the Junior Subordinated Notes issued by us, the underwriting agreement provides that we will pay as compensation for the underwriters’ arranging the investment therein of such proceeds the following amounts for the account of the underwriters.

Paid by
Wachovia

Per Normal WITS	$25
Total	$62,500,000
       The Normal WITS sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Normal WITS sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $10.00 per Normal WITS. Any such securities dealers may resell any Normal WITS purchased from the underwriters to certain other brokers or dealers at a discount of up to $5.00 per Normal WITS from the initial public offering price. If all the Normal WITS are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.
       Application will be made to list the Normal WITS on the New York Stock Exchange under the symbol “WBTP.” Neither the Stripped WITS nor the Capital WITS will initially be listed. However, if the Stripped WITS or the Capital WITS are separately traded to a sufficient extent so that applicable exchange listing requirements are met, we may list the Stripped WITS or the Capital WITS on the same exchange as the Normal WITS are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so. The Normal WITS are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the Normal WITS but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Normal WITS, the Stripped WITS or the Capital WITS.
       In connection with this offering, the underwriters may purchase and sell the Normal WITS in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Normal WITS than they are required to purchase in this offering. Stabilizing transactions consist of certain bids for or purchases of Normal WITS made by the underwriters in the open market prior to the completion of this offering.

       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Normal WITS sold by or for the account of such underwriter in stabilizing or short covering transactions.
       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Normal WITS, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Normal WITS. As a result, the price of the Normal WITS may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in over-the-counter market or otherwise.
       We have agreed for a period from the date of this prospectus continuing to and including the later of February 1, 2006 and the completion of the distribution but in any event not later than March 3, 2006, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Normal WITS (except for (x) the Normal WITS offered hereby and (y) any securities to be offered in an exchange offer or similar transaction in respect of securities outstanding on the date hereof, in each case including any guarantee of such securities), any other beneficial interests in the assets of the Trust (other than the Trust Common Securities), any similar security issued by another trust or other limited purpose vehicle, or any debt securities or preferred stock of Wachovia, as the case may be, that are substantially similar to the Normal WITS or any of the Capital WITS, the Stripped WITS, the Junior Subordinated Notes, the Guarantee, the Stock Purchase Contracts or the Preferred Stock (including any guarantee of such securities) or any securities that are convertible into or exchangeable for or that represent the right to receive preferred securities or any such substantially similar securities of either the Trust, a similar trust or Wachovia without the prior written consent of the representatives of the underwriters.
       Each of the underwriters has represented and agreed that:

•	it has not made or will not make an offer of Normal WITS to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by Wachovia of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA Order 2005 or in circumstances in which section 21 of the FSMA does not apply to Wachovia; and

•	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Normal WITS in, from or otherwise involving the United Kingdom.
       In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Normal WITS to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Normal WITS that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Normal WITS to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
       For the purposes of this provision, the expression an “offer of Normal WITS to the public” in relation to any Normal WITS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Normal WITS to be offered so as to enable an investor to decide to purchase or subscribe the Normal WITS, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
       The Normal WITS may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Normal WITS may be issued, whether in Hong Kong or elsewhere that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Normal WITS that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
       This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Normal WITS may not be circulated or distributed, nor may the Normal WITS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
       Where the Normal WITS are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Normal WITS under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
       The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
       We estimate that our total out-of-pocket expenses of this offering, excluding underwriting commissions, will be approximately $1,000,000.
       We and the Trust have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
       Wachovia Capital Markets, LLC is an indirect, wholly-owned subsidiary of Wachovia. We conduct our retail brokerage investment banking, institutional and capital markets businesses through our various bank, broker-dealer and nonbank subsidiaries, including Wachovia Capital Markets, LLC, under the trade name “Wachovia Securities.” Unless otherwise mentioned or unless the context requires otherwise, any reference in this prospectus to “Wachovia Securities” means Wachovia Capital Markets, LLC, and does not mean Wachovia Securities, LLC, a broker-dealer subsidiary of Wachovia that is not participating in this offering.
       This prospectus may be used by Wachovia Securities or any other affiliate of ours in connection with offers and sales related to market-making or other transactions in the WITS and the Junior Subordinated Notes. Wachovia Securities or any other such affiliate of ours may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.
       The participation of Wachovia Securities in the offer and sale of the WITS will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., or “NASD,” regarding underwriting securities of an “affiliate.” No NASD member participating in offers and sales will execute a transaction in the Securities in a discretionary account without the prior specific written approval of such member’s customer. Any offerings of Normal WITS will be conducted in accordance with the provisions of Rule 2810 of the NASD Rules of Fair Conduct or any successor provision.
       In compliance with guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.
       From time to time, the underwriters engage in transactions with us in the ordinary course of business. The underwriters have performed investment banking services for us in the last two years and have received fees for these services.
VALIDITY OF SECURITIES
       The validity of the WITS will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for the Trust. The validity of the Junior Subordinated Notes and the Guarantee will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York, and the validity of the Preferred Stock will be passed upon for us by Ross E. Jeffries, Jr., Esq., Senior Vice President and Deputy General Counsel of Wachovia. The validity of the Junior Subordinated Notes, the Guarantee and the Preferred Stock will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York. Sullivan & Cromwell LLP will rely on the opinion of Mr. Jeffries as to matters of North Carolina law. Cadwalader, Wickersham & Taft LLP acted as our special tax counsel for this offering and regularly performs legal services for us. Certain members of Cadwalader, Wickersham & Taft LLP performing these services own shares of our common stock. Mr. Jeffries owns shares of our common stock and holds options to purchase additional shares of our common stock. Sullivan & Cromwell LLP regularly performs legal services for us. Certain members of Sullivan & Cromwell LLP performing these legal services own shares of our common stock.

EXPERTS
       The consolidated balance sheets of Wachovia Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, included in Wachovia’s 2004 Annual Report to Stockholders which is incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated by reference in this prospectus, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX OF DEFINED TERMS

Additional Distribution Date	10, 45, 47
administrative trustees	1, 36
Alternative Payment Mechanism	5, 73
Articles of Incorporation	57
business day	3, 44
Capital WITS	2, 45
Capital WITS Distribution Dates	10, 47
Capital WITS Mandatory Redemption Date	53
Code	107
Collateral Agent	6, 44
Collateral Agreement	44
Commercially Reasonable Efforts	73
Contract Payments	3, 65
corresponding assets	2
Covered Debt	97
Custodial Agent	6, 44
Declaration	22, 97
Delaware Trustee	1, 36
direct action	28
distribution	47
Distribution Date	10, 47
Distribution Period	10, 47
Dividend Payment Dates	6, 94
Dividend Period	6, 94
DTC	104
Early Remarketing	17, 79
Early Settlement Event	17, 80
ERISA	114
event of default	6, 83
Excess Proceeds Distributions	11, 49
Exchange Act	iii
Exchange Periods	3, 44
Failed Remarketing	18, 78
Federal Reserve	12
Fixed Rate Reset Cap	15, 78
Floating Rate Reset Cap	15, 78
Guarantee	23, 87
guarantee payments	87
Guarantee Trustee	87
holder	43, 71
Indenture	71
Indenture Trustee	71
Investment Company Act	60
IRS	108
JPMorgan Chase	44
Junior Stock	7, 94
Junior Subordinated Notes	2, 42
leverage capital ratio	17, 80
like amount	53, 56
Liquidation Preference	7, 93
London Banking Day	95
Market Disruption Event	74
NASD	119
Normal WITS	2, 43
Parity Stock	7, 94
Plan	114
Plan Asset Regulation	114
Pledged Securities	67
Preferred Stock	2, 43
Property Trustee	1, 36
PTCEs	115
Publicly Offered Securities Exception	115
Qualifying Treasury Securities	8
Regular Distribution Dates	10, 47
Remarketing	14, 51
Remarketing Agent	14, 76
Remarketing Agreement	14, 76
Remarketing Date	14, 76
Remarketing Settlement Date	14, 76
Remarketing Value	14, 77
Reset Rate	15, 77
Reset Spread	15, 77
SEC	iii
Securities Act	37
senior debt	4, 75
Similar Laws	114
Stock Purchase Contract	2, 42
Stock Purchase Contract Agreement	42
Stock Purchase Date	2, 43
Stripped WITS	2, 44
Successor Securities	59
Telerate Page 3750	95
Three-Month LIBOR	6, 95
tier 1 risk-based capital ratio	17, 80
TIN	113
total risk-based capital ratio	17, 80
Transfer Agent	44, 63
Trust	iii, 1, 36
Trust Agreement	36
Trust Common Securities	2, 36
Trust Event of Default	58
Trust Indenture Act	36
Trust securities	36
U.S. holder	107
Wachovia	iii
Wachovia Securities	iii, 119
WITS	37, 42

2,500,000 WITS
Wachovia Capital Trust III
5.80% Fixed-to-Floating Rate Normal
Wachovia Income Trust Securities
(liquidation amount $1,000 per security)
fully and unconditionally guaranteed,
as described herein, by
Wachovia Corporation

Sole Book-Running Manager
Wachovia Securities
Co-Managers
Goldman, Sachs & Co.
Loop Capital Markets, LLC
Ramirez & Co., Inc.
Prospectus dated January 25, 2006